                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                               ALLTEL Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                           [ALLTEL CORPORATION LOGO]
                               ALLTEL CORPORATION
                 One Allied Drive - Little Rock, Arkansas 72202
                            Telephone (501) 905-8000
                                 www.alltel.com

                                                                   March 4, 2002

Dear Stockholder:

The 2002 Annual Meeting of Stockholders of ALLTEL Corporation will be held on Thursday, April 25, 2002, for the purposes set forth in the accompanying notice. The matters to be voted upon are explained in the proxy statement included with the notice.

Please complete and return your proxy as promptly as possible or vote on the Internet or by telephone in accordance with the instructions set forth on the proxy card. Thank you for your assistance.

                                  Sincerely,

                                  /s/ Joe T. Ford
                                  Joe T. Ford
                                  Chairman and
                                  Chief Executive Officer

                               ALLTEL CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 2002

To the Stockholders of
ALLTEL Corporation:

     Notice Is Hereby Given That the 2002 Annual Meeting of Stockholders of ALLTEL Corporation ("ALLTEL") will be held in the ALLTEL Arena, One ALLTEL Arena Way (Washington Street Box Office Entrance), North Little Rock, Arkansas 72114, on Thursday, April 25, 2002, at 11:00 a.m. (local time), for the following purposes:

     1. To elect directors to the class whose term will expire in 2005.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof, including a stockholder proposal related to ALLTEL's employment opportunity policy.

     Appendix A to this proxy statement contains audited financial statements and certain other financial information required by the rules and regulations of the Securities and Exchange Commission. In addition, a copy of the Annual Report for the calendar year 2001 accompanies this proxy statement.

     Only holders of the Common Stock of record at the close of business on February 25, 2002, are entitled to notice of and to vote at the meeting or at any adjournment thereof; holders of unexchanged shares of companies previously acquired by ALLTEL are entitled to notice of the meeting and will be entitled to vote if they have exchanged those shares for ALLTEL shares by April 25, 2002.

Little Rock, Arkansas                            By Order of the Board of Directors,
March 4, 2002                                    FRANCIS X. FRANTZ,
                                                 Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

ALLTEL Corporation
One Allied Drive
Little Rock, Arkansas 72202

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ALLTEL Corporation ("ALLTEL") to be used at its 2002 Annual Meeting of Stockholders to be held on Thursday, April 25, 2002, and at any adjournment or adjournments thereof. Shares represented by properly executed proxies will be voted at the meeting. If a choice is specified by a stockholder, the proxy will be voted in accordance with that choice. Any proxy may be revoked at any time if it has not already been exercised.

     This Proxy Statement is being mailed to stockholders beginning on March 4, 2002.

     The close of business on February 25, 2002, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. On the record date, there were outstanding and entitled to vote 310,659,828 shares of Common Stock; up to 194,192 additional shares of Common Stock would be entitled to vote in the event unexchanged shares of companies previously acquired by ALLTEL were exchanged for ALLTEL shares by April 25, 2002.

     On all matters to be acted upon at the meeting, each share of Common Stock is entitled to one vote per share. Under Delaware law and ALLTEL's Restated Certificate of Incorporation, if a quorum is present at the meeting, the five nominees for election as directors for the term ending in 2005 who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote shall be elected directors for the term ending in 2005, and any other matters submitted to a vote of the stockholders, must be approved by the affirmative vote of the majority of shares present in person or by proxy and entitled to vote on the matter. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting will have the practical effect of voting against any of the other matters because the abstention results in one less vote for approval. Broker nonvotes on one or more matters will have no impact because they are not considered "shares present" for voting purposes.

                             ELECTION OF DIRECTORS

     The ALLTEL Board of Directors presently consists of fourteen members divided into three classes, two of which consist of five members and one of which consists of four members. Messrs. John R. Belk, Charles H. Goodman, Gregory W. Penske, Frank E. Reed, and Warren A. Stephens, currently members of the class whose term expires in 2002, are nominees for election at the 2002 Annual Meeting for the term ending in 2005. Following the election of directors at the 2002 Annual Meeting, the Board of Directors will consist of fourteen members divided into three classes, two of which will consist of five members (the class of 2003 and the class of 2005), and one of which will consist of four members (the class of 2004).

     Unless otherwise directed, the persons named in the accompanying form of proxy will vote that proxy for the election of the five persons named below, with each to hold office for a term of three years until the 2005 Annual Meeting or until his successor is elected and qualified. In case any nominee is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice. For each nominee and each director whose term expires in 2003 and 2004, there follows a brief listing of principal occupations for at least the past five years, other major affiliations, ALLTEL Board Committees, and age. The year in which each such person was initially elected as an ALLTEL director is also set forth below (which, in the case of each of Messrs. Joe T. Ford and Emon A. Mahony, is the year in which his directorship commenced with ALLTEL's predecessor company, Allied Telephone Company). Mr. Scott T. Ford is the son of Mr. Joe T. Ford.

--------------------------------------------------------------------------------

                          NOMINEES -- TERM ENDING 2005
--------------------------------------------------------------------------------


[John R. Belk          JOHN R. BELK, President of Finance, Systems & Operations of
Photo]                 Belk, Inc., Charlotte, North Carolina (a department store
                       retailer); prior to May 4, 1998, President and Chief
                       Operating Officer of Belk Stores Services, Inc.; prior to
                       February 24, 1997, Senior Vice President of Belk Stores
                       Services, Inc. Director of Ruddick Corporation and Bank of
                       America. Director of ALLTEL since 1996. Member of
                       Compensation and Audit Committees. Age 43.

[Goodman Photo]        CHARLES H. GOODMAN, Vice President of Henry Crown and
                       Company (a diversified investment company). Director of
                       General Dynamics Corporation. Director of ALLTEL since 1998.
                       Member of Audit, Pension Trust Investment, and Executive
                       Committees. Age 68.

[Penske Photo]         GREGORY W. PENSKE, President and Director of Penske
                       Automotive Group Inc., El Monte, California; Director of
                       Penske Corporation, Detroit, Michigan; Director of
                       International Speedway Corp., Daytona Beach, Florida.
                       Director of ALLTEL since July 2000. Member of Compensation
                       Committee. Age 39.

[Reed Photo]           FRANK E. REED, Retired; prior to July 1, 1998,
                       non-management Chairman of the Board of Directors of 360
                       degrees Communications Company; former President and Chief
                       Executive Officer of Philadelphia National Bank. Director of
                       Harleysville Group, Inc. Director of ALLTEL since 1998.
                       Chairman of Audit Committee and member of Pension Trust
                       Investment Committee. Age 66.

[Stephens Photo]       WARREN A. STEPHENS, Chairman of the Board, President, and
                       Chief Executive Officer of Stephens Inc. Director of ALLTEL
                       since January 24, 2002. Age 45.

--------------------------------------------------------------------------------

                         DIRECTORS -- TERM ENDING 2003
--------------------------------------------------------------------------------


[Joe T. Ford Photo]    JOE T. FORD, Chairman of the Board and Chief Executive
                       Officer of ALLTEL. Director of The Dial Corporation and
                       Textron Inc. Director of ALLTEL since 1960. Chairman of
                       Executive Committee. Age 64.

[Foster Photo]         DENNIS E. FOSTER, Retired; prior to June 30, 2000, Vice
                       Chairman of the Board of ALLTEL; prior to July 1, 1998,
                       President, Chief Executive Officer, and Director of 360
                       degrees Communications Company. Director of Salient 3
                       Corporation, Yellow Corp., and NiSource Inc. Director of
                       ALLTEL since 1998. Member of Executive Committee. Age 61.

[McConnell Photo]      JOHN P. MCCONNELL, Chairman and Chief Executive Officer and
                       Director of Worthington Industries, Inc., Columbus, Ohio
                       (engaged in metal processing and manufacturing). Director of
                       ALLTEL since 1994. Member of Compensation and Governance
                       Committees. Age 48.

[Natori Photo]         JOSIE C. NATORI, Chief Executive Officer of The Natori
                       Company, New York, New York (upscale fashion house with
                       offices in New York and Manila). Director of Manhattanville
                       College, the Educational Foundation of Fashion Industries
                       and The Philippine American Foundation. Trustee of Asia
                       Society & Asian Cultural Council. Director of ALLTEL since
                       1995. Member of Governance Committee. Age 54.

[Smith Photo]          FRED W. SMITH, Chairman of the Board of Trustees of the
                       Donald W. Reynolds Foundation, Las Vegas, Nevada. Director
                       of ALLTEL since 1999. Member of Audit Committee. Age 68.

--------------------------------------------------------------------------------

                         DIRECTORS -- TERM ENDING 2004
--------------------------------------------------------------------------------


[Scott T. Ford         SCOTT T. FORD, President and Chief Operating Officer of
Photo]                 ALLTEL; prior to July 1, 1998, President of ALLTEL; prior to
                       April 24, 1997, Executive Vice President of ALLTEL. Director
                       of ALLTEL since 1996. Age 39.

[Gellerstedt Photo]    LAWRENCE L. GELLERSTEDT, III, President and Chief Operating
                       Officer of The Integral Group, Atlanta, Georgia; prior to
                       January 1, 2001, Chairman of the Board of Children's
                       Healthcare of Atlanta; prior to May 8, 1998, Chairman, Chief
                       Executive Officer, President, and Director of American
                       Business Products, Inc., Atlanta, Georgia; prior to March
                       30, 1998, Chairman and Director of Beers Construction
                       Company, Atlanta, Georgia. Director of SunTrust Bank,
                       Atlanta, and Rock Tenn Company. Director of ALLTEL since
                       1994. Chairman of Compensation Committee and member of
                       Governance Committee. Age 45.

[Mahony Photo]         EMON A. MAHONY, JR., Chairman of the Board of Arkansas
                       Oklahoma Gas Corporation, Fort Smith, Arkansas; Vice
                       President, Secretary, and Director of Mahony Corporation;
                       Partner in EAM LLC. Director of ALLTEL since 1980. Chairman of Pension Trust Investment Committee and member of
                       Executive Committee. Age 60.

[Townsend Photo]       RONALD TOWNSEND, Communications Consultant, Jacksonville,
                       Florida. Director of Bank of America Corporation, Winn Dixie
                       Stores, and Rayonier. Director of ALLTEL since 1992.
                       Chairman of Governance Committee and member of Pension Trust
                       Investment Committee. Age 60.

     During 2001, there were eight meetings of ALLTEL's Board of Directors. All of the directors attended 75% or more of the meetings of the Board and Board Committees on which they served. The standing Committees of the Board are the Executive Committee, Audit Committee, Compensation and Equity Incentive Committee, Governance Committee, and Pension Trust Investment Committee. The functions of the Audit, Compensation, and Governance Committees are described below.

     The Audit Committee held four meetings during 2001. This Committee meets with ALLTEL's independent public accountants, internal auditors, financial executives, and general counsel; reviews the scope and results of audits by the internal auditors and the independent public accountants; recommends nomination of independent public accountants to the Board; reviews procedures for internal auditing; reviews management responses to audit reports; reviews the implementation of ALLTEL's compliance program; and reviews various other matters, including the adequacy of internal controls and security, application of new accounting rules, reporting of risks and contingencies, and other issues that may from time to time be of concern to the Committee or to the members of the Board.

     The Compensation Committee held five meetings during 2001, at which it reviewed and made recommendations to the Board with respect to fixing compensation of and benefits for ALLTEL's directors and principal officers. Members of the Compensation Committee serve as members of the Equity Incentive Committee, which met three times during the year.

     The Governance Committee held two meetings during 2001. The Governance Committee is responsible for making recommendations to the Board concerning the size and composition of the Board and its Committees and the selection of candidates as nominees for election as directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     Set forth below is certain information, as of February 25, 2002, with respect to any person known to ALLTEL to be the beneficial owner of more than 5% of any class of ALLTEL's voting securities, all of which are shares of Common
Stock:

                                NAME AND ADDRESS             AMOUNT AND NATURE         PERCENT OF
TITLE OF CLASS                OF BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP        CLASS
--------------             --------------------------    --------------------------    ----------
Common Stock               Capital Research and          16,824,900 shares (sole          5.4%
                           Management Company            voting and investment
                           333 South Hope Street         power)
                           Los Angeles, CA 90071
Common Stock               Stephens Group, Inc.          16,300,144 shares (sole          5.2%
                           111 Center Street             voting and investment
                           Little Rock, AR 72201         power)

     Set forth below is certain information, as of February 25, 2002, as to shares of each class of ALLTEL equity securities beneficially owned by each of the directors, each of the executive officers identified in the Summary Compensation Table on page 12, and by all directors and executive officers of ALLTEL as a group. Except as otherwise indicated by footnote, all shares reported below are shares of Common Stock, and the nature of the beneficial ownership is sole voting and investment power:

                              NAME OF                 AMOUNT AND NATURE      PERCENT OF CLASS
                          BENEFICIAL OWNER         OF BENEFICIAL OWNERSHIP   (IF 1% OR MORE)
                    ----------------------------   -----------------------   ----------------
DIRECTORS           John R. Belk                             41,339(a)               --
                    Dennis E. Foster                        296,698(a)               --
                    Lawrence L. Gellerstedt, III             51,825(a)               --
                    Charles H. Goodman                    8,061,061(a)(b)          2.59
                    Emon A. Mahony, Jr.                      97,427(a)(c)            --
                    John P. McConnell                        43,796(a)               --
                    Josie C. Natori                          41,170(a)               --
                    Gregory W. Penske                        18,498(a)               --
                    Frank E. Reed                            48,202(a)               --
                    Fred W. Smith                            62,864(a)               --
                    Warren A. Stephens                   14,542,836(a)(d)          4.68
                    Ronald Townsend                          19,202(a)               --
NAMED               Joe T. Ford                           1,392,780(e)               --
EXECUTIVE           Scott T. Ford                           546,408(e)               --
OFFICERS            Kevin L. Beebe                          354,190(e)               --
                    Jeffrey H. Fox                          389,511(e)               --
                    Francis X. Frantz                       290,173(e)               --
ALL DIRECTORS
AND EXECUTIVE
OFFICERS AS A
GROUP                                                    26,867,478(f)             8.65

---------------

(a) Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after February 25, 2002, as follows: John R. Belk (38,500); Dennis E. Foster (257,045); Lawrence L. Gellerstedt, III (41,725); Charles H. Goodman (28,500); Emon A. Mahony, Jr. (40,500); John P. McConnell (40,500); Josie C. Natori (40,038); Gregory W. Penske (16,500); Frank E. Reed (35,160); Fred W. Smith (23,000); Warren A. Stephens (10,000); and Ronald Townsend (18,500).

(b) The nature of the beneficial ownership is shared voting and investment power with respect to all of these shares. Mr. Goodman disclaims beneficial ownership of all these shares, except 22,350 shares owned by him and his pro rata share of 1,367,501 shares owned by a partnership in which he is a partner.

(c) Includes 2,595 shares held by Mr. Mahony's spouse, with respect to which Mr. Mahony has shared investment power and no voting power.

(d) Mr. Stephens disclaims beneficial ownership of 14,414,937 of these shares, except to the extent of his pecuniary interest in them.

(e) Includes shares that the indicated persons have the right to acquire (through the exercise of options) on or within 60 days after February 25, 2002, as follows: Joe T. Ford (669,000); Scott T. Ford (495,000); Kevin L. Beebe (346,917); Jeffrey H. Fox (378,800); and Francis X. Frantz (226,000).

(f) Includes a total of 3,248,742 shares that members of the group have the right to acquire (through the exercise of options) on or within 60 days after February 25, 2002.

                         COMPARATIVE STOCKHOLDER RETURN

     Set forth below is a line graph showing a five-year comparison of cumulative total stockholder return on Common Stock; the Standard & Poor's 500 Stock Index; and an index of a group of peer issuers consisting of the following companies: American Management Systems, Incorporated, AT&T Corp., BellSouth Corporation, CenturyTel, Inc., Broadwing Communications Inc., Electronic Data Systems Corp., SBC Communications Inc., Sprint FON Group, Verizon Communications Inc., and Qwest Communications International Inc., respectively. Bell Atlantic Corporation and GTE Corporation, which were formerly included in the index of peer issuers, have been removed as a result of their merger to create Verizon Communications, Inc. The returns of the group of peer issuers have been weighted according to their respective stock market capitalizations as of the last trading day of 2001.

                Comparison of Five-Year Cumulative Total Return*

                                  [LINE GRAPH]

-----------------------------------------------------------
                                                     PEER
                                ALLTEL    S&P 500    GROUP
-----------------------------------------------------------
Dec-96                          $100.00   $100.00   $100.00
Dec-97                           134.43    133.10    146.12
Dec-98                           199.66    170.82    209.87
Dec-99                           280.14    206.50    234.14
Dec-00                           215.90    187.86    189.23
Dec-01                           218.06    165.60    164.05
-----------------------------------------------------------

* Assumes that $100 was invested on the last trading day of 1996 and that all dividends were reinvested.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     This report provides information concerning determinations by the Compensation Committee (the "Committee") of ALLTEL's Board of Directors for compensation reported for 2001 with respect to ALLTEL's Chief Executive Officer and other executive officers, including the officers named in the Summary Compensation Table on page 12. The Committee is comprised entirely of independent, non-employee directors, none of whom has any "interlocking" relationships as defined for proxy statement disclosure purposes.

     The Committee reviewed compensation information from a group of 17 telecommunications and information services companies that compete in ALLTEL's principal lines of business and utilized regression analysis on that information to mitigate the impact of company size on compensation levels for the comparison group. This comparison group of 17 companies is not identical to the group of peer issuers identified in the Comparison of Five-Year Cumulative Total Return graph on page 7.

BASE SALARIES

     The Committee reviews the base salaries of ALLTEL's executive officers annually and positions each officer's base salary in relation to the mean of the comparison group having considered each officer's performance during the prior year (without assigning a precise weighting to the foregoing components). In 2001, ALLTEL's relative competitiveness with the comparison group increased marginally from 2000 with the mean base salary for the officer group approximately 6% above the corresponding mean base salaries of the comparison group. The Committee increased Mr. Joe T. Ford's salary for 2001 on the basis of the performance of ALLTEL's stock relative to the peer group of issuers identified in the Comparison of Five Year Cumulative Total Return graph on page 7 and a comparison of Mr. Ford's 2000 base salary to the mean base salary of chief executive officers of the comparison group (without assigning a precise weighting to the foregoing components). The Committee did not increase the base salaries of any of ALLTEL's executive officers for 2002.

ANNUAL INCENTIVES

     ALLTEL's Performance Incentive Compensation Plan (the "Incentive Plan") provides ALLTEL's executive officers with the opportunity to receive annual cash incentive payments (calculated as a percentage of each executive officer's base salary). The Incentive Plan is based exclusively on the achievement of an earnings per share objective from current businesses established by the Committee at the beginning of the year. The Committee establishes the criteria at three levels, "minimum", "mid-point", and "target". For 2001, the mid-point primary earnings per share objective from current businesses was $2.92. The Committee positions each officer's mid-point total direct compensation (base salary plus Incentive Plan payment), so that each officer's total direct compensation is at the 60th percentile of total direct compensation of corresponding officers of the comparison group. As reflected in the Summary Compensation Table, Mr. Joe T. Ford received a $1,250,000 payment under the Incentive Plan for 2001, which reflects ALLTEL's achievement of the financial performance criteria at the minimum level.

LONG TERM INCENTIVES

     ALLTEL's long term incentives for executive officers include payments under the Long-Term Performance Incentive Compensation Plan (the "Long-Term Incentive Plan") and stock option grants. The Long Term Incentive Plan provides ALLTEL's executive officers with the opportunity to receive cash incentive payments based on a three-year measurement period (calculated as a percentage of each executive officer's average annual salary during that three-year period). The Long-Term Incentive Plan is based exclusively on the achievement of the "minimum", "mid-point", or "target" earnings per share objective from current businesses during that three-year period. The mid-point earnings per share objective from current businesses (averaged over a three year period) for the three-year period of 1999-2001 was $2.54. The Committee believes the design of the Long-Term Incentive Plan focuses ALLTEL's executive officers on ALLTEL's long-term financial success.

     The Committee positions each officer's mid-point bonus opportunity under the Long-Term Incentive Plan so that each officer's net total compensation (base salary, Incentive Plan and Long-Term Incentive Plan payments and stock option grant) is at the 60th percentile of the net total compensation of the corresponding officers of the comparison group. As reflected in the Summary Compensation Table, Mr. Joe T. Ford received a $1,158,750 payment under the Long-Term Incentive Plan with respect to the three-year measurement period of 1999-2001, which reflects ALLTEL's achievement of the financial performance criteria at the target level.

     ALLTEL's stock option plans allow ALLTEL's executive officers to receive options to purchase shares of Common Stock at the market price on the date of grant. The Committee believes that stock option grants encourage and reward effective management, assist in the retention of valued executive officers, and align shareholder and management interests. The Committee determined the respective number of options granted to each officer during 2001 by considering the competitiveness of each officer's net total compensation in relation to the 60th percentile of the net total compensation of corresponding officers of the comparison group and the Committee's subjective judgment of the value of that officer's contribution to ALLTEL (without assigning a precise weighting to the components comprising that contribution). As reflected in the Summary Compensation Table, Mr. Joe T. Ford received 320,000 options in 2001.

DEDUCTIBILITY LIMITS

     Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to ALLTEL's Chief Executive Officer or to any other ALLTEL officer or executive whose individual compensation during the year would be required to be disclosed in ALLTEL's annual proxy statement by reason of being among ALLTEL's four highest compensated officers for the year (other than the Chief Executive Officer). This limitation on deductibility does not apply to certain compensation, including compensation that is payable solely on account of the attainment of one or more performance goals. The Committee's policy is generally to preserve the federal income tax deductibility of compensation and to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code; the Committee may, however, approve compensation that may not be deductible if the Committee determines that the compensation is in the best interests of ALLTEL.

                                The Compensation Committee

                                Lawrence L. Gellerstedt, III, Chairman
                                John R. Belk
                                John P. McConnell
                                Gregory W. Penske

                             AUDIT COMMITTEE REPORT

     This report provides information concerning the Audit Committee of the Board of Directors. The Audit Committee has adopted a written charter to govern its operations, a copy of which is attached to this proxy statement as Appendix
B. The Audit Committee is comprised entirely of independent directors, as defined and required by Section 303.01(B) of the New York Stock Exchange listing standards.

     In connection with its function to oversee and monitor ALLTEL's financial reporting process, the Audit Committee has reviewed and discussed with ALLTEL's management the audited financial statements for the year ended December 31, 2001; discussed with Arthur Andersen LLP, ALLTEL's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No. 90); and received and reviewed the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 and has discussed with Arthur Andersen LLP its independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2001, be included in Appendix A and in ALLTEL's 2001 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

                                  The Audit Committee

                                  Frank E. Reed, Chairman
                                  John R. Belk
                                  Charles H. Goodman
                                  Fred W. Smith

                            MANAGEMENT COMPENSATION

COMPENSATION OF DIRECTORS

     Directors who are not officers of ALLTEL receive $50,000 as an annual base fee and $1,500 for each Committee and Board meeting attended. Directors may elect to defer all or a part of their cash compensation under ALLTEL's deferred compensation plan for directors.

     Under the 1999 Nonemployee Directors Stock Compensation Plan, a portion of each nonemployee director's annual base fee is paid in restricted shares of Common Stock that are subject to forfeiture if the nonemployee director ceases to be a director prior to the first day of the following year for any reason other than death, disability, or retirement. The number of restricted shares of Common Stock issued to each nonemployee director is determined by dividing the market price of a share of Common Stock on the first business day of the year into the portion of the annual retainer that is to be paid in restricted shares. In 2001, 37.5% of the annual retainer was paid by the issuance of 302 restricted shares of Common Stock to each non-employee director. In 2002, 50% of the annual retainer is being paid by the issuance of 400 restricted shares. The Board of Directors may change the portion of the annual base fee payable in restricted shares of Common Stock, at least six months prior to the beginning of any year, and any nonemployee director may elect, at least six months prior to the beginning of any year, to receive restricted shares of Common Stock for a higher portion of the annual base fee than the portion fixed by the Board. Unless terminated earlier by the Board of Directors, the plan will continue until the 500,000 shares of Common Stock available under the plan have been issued and vested.

     Under the 1994 Stock Option Plan for Nonemployee Directors, as amended (the "Directors Plan" ), each nonemployee director automatically receives the initial grant of an option to purchase 10,000 shares of Common Stock on the date he or she first becomes a nonemployee director, at an exercise price equal to the closing market price of the Common Stock on that date. The Director Plan also provides for the automatic grant, following the conclusion of each annual meeting of stockholders, of an option to purchase 6,500 shares of Common Stock to each nonemployee director (other than a director who was elected at an annual meeting). The option price of options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted and is payable in cash, already-owned Common Stock, or a combination of both. The options vest and become exercisable on the day immediately preceding the next annual meeting of stockholders following the date of grant or, if earlier, on the death or disability of the holder or the occurrence of a "change of control." If a person ceases to be a nonemployee director, all vested options held by the person continue to be exercisable for a period of six months or the earlier expiration of the ten-year term of the option. Any options that have not vested by the time the person ceases to be a nonemployee director may not thereafter be exercised. The Director Plan will continue until the 1,000,000 shares of Common Stock available under the plan are issued, unless the plan is earlier terminated by the Board of Directors.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

     The following table shows the compensation, for each of the last three years, of ALLTEL's Chief Executive Officer and of ALLTEL's other four most highly compensated executive officers who were serving as executive officers on December 31, 2001:

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                               ANNUAL COMPENSATION                 COMPENSATION
                                                       -----------------------------------   -------------------------
                                                                                               AWARDS        PAYOUTS
                                                                                             -----------   -----------
                                                                                  OTHER                     LONG-TERM
                                                                                  ANNUAL     SECURITIES     INCENTIVE    ALL OTHER
                                                                                 COMPEN-     UNDERLYING       PLAN        COMPEN-
NAME                   PRINCIPAL POSITION       YEAR   SALARY ($)   BONUS ($)   SATION ($)   OPTIONS (#)   PAYOUTS ($)   SATION ($)
----                   ------------------       ----   ----------   ---------   ----------   -----------   -----------   ----------
Joe T. Ford           Chairman and CEO          2001   1,000,000    1,250,000      -0-         320,000      1,158,750     189,255(a)
                      Chairman and CEO          2000     825,000    1,237,500      -0-         625,000        778,750     118,520
                      Chairman and CEO          1999     750,000    1,012,500      -0-         125,000        717,500     131,783
Scott T. Ford         President and COO         2001     850,000    1,020,000      -0-         250,000        752,500      94,146(b)
                      President and COO         2000     700,000      945,000      -0-         575,000        525,000      79,580
                      President and COO         1999     600,000      720,000      -0-         100,000        427,500      79,699
Kevin L. Beebe        Group President --        2001     550,000      467,500      -0-         110,000        412,500      61,104(b)
                      Communications Group
                      President  --             2000     500,000    1,562,500      -0-         425,000        325,000     105,158
                      Communications Group
                      President  --             1999     450,000    1,938,750      -0-         250,000        300,000     150,599
                      Communications
Jeffrey H. Fox        Group President  --       2001     550,000      467,500      -0-         110,000        412,500      78,441(b)
                      Information Services
                      Group President  --       2000     500,000      562,500      -0-         425,000        371,250      78,909
                      Information Services
                      Group President  --       1999     450,000      219,375      -0-         100,000        316,250      53,967
                      Information Services
Francis X. Frantz     Exec. Vice President      2001     450,000      360,000      -0-         110,000        330,000      55,899(b)
                      and Secretary
                      Exec. Vice President      2000     400,000      420,000      -0-         325,000        267,500      49,749
                      and Secretary Exec.
                      Vice President            1999     350,000      341,250      -0-          40,000        242,500      56,929
                      and Secretary

---------------

(a) Includes the following amounts: employer contributions to the ALLTEL Profit Sharing Plan and ALLTEL Thrift Plan in the amount of $6,800; allocated benefits under the ALLTEL Benefit Restoration Plan in the amount of $113,581; and dollar amount of premiums paid under supplemental split dollar life insurance policies in the amount of $68,874.

(b) Includes the following amounts for Messrs. Scott T. Ford, Beebe, Fox, and
    Frantz: allocated benefits under the ALLTEL Benefit Restoration Plan in the respective amounts of $85,769, $50,623, $63,755, and $38,623; employer contributions under the ALLTEL Profit Sharing Plan and ALLTEL Thrift Plan in the respective amounts of $6,800, $6,800, $5,100, and $6,800; "above-market" earnings on deferred compensation in the respective amounts of $1,577, $3,681, $9,586, and $-0- (payment of which is deferred until the deferred compensation is paid); and dollar amount of premiums paid under supplemental split dollar life insurance policies in the amount of $10,476 for Mr. Frantz.

                             OPTION GRANTS IN 2001

     The following table shows information concerning stock option grants during 2001 to ALLTEL's Chief Executive Officer and to ALLTEL's other executive officers named in the Summary Compensation Table on page 12:

                                                                                               POTENTIAL
                                        INDIVIDUAL GRANTS                                 REALIZABLE VALUE AT
                        -------------------------------------------------                   ASSUMED ANNUAL
                                                                                         RATES OF STOCK PRICE
                        NUMBER OF    % OF TOTAL                                      APPRECIATION FOR OPTION TERM
                        SECURITIES    OPTIONS                               -----------------------------------------------
                        UNDERLYING    GRANTED      EXERCISE                           5%                      10%
                         OPTIONS         TO           OR                    ----------------------   ----------------------
                         GRANTED     EMPLOYEES    BASE PRICE   EXPIRATION     STOCK       DOLLAR       STOCK       DOLLAR
         NAME             (#)(a)      IN 2001       ($/SH)        DATE      PRICE ($)   GAINS ($)    PRICE ($)   GAINS ($)
         ----           ----------   ----------   ----------   ----------   ---------   ----------   ---------   ----------
Joe T. Ford              320,000       10.82        67.88       1/25/11      110.56     13,659,200    176.05     34,616,000
Scott T. Ford            250,000        8.45        67.88       1/25/11      110.56     10,671,250    176.05     27,043,750
Kevin L. Beebe           110,000        3.72        67.88       1/25/11      110.56      4,695,350    176.05     11,899,250
Jeffery H. Fox           110,000        3.72        67.88       1/25/11      110.56      4,695,350    176.05     11,899,250
Francis X. Frantz        110,000        3.72        67.88       1/25/11      110.56      4,695,350    176.05     11,899,250

Dollar Gains of
  All ALLTEL
  Stockholders(b)                                                                  $13,254,968,867          $33,591,572,149

---------------

(a) These options become exercisable in five equal installments beginning on the first anniversary of the date of grant or sooner in the event ALLTEL experiences a "change in control."

(b) Total dollar gains are based on the indicated assumed annual rates of appreciation in the option exercise price, calculated on the 310,529,902 shares of Common Stock outstanding as of December 31, 2001.

            OPTION EXERCISES IN 2001 AND 2001 YEAR-END OPTION VALUES

     The following table shows information concerning stock option exercises during 2001 by ALLTEL's Chief Executive Officer and by ALLTEL's other executive officers named in the Summary Compensation Table on page 12:

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                       SHARES ACQUIRED                        OPTIONS AT 2001 YEAR-END      OPTIONS AT 2001 YEAR-END
        NAME           ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE ($)
        ----           ---------------   ------------------   -------------------------   -----------------------------
Joe T. Ford                   -0-                  -0-            680,000/1,235,000            19,434,150/6,572,700
Scott T. Ford                 -0-                  -0-            387,000/1,073,000             9,116,810/5,832,490
Kevin L. Beebe                -0-                  -0-            248,795/  683,246             4,112,168/  389,167
Jeffery H. Fox                -0-                  -0-            311,800/  765,000             7,233,739/5,062,550
Francis X. Frantz          50,000            1,451,750            175,000/  550,000             4,038,620/2,901,380

                    LONG-TERM INCENTIVE PLAN AWARDS IN 2001

     The following table shows information concerning the awards made during 2001 under the ALLTEL Long-Term Performance Incentive Plan with respect to the three-year measurement period 2001 through 2003 to ALLTEL's Chief Executive Officer and to ALLTEL's other executive officers named in the Summary Compensation Table on page 12:

                                                          ESTIMATED FUTURE PAYOUTS*
                              PERFORMANCE PERIOD   ----------------------------------------
            NAME                 UNTIL PAYOUT      MINIMUM ($)   MID-POINT ($)   TARGET ($)
            ----              ------------------   -----------   -------------   ----------
Scott T. Ford                      3 years          1,020,000      1,530,000     2,040,000
Kevin L. Beebe                     3 years            385,000        577,500       770,000
Jeffery H. Fox                     3 years            385,000        577,500       770,000
Francis X. Frantz                  3 years            315,000        472,500       630,000

---------------

* Awards will be paid upon completion of the 2003 year on the basis of ALLTEL's performance during the three year period 2001-2003 as determined by ALLTEL's attainment of prescribed corporate and unit performance targets. The Compensation Committee of the Board of Directors specified those corporate and unit performance targets and the award levels for the indicated executive officers (which are stated as a percentage of each executive officer's average base salary during the 2001-2003 period). The estimated future payouts shown above assume that each executive officer's average base salary during the 2001-2003 period would be the same as his base salary during 2001. As explained under "Agreements with Mr. Joe T. Ford" below, Mr. Joe T. Ford will not receive an award under the Long-Term Incentive Plan with respect to the three-year measurement period 2001 through 2003.

                        OTHER COMPENSATION ARRANGEMENTS

AGREEMENTS WITH MR. JOE T. FORD

     Mr. Joe T. Ford, ALLTEL's Chairman and Chief Executive Officer, is employed under agreements with ALLTEL under which Mr. Ford will serve as ALLTEL's Chief Executive Officer until July 1, 2002, whereupon he will retire as Chief Executive Officer and thereafter continue to serve as Chairman of ALLTEL's Board of Directors.

     For his services as Chief Executive Officer during 2002 prior to his retirement (other than if occasioned by a "change in control" of ALLTEL as described below), Mr. Ford will receive, in addition to his base salary, a bonus under the Incentive Plan for 2002 equal to the actual Incentive Plan payment that would have occurred had his employment as Chief Executive Officer continued through December 31, 2002, pro rated to reflect the portion of the year during which Mr. Ford served as Chief Executive Officer, and a bonus under the Long-Term Incentive Plan for 2002 equal to the actual Long-Term Incentive Plan payment that would have been payable had his employment as Chief Executive Officer continued through December 31, 2002, pro rated to reflect the portion of the Long-Term Incentive Plan measurement period ending in 2002 during which Mr. Ford served as Chief Executive Officer. If Mr. Ford's employment with ALLTEL as Chief Executive Officer terminates prior to July 1, 2002, following a "change in control" of ALLTEL, other than as a result of Mr. Ford's death, by ALLTEL as a result of Mr. Ford's disability or for "cause," or by Mr. Ford without "good reason," ALLTEL will be required to pay Mr. Ford a severance benefit equal to three times the sum of his base salary and the maximum amounts he could have received under the Incentive Plans for the period commencing most recently prior to the date on which the change in control occurs, reduced by any other cash severance paid to him.

     Following Mr. Ford's retirement as Chief Executive Officer, Mr. Ford will be entitled to receive a monthly retirement benefit of $208,333.33 for his lifetime. This retirement benefit will be paid in lieu of payments under ALLTEL's defined benefit pension plan described below. If Mr. Ford is survived by his spouse, she will be entitled to receive for her lifetime 50% of the monthly retirement benefit payable to Mr. Ford. The Compensation Committee of ALLTEL's Board of Directors may, with Mr. Ford's consent, accelerate the payment of Mr. Ford's retirement benefit in an actuarially equivalent single-sum payment. Mr. Ford and his spouse will be entitled to receive lifetime post-retirement medical coverage on a non-contributory basis, together with reimbursement for any taxes imposed on Mr. Ford or his spouse with respect to those medical coverages or benefits.

     Following his retirement as Chief Executive Officer, Mr. Ford will continue to serve as Chairman of ALLTEL's Board of Directors until the earliest of his retirement from the Board of Directors under ALLTEL's Board of Directors retirement policy, his resignation as Chairman of the Board of Directors, his failure to be reelected to the Board of Directors at ALLTEL's 2003 Annual Meeting of Stockholders, or the termination by the Board of Directors of Mr. Ford's status as Chairman of the Board following ALLTEL's 2003 Annual Meeting of Stockholders. For his services as Chairman of the Board, Mr. Ford will be paid cash compensation of $20,833.33 per month, and, for purposes of determining the vesting of his stock options outstanding at the time of his retirement as Chief Executive Officer, Mr. Ford will be treated as if his employment with ALLTEL had continued during the period he continues to serve as Chairman of the Board. During his tenure as Chairman of the Board, Mr. Ford will receive reimbursement for country club membership on the same basis as in effect at the time of his retirement as Chief Executive Officer. Mr. Ford also will receive the following perquisites on the same basis as provided to senior executives of ALLTEL from time to time: physical exam reimbursement, tax/estate planning reimbursement, and corporate plane usage. The foregoing compensation to Mr. Ford for his services as Chairman of the Board will be in lieu of any director fees, director meeting fees, director options, director stock grants, or other amounts otherwise payable to a member of the Board of Directors.

     Mr. Ford is eligible for reimbursement of any excise tax under Section 4999 of the Internal Revenue code (and for any excise, income, or employment tax resulting from that reimbursement, successively, so as to offset the Internal Revenue Code Section 4999 excise tax) imposed on any payments to Mr. Ford from ALLTEL.

CHANGE IN CONTROL AGREEMENTS

     ALLTEL is a party to agreements with each of Messrs. Scott T. Ford, Beebe, Fox, and Frantz, which provide that if, following a "change in control," the executive's employment terminates within twelve months (unless the termination is as a result of death, by ALLTEL as a result of the executive's disability or for"cause", or by the executive without "good reason") or if, after remaining employed for twelve months, the executive's employment terminates during the following three-month period (unless the termination is a result of death or is by ALLTEL as a result of the executive's disability) (each of the foregoing events being referred to as a "Payment Trigger"), ALLTEL is required to pay the executive an amount equal to three times the sum of his base salary as in effect immediately prior to the change in control or Payment Trigger and the maximum amounts he could have received under the Incentive Plans for the period commencing coincident with or most recently prior to the period in which the change in control or Payment Trigger occurs, but reduced by any other cash severance paid to him. ALLTEL also is required to make an additional payment to the executive in the amount of any excise tax under Section 4999 of the Internal Revenue Code as a result of any payments or distributions by ALLTEL plus the amount of all additional income tax payable by him as a result of such additional payments. Payments under the agreements are covered by ALLTEL's "grantor trust" described below.

DEFINED BENEFIT PENSION PLAN

     ALLTEL maintains a trusteed, noncontributory, defined benefit pension plan covering salaried and non-salaried employees under which benefits are not determined primarily by final compensation (or average final compensation). Under this pension plan, Messrs. Scott T. Ford, Beebe, and Frantz would have each period of post-January 1, 1988, service credited at 1% of compensation, plus .4% of that part of his compensation that exceeds the Social Security Taxable Wage Base for such year. Service prior to 1988, if any, would be credited on the basis of a percentage of his highest consecutive five-year average annual base salary, equal to 1% for each year of service prior to 1982 and thereafter increasing by .05% each year until 1988, but only prospectively, i.e., with respect to service earned in such succeeding year; in addition, each of Messrs. Scott T. Ford, Beebe, and Frantz would receive an additional credit of .25% for each pre-1988 year of service after age 55, subject to a maximum of 10 years' such credit, and would have added to his annual pension benefits an amount equal to .4% of the amount by which his pre-1988 career average annual base salary (three highest years) exceeds his Social

Security covered compensation, multiplied by his years of pre-1988 credited service. Various benefit payment options are available on an actuarially equivalent basis, including joint and survivor benefits. Compensation included in the pension base includes cash awards under the Incentive Plans.

     Assuming annual increases in compensation in future years of 5% per year, continuation in the position he held during 2001, and retirement at age 65, the estimated annual benefit under the pension plan for each of Messrs. Scott T. Ford, Beebe, and Frantz is $1,773,508, $897,474, and $492,141 respectively. (Messrs. Joe T. Ford and Fox, the only other executives included in the Summary Compensation Table on page 12, currently are not participants in and are not entitled to benefits under the pension plan.) Amounts shown are straight life annuity amounts and include amounts payable under the defined benefit portion of the ALLTEL Benefit Restoration Plan.

BENEFIT RESTORATION PLAN

     Federal laws place certain limitations on pensions that may be paid under federal income tax qualified plans. The ALLTEL Benefit Restoration Plan provides for the payment to certain employees outside tax-qualified plans of any amounts not payable under the tax-qualified plans by reason of limitations specified in the Internal Revenue Code. Currently, under the ALLTEL Benefit Restoration Plan, Messrs. Joe T. Ford, Scott T. Ford, Beebe, Fox, and Frantz are eligible for accruals with respect to benefits not payable under ALLTEL's defined contribution plans, and Messrs. Scott T. Ford, Beebe, and Frantz are eligible for accruals with respect to benefits not payable under ALLTEL's defined benefit pension plan. Amounts accrued, if any, under the defined contribution portion of these plans in 2001 for each of these executives are included in the Summary Compensation Table on page 12.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     ALLTEL maintains a non-qualified supplemental executive retirement plan (the "SERP") in which certain employees designated by the Board of Directors, including Messrs. Scott T. Ford, Beebe, Fox, and Frantz participate. The SERP provides with respect to Messrs. Scott T. Ford, Beebe, Fox, and Frantz that, upon normal retirement at age 65 (or, if earlier, following a Payment Trigger that occurs after the participant's early retirement date), the executive will receive an annual benefit under the SERP, payable as a single life annuity, equal to 60% of (A) if a Payment Trigger has not occurred, the greater of (i) his base salary and payments to him under specified incentive compensation plans paid during the calendar year preceding his retirement, or (ii) his average annual base salary and payments to him under specified incentive compensation plans paid during the three calendar years preceding his retirement; or (B) if a Payment Trigger has occurred, the greater of (i) the amount determined under (A) above (as if a Payment Trigger had not occurred), or (ii) the sum of (a) his annual base salary in effect immediately prior to the change in control (as defined in the change in control agreements described above), the Payment Trigger, or his retirement date, whichever is greatest, plus (b) the maximum amounts payable to him under specified incentive compensation plans for the period coincident with or most recently prior to the change in control, the Payment Trigger, or his retirement date, whichever is greatest. The amount of the normal retirement benefit under the SERP is not determined based on years of service.

     Each of Messrs. Scott T. Ford, Beebe, Fox, and Frantz also is entitled to an early retirement benefit under the SERP if he retires before becoming entitled to the normal retirement benefit but after attaining the age of 60 with 15 or more years of service or age 55 with 20 or more years of service or after a Payment Trigger occurs (regardless of his years of service). The early retirement benefit is calculated the same as the normal retirement benefit, except that the percentage used in the calculation is 45% (increased ratably for the number of years of his service after the early retirement date, up to a maximum of 60%) rather than 60%.

     If Messrs. Scott T. Ford, Beebe, Fox, or Frantz dies after benefits commence, his surviving spouse will receive 50% of the amount that he was receiving prior to his death. If he dies while employed, his surviving spouse will receive 50% of the amount that he would have received if he had retired on the day before death. Following retirement, each of Messrs. Scott T. Ford, Beebe, Fox, and Frantz (and his spouse and dependents) also is entitled to receive post-retirement medical benefits under the SERP together with reimbursement for any additional taxes incurred as a result of the benefits being taxed less favorably than they would have been if received by other retired employees. Payments to Messrs. Scott T. Ford, Beebe, Fox, and Frantz under the SERP are covered by ALLTEL's "grantor trust" described below.

     The retirement benefits payable under the SERP are reduced by certain benefits paid under other qualified and nonqualified benefit plans. The benefits under the SERP are not subject to offset for Social Security. The Compensation Committee of ALLTEL's Board of Directors may accelerate the payment of benefits under the SERP on an actuarially equivalent basis. Assuming annual increases in compensation in future years of 5% per year, retirement at age 65, and based on estimates of the benefits that reduce the retirement benefits payable under the SERP, the estimated normal retirement benefit under the SERP payable for each of Messrs. Scott T. Ford, Beebe, Fox, and Frantz is $845,604, $533,228, $1,829,124, and $443,921, respectively.

GRANTOR TRUST

     ALLTEL maintains a "grantor trust" under Section 671 of the Internal Revenue Code (the "Trust") to provide certain participants in designated compensation and supplemental retirement plans and arrangements with greater assurance that the benefits and payments to which those participants are entitled under those plans and arrangements will be paid. Contributions by ALLTEL to the Trust are discretionary. Prior to a "change of control" of ALLTEL (as defined in the trust agreement for the Trust), benefits may not be paid from the Trust.

     Following a "change of control" of ALLTEL, benefits and payments may be paid from the Trust to the extent those benefits and payments are not paid by ALLTEL or its successor. The assets of the Trust are subject to the claims of the creditors of ALLTEL in the event ALLTEL becomes "insolvent" (as defined in the trust agreement for the Trust).

                              STOCKHOLDER PROPOSAL

--------------------------------------------------------------------------------

     Stockholders who intend to present proposals at the 2003 Annual Meeting, and who wish to have those proposals included in ALLTEL's Proxy Statement for the 2003 Annual Meeting, must be certain that those proposals are received by the Corporate Secretary at One Allied Drive, Little Rock, Arkansas 72202, prior to November 5, 2002. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Proxy Statement for ALLTEL's 2003 Annual Meeting.
--------------------------------------------------------------------------------

     ALLTEL has been notified that the following proposal will be presented for consideration at the 2002 Annual Meeting:

                  "ALLTEL INCLUSIVE NON-DISCRIMINATION POLICY"

     "WHEREAS ALLTEL claims to bar discrimination and harassment but its policies do not explicitly bar discrimination or harassment based on sexual orientation;"

     "Our competitors AT&T, BellSouth, Nextel, Qwest, SBC, Sprint, Verizon and WorldCom explicitly bar discrimination based on sexual orientation, as do more than half of Fortune 500 companies."

     "The hundreds of corporations that have adopted sexual orientation non-discrimination policies have a competitive advantage to recruit and retain employees from the widest pool of talent;"

     "A National Gay and Lesbian Task force study revealed that 16%-44% of gay men and lesbians in twenty cities nationwide have experienced workplace harassment or discrimination;"

     "Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;"

     "Our company has an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;"

     "San Francisco, Atlanta, Seattle and Los Angeles have adopted, and other jurisdictions are considering adopting, legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees;"

     "Our company has operations in (and makes sales to institutions in) states and cities which prohibit discrimination on the basis of sexual orientation;"

     "National polls consistently find more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals;"

     "RESOLVED: The Shareholders request that the Board of Directors amend ALLTEL's written equal employment opportunity policy to explicitly bar sexual orientation discrimination."

     "SUPPORTING STATEMENT: By implementing a written policy barring sexual orientation discrimination, our Company will ensure a respectful and productive atmosphere for all employees and enhance its competitive edge by joining growing ranks of competitors guaranteeing equal opportunity for all employees."

     Promptly upon receipt of an oral or written request, ALLTEL will provide shareholders with the name and address of each proponent and the number of shares of stock held by each proponent. Other than certain formatting change, the foregoing is the verbatim submission of the proponents. All statements therein are the sole responsibility of the proponents, and neither the management of ALLTEL nor the Board of Directors have verified their accuracy.

          BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

     ALLTEL has adopted written policies that require compliance with all applicable federal, state, and local laws concerning employment policies and practices. ALLTEL lists in its written policies as forms of harassment only those that are specifically prohibited by federal law. To try to name all possible examples would result in a long list that would only divert attention from the basic need for a fully compliant workplace.

     The Board of Directors believes that ALLTEL's current policies and practices achieve the objectives of this proposal and that it is unnecessary and undesirable to make the suggested changes.

     For the reasons set forth above, the Board of Directors urges ALLTEL's stockholders to reject this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION OF THE FOREGOING STOCKHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THE PROPOSAL UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

                              CERTAIN TRANSACTIONS

     ALLTEL engaged Stephens Inc., an affiliate of Stephens Group, Inc., to render investment banking and brokerage services to ALLTEL and its subsidiaries during 2001, for which ALLTEL paid investigatory and facilitative services totaling $2,084,068 to Stephens Inc. during the period January 1, 2001, through December 31, 2001. Stephens Group, Inc. beneficially owned, on February 25, 2002, 16,300,144 shares of Common Stock (see page 5). Warren Stephens, an executive officer of Stephens Inc., was appointed to the Board of Directors of ALLTEL in January 2002 (see page 2).

     ALLTEL believes that the transactions set forth above were conducted on terms that are no less favorable to ALLTEL than could have been obtained from unaffiliated third parties.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires ALLTEL's directors and executive officers, and persons who own more than ten percent of ALLTEL's Common Stock, to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of that Common Stock. To ALLTEL's knowledge, based solely upon a review of copies of reports provided by those individuals to ALLTEL and written representations of those individuals that no other reports were required with respect to the year ended December 31, 2001, ALLTEL believes that all of the foregoing filing requirements applicable to its directors, executive officers, and greater-than-ten percent beneficial owners have been met, except that, during 2001, Michael T. Flynn, Group
President -- Communications, failed to report the exercise of options on June 13, 2001, effected through the delivery of already owned Common Shares as payment of the exercise price; Mr. Flynn reported the foregoing transactions on a Form 5 report filed on January 3, 2002.

                                 ANNUAL REPORT

     The 2001 Annual Report accompanies this Proxy Statement. ALLTEL will provide, without charge upon written request, to any person receiving a copy of this Proxy Statement, a copy of ALLTEL's 2001 Form 10-K report, including the financial statements and the financial statement schedules thereto. Those requests should be addressed to Vice President-Investor Relations, ALLTEL Corporate Services, Inc., One Allied Drive, Little Rock, Arkansas 72202.

     Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to stockholders who share an address, unless ALLTEL has received contrary instructions from one or more of the stockholders. ALLTEL will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder to ALLTEL at the foregoing address or by calling (501) 905-8991. Any stockholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of ALLTEL's proxy statement and Annual Report in the future and stockholders sharing an address and receiving multiple copies of ALLTEL's proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify ALLTEL at the foregoing address.

                            AUDIT AND NON-AUDIT FEES

     Arthur Andersen LLP has been selected as ALLTEL's independent auditors for 2002. Representatives of Arthur Andersen LLP are expected to be present at the 2002 Annual Meeting. Such representatives will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

AUDIT FEES

     The aggregate fees incurred for professional services rendered for the audit of ALLTEL's annual financial statements for the fiscal year ended December 31, 2001, and the reviews of the financial statements included in ALLTEL's Forms 10-Q for the fiscal year ended December 31, 2001, were $2,386,030.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The aggregate fees incurred for financial information systems design and implementation services (as defined by Rule 2-01(c)(4)(ii) of Regulation S-X promulgated by the SEC) rendered to ALLTEL by Arthur Andersen LLP for the fiscal year ended December 31, 2001, were $952,439.

ALL OTHER FEES

     The aggregate fees incurred for services rendered to ALLTEL by Arthur Andersen LLP, other than those services covered in the sections captioned "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001, were $3,629,807.

     In making its determination regarding the independence of Arthur Andersen LLP, the Audit Committee considered whether the provision of the services covered in the sections herein regarding "Financial Information Systems Design and Implementation Fees" and "All Other Fees" was compatible with maintaining such independence.

                                 OTHER MATTERS

     The management and the Board of Directors of ALLTEL do not know of any other matters that may come before the meeting. If any other matters properly come before the meeting, however, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on those matters. Under ALLTEL's Bylaws, nominations for director may be made only by the Board, or by an ALLTEL stockholder entitled to vote who has delivered notice to ALLTEL not fewer than 90 days nor more than 120 days prior to the first year anniversary of the immediately preceding year's annual meeting. The Bylaws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by an ALLTEL stockholder entitled to vote who has delivered notice to ALLTEL (containing certain information specified in the Bylaws) within the time limits described above for delivering notice of a nomination for the election of a director. These requirements apply to any matter that an ALLTEL stockholder wishes to raise at an annual meeting other than in accordance with the procedures in SEC Rule 14a-8. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of ALLTEL, One Allied Drive, Little Rock, Arkansas 72202.

     ALLTEL will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by officers, directors, and employees of ALLTEL, personally or by telephone or electronic means. In the event the management of ALLTEL deems it advisable, ALLTEL may engage the services of an independent proxy solicitation firm to aid in the solicitation of proxies. The fees paid by ALLTEL, in the event of such an engagement, likely would not exceed $20,000. ALLTEL will pay persons holding stock in their names or those of their nominees for their expenses in sending soliciting material to their principals in accordance with regulations of the SEC and The New York Stock Exchange, Inc.

     The material referred to in this proxy statement under the captions "Comparative Stockholder Return," "Compensation Committee Report on Executive Compensation" and "Audit Committee Report" shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     IT IS IMPORTANT THAT ALLTEL'S SHARES BE VOTED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE PROXY CARD.

Dated: March 4, 2002                            By Order of the Board of Directors,
                                                FRANCIS X. FRANTZ,
                                                Secretary

                                                                      APPENDIX A

                               ALLTEL CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                      AND OTHER ANNUAL REPORT INFORMATION

                               ALLTEL CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                      AND OTHER ANNUAL REPORT INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     1-24
REPORT OF MANAGEMENT........................................       25
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................       26
SELECTED FINANCIAL DATA.....................................    27-28
ANNUAL FINANCIAL STATEMENTS:
  Consolidated Statements of Income for the years ended
     December 31, 2001, 2000 and 1999.......................       29
  Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................    30-31
  Consolidated Statements of Cash Flows for the years ended
     December 31, 2001, 2000 and 1999.......................       32
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 2001, 2000 and 1999...........       33
  Notes to Consolidated Financial Statements................    34-64
DIRECTORS AND OFFICERS......................................       65
INVESTOR INFORMATION........................................       66

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     During 2001, ALLTEL Corporation ("ALLTEL" or the "Company") achieved solid financial results reflecting continued demand for the Company's communication services and the successful integration of wireless properties acquired in 2000, as further discussed below. The Company continued to expand its core communications business during 2001, as evidenced by ALLTEL's announcement on October 31, 2001, of an agreement to purchase approximately 600,000 wireline access lines in Kentucky from Verizon Communications Inc. ("Verizon") for approximately $1.9 billion in cash. This transaction, which is expected to be completed in the third quarter of 2002, will increase the number of communications customers served by ALLTEL to more than 11.0 million. The Company expects to finance the transaction through a combination of commercial paper borrowings, issuance of long-term debt or the issuance of equity or equity-related securities. (See Note 17 to the consolidated financial statements for additional information regarding this pending acquisition.)

     During 2001, the Company also continued its focus on controlling costs by restructuring its regional communications, information services, product distribution and corporate operations. ALLTEL enhanced its strong financial position by monetizing non-strategic assets, including the sale of 20 Personal Communications Services ("PCS") licenses to Verizon Wireless for $410.1 million in cash and the leasing of 1,748 cell site towers to American Tower Corporation for $524.4 million in cash paid in advance at the inception of the lease.

ACQUISITIONS

     On October 3, 2000, ALLTEL purchased wireless properties in Louisiana from SBC Communications, Inc. ("SBC"). ALLTEL paid SBC $387.6 million in cash and acquired approximately 150,000 wireless customers and 300,000 paging customers. The accompanying consolidated financial statements include the accounts and results of operations of these acquired wireless properties from the date of acquisition. During the fourth quarter of 2001, the Company completed the final purchase price allocation related to this acquisition and assigned the $250.3 million excess of the aggregate purchase price over the fair market value of the tangible net assets acquired to customer lists ($27.0 million), cellular licenses ($61.0 million) and goodwill ($162.3 million).

     During 2000, ALLTEL, Bell Atlantic Corporation ("Bell Atlantic") and GTE Corporation ("GTE") exchanged wireless properties in 13 states. On April 3, 2000, ALLTEL completed the exchange of wireless properties with Bell Atlantic in five states, acquiring operations in Arizona, New Mexico and Texas and divesting operations in Nevada and Iowa. In addition to the exchange of wireless assets, ALLTEL paid Bell Atlantic $624.3 million in cash to complete this transaction. On June 30, 2000, ALLTEL completed the remaining wireless property exchanges with Bell Atlantic and GTE, acquiring operations in Florida, Ohio, South Carolina and Alabama, while divesting operations in Illinois, Indiana, New York and Pennsylvania. ALLTEL also transferred to Bell Atlantic or GTE certain minority investments in unconsolidated wireless properties, representing approximately 2.6 million potential customers ("POPs"). In connection with the transfer of the remaining wireless assets, ALLTEL received $216.9 million in cash and prepaid vendor credits of $199.6 million and assumed long-term debt of $425.0 million. Through the completion of the above transactions, ALLTEL acquired interests in 27 wireless markets, representing about 14.6 million POPs and approximately 1.5 million wireless customers, while divesting interests in 42 wireless markets, representing 6.9 million POPs and approximately 778,000 customers. ALLTEL accounted for these exchange transactions as purchases, and accordingly, the accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the applicable dates of acquisition. During the second quarter of 2001, the Company completed the final purchase price allocation related to these acquisitions and assigned the $1,749.7 million excess of the aggregate purchase price over the fair market value of the tangible net assets acquired to customer lists ($185.0 million), cellular licenses ($448.0 million) and goodwill ($1,116.7 million).

     Amortization of the customer lists, cellular licenses and goodwill recorded in connection with the SBC, Bell Atlantic and GTE acquisitions is being recorded on a straight-line basis over 6, 40 and 25 years, respectively. (See Notes 1 and 3 to the consolidated financial statements for a discussion of new accounting rules effective in

2002 related to the amortization of goodwill and other intangible assets and for additional information regarding these acquisitions.)

CONSOLIDATED RESULTS OF OPERATIONS

                                                                 2001          2000          1999
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues and sales..........................................   $7,598.9      $7,253.9      $6,582.6
Operating income............................................   $1,664.7      $1,667.5      $1,525.1
Net income..................................................   $1,067.0      $1,928.8      $  783.6
Basic earnings per share....................................   $   3.42      $   6.13      $   2.50
Diluted earnings per share..................................   $   3.40      $   6.08      $   2.47

     Revenues and sales increased $345.0 million or 5 percent in 2001 and $671.3 million or 10 percent in 2000. Operating income decreased $2.8 million or less than 1 percent in 2001 and increased $142.4 million or 9 percent in 2000. Net income decreased $861.8 million or 45 percent in 2001 and increased $1,145.2 million or 146 percent in 2000. Basic and diluted earnings per share both decreased 44 percent in 2001 and increased 145 percent and 146 percent, respectively in 2000.

     Reported operating income, net income and earnings per share for all three years included the effects of various special charges and unusual items. As further discussed below, the special charges and unusual items include merger and integration expenses, restructuring and other charges and gains realized from the exchange or sale of assets. Excluding the effects of the special charges and unusual items in each year, operating income would have increased $52.5 million or 3 percent in 2001 and $88.8 million or 5 percent in 2000 and net income would have increased $26.5 million or 3 percent in 2001 and $40.6 million or 5 percent in 2000. When excluding the effects of the special charges and unusual items in each year, basic and diluted earnings per share both would have increased 4 percent in 2001 and increased 4 percent and 5 percent, respectively in 2000.

     Operating results for 2001 reflected additional goodwill and other intangible assets amortization of approximately $44.0 million related to the acquisitions of wireless assets previously discussed and a decrease in pension income of $25.7 million over 2000, reflecting special termination benefits incurred in connection with an early retirement program offered by the Company, as further discussed in Note 9 to the consolidated financial statements, and lower investment returns on pension plan assets. Conversely, operating results for 2000 included an increase in pension income of $15.1 million over 1999, reflecting strong investment returns on pension plan assets and a $4.1 million effect of a change in accounting for certain actuarial gains and losses, as further discussed in Note 7 to the consolidated financial statements. Operating results for 2000 were also adversely affected by additional goodwill and other intangible assets amortization of $33.7 million related to the acquisitions of wireless assets previously discussed.

     Operating income, net income and earnings per share, adjusted for the non-extraordinary, special charges and unusual items, are summarized in the following tables:

                                                                 2001          2000          1999
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operating income, as reported...............................   $1,664.7      $1,667.5      $1,525.1
Special charges and unusual items:
  Litigation settlement.....................................         --          11.5            --
  Merger and integration expenses and other charges.........       92.2          25.4          90.5
                                                               --------      --------      --------
Operating income, as adjusted...............................   $1,756.9      $1,704.4      $1,615.6
                                                               ========      ========      ========

                                                                 2001          2000          1999
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net income, as reported.....................................   $1,067.0      $1,928.8      $  783.6
Special charges and unusual items, net of tax:
  Cumulative effect of accounting change....................      (19.5)         36.6            --
  Litigation settlement.....................................         --           7.0            --
  Merger and integration expenses and other charges.........       54.8          15.0          66.1
  Gain on disposal of assets................................     (214.4)     (1,133.5)        (27.2)
  Write-down of investment..................................         --           9.2            --
  Termination fees on early retirement of long-term debt....        1.7            --            --
                                                               --------      --------      --------
Net income, as adjusted.....................................   $  889.6      $  863.1      $  822.5
                                                               ========      ========      ========

                                                     BASIC                     DILUTED
                                            -----------------------    -----------------------
                                            2001     2000     1999     2001     2000     1999
                                            -----    -----    -----    -----    -----    -----
Earnings per share, as reported...........  $3.42    $6.13    $2.50    $3.40    $6.08    $2.47
Special charges and unusual items, net of
  tax:
  Cumulative effect of accounting
     change...............................   (.06)     .12       --     (.06)     .12       --
  Litigation settlement...................     --      .02       --       --      .02       --
  Merger and integration expenses and
     other charges........................    .18      .05      .21      .17      .04      .20
  Gain on disposal of assets..............   (.69)   (3.61)    (.08)    (.68)   (3.57)    (.08)
  Write-down of investment................     --      .03       --       --      .03       --
  Termination fees on early retirement of
     long-term debt.......................    .01       --       --      .01       --       --
                                            -----    -----    -----    -----    -----    -----
Earnings per share, as adjusted...........  $2.86    $2.74    $2.63    $2.84    $2.72    $2.59
                                            =====    =====    =====    =====    =====    =====

     The operating income, net income and earnings per share impact of the asset dispositions and the special charges and unusual items have been presented as supplemental information only. The special charges and unusual items reflected in the above tables are discussed below in reference to the caption in the consolidated statements of income in which they are reported.

Cumulative Effect of Accounting Change

     During the second quarter of 2001, ALLTEL changed the method of accounting for the defined benefit pension plan of a subsidiary acquired in 1999 to conform with the accounting principles followed by the ALLTEL Pension Plan (the "ALLTEL Plan"), a defined benefit pension plan covering substantially all employees working in the Company's communications and corporate operations. The change in accounting was completed in conjunction with the Company's decision to conform future benefits earned under the subsidiary's plan with the ALLTEL Plan, effective June 1, 2001. The change in accounting, retroactive to January 1, 2001, affected both the computation and amortization of unrecognized actuarial gains and losses for purposes of computing annual pension cost related to the subsidiary's pension plan. The change included modifying the method by which the market-related value of plan assets was determined from a calculated five-year average to actual fair value. In addition, unrecognized actuarial gains or losses that exceed 17.5% of the greater of the projected benefit obligation or market-related value of plan assets will be amortized on a straight-line basis over five years. Unrecognized actuarial gains and losses below the 17.5% corridor will be amortized over the average remaining service life of active plan participants (approximately 13 years). Under the method previously followed by the subsidiary's plan, only unrecognized actuarial gains and losses in excess of 10% of the greater of the projected benefit obligation or market-related value of plan assets were amortized over the average remaining service life of active plan participants. The Company believes the changes in computing the market-related value of plan assets and accelerating the amortization periods are preferable because these changes result in more timely recognition of actuarial gains and losses in computing annual pension cost related to the subsidiary's pension plan, and achieve consistency with the ALLTEL Plan. The effect of these changes in 2001 was to increase pension income by $1.7 million and income before cumulative effect of accounting change by $1.0 million.

     Effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees to conform ALLTEL's revenue recognition policies to the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". Prior to January 1, 2000, the Company recognized monthly non-refundable wireless access revenues when billed in accordance with contractual arrangements with customers. With the change in accounting, the Company recognizes wireless access revenues over the period in which the corresponding services are provided. Because ALLTEL bills its customers on a cycle basis throughout the month, this accounting change resulted in the continuous deferral of approximately 15 days of wireless access revenue. In addition, ALLTEL previously recognized when billed certain fees assessed to communications customers to activate service. With the change in accounting, the Company now recognizes these fees over the expected life of the customer. These changes in revenue recognition decreased income before cumulative effect of accounting change by $4.6 million or $.01 per share in 2000. (See Note 2 to the consolidated financial statements for additional information regarding these changes in accounting principles).

Litigation Settlement

     As reported in Note 13 to the consolidated financial statements, on September 19, 2000, ALLTEL and the Georgia Public Service Commission (the "Georgia PSC") reached a final settlement agreement to resolve all pending litigation involving the two parties. Under terms of the final agreement, ALLTEL agreed to issue a one-time credit of about $25 to approximately 450,000 wireline customers in Georgia. The credits were issued to business and residential customers during the fourth quarter of 2000 and totaled $11.5 million. The Company recorded the credits as a reduction in wireline operating revenues. The one-time customer credits were in addition to other commitments agreed to by ALLTEL under an earlier version of the settlement agreement signed on April 11, 2000. As part of the earlier agreement, ALLTEL agreed to accelerate deployment of digital subscriber lines and Internet service to its customers in Georgia and to reduce certain optional local calling plan rates prospectively. In addition, ALLTEL agreed to future reductions in funds received from the Georgia Universal Service Fund. These revenue reductions totaled approximately $11.7 million in 2000 and $26.0 million in 2001.

Merger and Integration Expenses and Other Charges

     During 2001, the Company restructured its regional communications, information services, product distribution and corporate operations. In connection with these restructuring efforts, ALLTEL recorded restructuring charges during each of the four quarters of 2001. During the third and fourth quarters of 2001, the Company also recorded write-downs in the carrying value of certain cell site equipment to fair value. The write-downs in cell site equipment resulted from the Company's exchange of its existing equipment for new equipment under terms of a product replacement program initiated by a vendor in 2001.

     A summary of the restructuring and other charges recorded in 2001 by quarter was as follows:

                                                   1ST        2ND        3RD        4TH
                                                 QUARTER    QUARTER    QUARTER    QUARTER    TOTAL
                  (MILLIONS)                     -------    -------    -------    -------    -----
Severance and employee benefit costs...........   $54.9      $1.6       $ 5.5      $0.1      $62.1
Lease termination costs........................     5.2       0.5         0.4        --        6.1
Write-down of software development costs.......     8.9        --          --        --        8.9
Write-down of cell site equipment..............      --        --         9.5       5.6       15.1
                                                  -----      ----       -----      ----      -----
  Total restructuring charge...................   $69.0      $2.1       $15.4      $5.7      $92.2
                                                  =====      ====       =====      ====      =====
Number of employees terminated.................   1,247       170         216        11      1,644
Number of lease sites terminated...............      48        10           2         3         63

     As indicated in the table above, the restructuring charges consisted of $62.1 million in severance and employee benefit costs related to planned workforce reductions, $6.1 million in lease termination costs associated with the closing of certain retail and other operating locations and a $8.9 million write-down in the carrying value of certain software development costs. Included in the severance and employee benefit component of the restructuring charges were non-cash charges of $22.6 million. These non-cash charges consisted of $21.5 million in additional pension and post-retirement benefit costs related to a special early retirement program offered by the Company to employees meeting certain age and service requirements and $1.1 million in compensation expense related to the accelerated vesting of certain stock options. Eligible employees who elected the early retirement incentive received five years of additional vested service for purposes of calculating their retirement benefits available under the Company's pension and post-retirement benefit plans. During the first quarter of 2001, 230 employees accepted the retirement incentive offer. The restructuring plans were completed in December 2001 and resulted in the elimination of 1,644 employees, including the employees who accepted the early retirement incentive. The work force reductions occurred primarily in operations management, engineering, sales and the corporate support functions. As of December 31, 2001, the Company had paid $37.9 million in severance and employee-related expenses, and all of the employee reductions had been completed.

     The lease termination costs recorded in 2001 included $5.0 million representing the estimated minimum contractual commitments over the next one to five years for 63 operating locations that the Company abandoned, net of anticipated sublease income. The lease termination costs also included $1.1 million of unamortized leasehold improvement costs related to the abandoned locations. The write-down in the carrying value of certain software development costs resulted from the Company's formation of a joint venture with IBM announced in March 2001. The joint venture, which operates as ALLTEL Corebanking Solutions, markets IBM's Corebank software, a real time, continuous banking system, to financial service organizations in Europe. Prior to forming the joint venture, ALLTEL had been developing its own real-time processing software. Following the signing of the joint venture agreement, ALLTEL ceased further development of its software product and wrote off the portion of the capitalized software development costs that had no alternative future use or functionality.

     During the fourth quarter of 2000, in connection with the purchase of wireless assets from SBC, the Company recorded integration expenses and other charges of $1.9 million, consisting of branding and signage costs. Also during the fourth quarter of 2000, as a result of completing the restructuring of its wireline operations initiated in September 1999, the Company recorded a $1.1 million reduction in the liabilities associated with this restructuring plan. The adjustment reflected differences between estimated and actual severance costs paid and a slight reduction to 242 in the number of employees to be terminated under the plan.

     In connection with the exchange of wireless assets with Bell Atlantic and GTE, the Company recorded integration expenses and other charges during the second and third quarters of 2000, consisting of severance and employee benefit costs related to a planned workforce reduction and branding and signage costs. The total charge recorded by the Company in the third quarter of 2000 was $9.2 million and consisted of $8.9 million in branding and signage costs and $0.3 million in severance and employee-related expenses. In the second quarter of 2000, the Company recorded a charge of $8.8 million, consisting of $5.0 million in severance and employee benefit costs and $3.8 million in branding and signage costs. During 2000, the Company paid $5.3 million in severance and employee-related expenses and completed all of the planned employee reductions.

     During the third quarter of 2000, the Company also recorded a $1.5 million reduction in the liabilities associated with its merger and integration activities initiated during 1999. The reduction consisted of a $1.0 million decrease in estimated severance costs to complete the September 1999 restructuring of the Company's wireline operations and decreases in estimated severance costs of $0.3 million and $0.2 million, respectively, related to the 1999 acquisitions of Aliant Communications Inc. ("Aliant") and Liberty Cellular, Inc. ("Liberty"). The adjustment to the wireline restructuring plan reflected a reduction to 248 in the expected number of employees to be terminated under the plan, while the adjustments to the Aliant and Liberty merger and integration plans reflected differences between actual and estimated severance costs paid. During the second quarter of 2000, the Company also recorded a $2.0 million reduction in the merger and integration liability related to its acquisition of Aliant. This adjustment primarily reflected a decrease in severance and employee benefit costs to be paid as a result of reducing to 132 the expected number of Aliant employees to be terminated under the plan.

     In an effort to realign the cost structure in its information services business, the Company recorded a restructuring charge of $10.1 million during the first quarter of 2000. This charge consisted of $5.9 million in severance and employee benefit costs related to a planned workforce reduction and $4.2 million in lease termination costs related to the consolidation of certain operating locations. The lease termination costs represented the estimated minimum contractual commitments over the next one to four years for leased facilities that the Company abandoned, net of anticipated sublease income. As of December 31, 2001, the Company had paid all of the severance and employee-related expenses and completed all of the scheduled employee reductions.

     During 1999, the Company recorded a pretax charge of $90.5 million in connection with its mergers with Aliant, Liberty, Advanced Information Resources, Ltd. ("AIR") and Southern Data Systems ("Southern Data") and with certain loss contingencies and other restructuring activities. The merger and integration expenses totaled $73.4 million and consisted of professional and financial advisors' fees of $24.4 million, severance and employee-related expenses of $15.4 million and other integration costs of $33.6 million. The other integration costs included $12.5 million of lease termination costs, $10.2 million of costs associated with the early termination of certain service obligations and a $4.6 million write-down in the carrying value of certain in-process and other software development assets that had no future alternative use or functionality. The other integration costs also included branding and signage costs of $4.1 million and other expenses of $2.2 million incurred in the third quarter of 1999. The lease termination costs consisted of a cancellation fee of $7.3 million to terminate the Company's contractual commitment to lease building space previously occupied by the former 360 degrees Communications Company ("360 degrees") operations acquired in 1998, a $4.1 million write-off of capitalized leasehold improvements and $1.1 million in other disposal costs. The contract termination fees included $5.2 million related to long-term contracts with an outside vendor for customer billing services to be provided to the Aliant and Liberty operations. As part of its integration plan, ALLTEL will convert both the Aliant and Liberty operations to its own internal billing system. Conversion of the Liberty operations was completed in 1999, while conversion of the Aliant operations began in the first quarter of 2001. Through December 31, 2001, the Company had paid $2.4 million of the termination fee with the remainder due in installments upon completion of the conversion of the Aliant operations to ALLTEL's billing system expected to be completed in 2002. The Company also recorded an additional $5.0 million charge to reflect the actual cost of terminating its contract with Convergys Corporation ("Convergys") for customer billing services to be provided to the former 360 degrees operations. In September 1999, ALLTEL and Convergys agreed to a final contract termination fee of $55.0 million, of which $50.0 million was recorded in 1998. Through December 31, 2001, the Company had paid $50.0 million of the termination fee with the final $5.0 million payment in January 2002. As previously discussed, in the second and third quarters of 2000, the Company reduced the accrued liabilities related to the Aliant and Liberty mergers by $2.5 million. As of December 31, 2001, the Company had paid $11.8 million in severance and employee-related expenses, and all of the employee reductions had been completed.

     Also during 1999, the Company recorded a restructuring charge of $17.1 million consisting of $10.8 million in severance and employee benefit costs related to a planned workforce reduction and $6.3 million in lease termination costs related to the consolidation of certain operating locations. The original restructuring plan provided for the termination of 308 employees in the Company's wireline operations support functions. As previously discussed, in the third and fourth quarters of 2000, the Company reduced the number of employees to be terminated to 242 and decreased the related liability by $2.1 million. The lease termination costs represented the minimum estimated contractual commitments over the next one to four years for leased facilities that the Company abandoned. During 2000, the Company completed the employee reductions and paid $8.7 million in severance and employee-related expenses.

     As of December 31, 2001, the remaining unpaid liability related to the Company's merger and integration and restructuring activities was $17.1 million, consisting of contract termination fees of $7.8 million, severance and employee-related expenses of $4.5 million and lease cancellation and termination costs of $4.8 million. Cash outlays for the remaining contract termination fees, employee-related expenses and lease termination costs will be disbursed over the ensuing 12 to 48 months. Funding for the remaining unpaid merger and integration and restructuring liability will be internally financed from operating cash flows. As a result of its restructuring efforts, ALLTEL realized cost savings through a reduction in employee salaries and other benefit costs of approximately $63.0 million in 2001. (See Note 9 to the consolidated financial statements for additional information regarding the merger and integration expenses and other charges.)

Gain on Disposal of Assets and Other

     In 2001, the Company recorded pretax gains of $347.8 million from the sale of 20 PCS licenses to Verizon Wireless. In addition, the Company recorded a pretax gain of $9.5 million upon the dissolution of a partnership with BellSouth Mobility, Inc. ("BellSouth"), involving wireless properties in four states. Upon dissolution, the partnership's assets were distributed to the partners at fair value resulting in a gain for financial reporting purposes. The Company also recorded pretax gains of $3.2 million from the sale of certain investments. In addition, the Company prepaid $73.5 million of long-term debt prior to its stated maturity date and incurred pretax termination fees of $2.9 million in connection with the early retirement of that debt.

     During 2000, the Company recorded pretax gains of $1,345.5 million from the exchange of wireless properties with Bell Atlantic and GTE. The Company also recorded pretax gains of $36.0 million from the sale of its PCS operations in Birmingham and Mobile, Ala. and nine other PCS licenses, including the license covering the Pensacola, Fla. market. The sales of the Mobile, Ala. and Pensacola, Fla. PCS assets were necessary in order for ALLTEL to meet the U.S. Department of Justice guidelines regarding the overlap of wireless properties so that the Company could complete the wireless asset exchanges with Bell Atlantic and GTE. The Company also recorded pretax gains totaling $562.0 million from the sale of equity securities, including ALLTEL's remaining investment in WorldCom, Inc. ("WorldCom") common stock. In addition, the Company recorded a pretax write-down of $15.0 million on its investment in APEX Global Information Services, Inc. ("APEX"), a provider of Internet access services. The write-off was recorded due to adverse market conditions and APEX's bankruptcy filing.

     In 1999, ALLTEL recorded a pretax gain of $43.1 million from the sale of a portion of its investment in WorldCom common stock. (See Note 10 to the consolidated financial statements for additional information regarding these special charges and unusual items.)

RESULTS OF OPERATIONS BY BUSINESS SEGMENT

     In 2001, the Company changed the reporting presentation for wireless equipment sales to a gross basis. Previously, the Company netted equipment sales against charges incurred to acquire new or retain existing customers and included the net amount in cost of products sold or operations expense. Prior period revenue and expense information has been reclassified to conform to the new reporting presentation. This change does not affect previously reported operating income or net income of the Company.

     ALLTEL also changed its business segment reporting presentation in 2001. As a result of this change, the Company's wireless segment now consists of both its cellular and PCS operations. Previously, the PCS operations were included in the Company's emerging businesses segment. Following this change, ALLTEL's emerging businesses segment consisted of its long-distance and network management services and its competitive local access ("CLEC") and Internet access operations.

Communications-Wireless Operations

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN MILLIONS,
                                                                 CUSTOMERS IN THOUSANDS)
Revenues and sales:
  Service revenues..........................................  $3,639.8   $3,349.6   $2,912.3
  Product sales.............................................     192.2      187.0      121.3
                                                              --------   --------   --------
     Total revenues and sales...............................   3,832.0    3,536.6    3,033.6
                                                              --------   --------   --------
Costs and expenses:
  Operations................................................   1,973.5    1,909.6    1,617.3
  Cost of products sold.....................................     467.1      322.9      208.3
  Depreciation and amortization.............................     572.8      443.9      359.8
                                                              --------   --------   --------
     Total costs and expenses...............................   3,013.4    2,676.4    2,185.4
                                                              --------   --------   --------
Operating income............................................  $  818.6   $  860.2   $  848.2
                                                              ========   ========   ========
Total customers.............................................   6,683.0    6,241.6    5,018.6
Gross customer additions....................................   2,297.6    2,906.6    1,892.6
Net customer additions......................................     441.4    1,223.0      566.6
Market penetration rate.....................................      13.5%      12.6%      12.8%
Churn.......................................................      2.34%      2.33%      2.20%
Average revenue per customer per month......................  $  47.09   $  49.40   $  50.99
Cost to acquire a new customer..............................  $    302   $    307   $    309

     Excluding the effect of acquisitions, ALLTEL added nearly 2.3 million gross customers in 2001, compared to 2.1 million gross customers in 2000 and 1.7 million in 1999. As a result of this increase in gross customer additions, the total number of wireless customers served by ALLTEL increased 7 percent during 2001, compared to an annual growth rate in customers of 24 percent in 2000. As previously noted, during 2000, ALLTEL completed the exchange of wireless properties with Bell Atlantic and GTE and purchased wireless properties in Louisiana. These transactions accounted for 779,000 of the overall increase in wireless customers that occurred during 2000. The level of customer growth during 2002 will be dependent upon the Company's ability to attract new customers in an increasingly competitive marketplace currently supporting up to seven competitors in each market. Economic factors, including weakening customer demand and consumer credit, affected the wireless industry in the fourth quarter of 2001 and are expected to continue during 2002. The Company will continue to focus its efforts on sustaining value-added customer growth by managing its distribution channels and customer segments, offering attractively priced rate plans and enhanced services and other features, selling additional phones to existing customers and making strategic acquisitions. In 2002, managing the growth of a value-creating customer base will likely result in slower customer growth rates than ALLTEL experienced in 2001.

     As a result of customer growth, the Company's market penetration rate (number of customers as a percent of the total population in ALLTEL's service areas) increased nearly one percent during 2001. ALLTEL's market penetration rate decreased slightly in 2000, due to lower penetration levels in the markets acquired from Bell Atlantic, GTE and SBC. The Company continues to focus its efforts on lowering customer churn (average monthly rate of customer disconnects). In addition to offering competitively-priced rate plans to customers, ALLTEL implemented several initiatives designed to improve customer retention. These initiatives included analyzing customer usage patterns over a six-month period and notifying the customer if a better rate plan was available and migrating customers from analog to digital equipment through the use of equipment subsidies in order to provide enhanced service offerings to customers. As a result of these efforts, customer churn during 2001 remained consistent with 2000 despite heightened competition and declining economic conditions.

     Wireless revenues and sales increased $295.4 million or 8 percent in 2001 and $503.0 million or 17 percent in 2000. Service revenues increased $290.2 million or 9 percent and $437.3 million or 15 percent in 2001 and 2000, respectively. The increases in wireless service revenues in both years primarily resulted from growth in ALLTEL's customer base. The acquisition of wireless properties in Louisiana and the exchange of wireless properties with Bell Atlantic and GTE accounted for approximately $248.9 million and $241.4 million of the overall increases in wireless service revenues in 2001 and 2000, respectively. Revenues from enhanced services increased $33.2 million and $19.8 million in 2001 and 2000, respectively, reflecting increased demand for these services and the effect of acquisitions. Service revenue growth in 2001 and 2000 attributable to customer growth, acquisitions and additional revenues earned from enhanced services were partially offset by declines in retail roaming revenues reflecting the expansion of local, regional and national calling areas and a decrease in wholesale roaming rates. The decreases in average revenue per customer per month in 2001 and 2000 reflected the effects of the local, regional and national calling plans, decreased wholesale roaming rates and continued penetration into more competitive retail and non-traditional market segments. Service revenue growth during 2002 will depend upon ALLTEL's ability to maintain market share in an increasingly competitive marketplace by adding new customers, retaining existing customers, increasing customer usage, and selling additional enhanced services. Product sales revenues increased $5.2 million or 3 percent and $65.7 million or 54 percent in 2001 and 2000, respectively. The increase in product sales in 2001 reflected the growth in gross customer additions, partially offset by lower retail prices resulting from increased competition. Product sales increased in 2000 primarily due to the growth in gross customer activations and the selling of higher-priced digital phones.

     Operating income decreased $41.6 million or 5 percent in 2001 and increased $12.0 million or 1 percent in 2000, as growth in operating revenues were offset by increases in costs and expenses. Operations expense increased $63.9 million in 2001 and $292.3 million in 2000. Network-related expenses accounted for $22.2 million and $147.7 million of the overall increases in operations expense in 2001 and 2000, respectively, and primarily resulted from increased network traffic due to customer growth and expansion of calling areas. Selling and marketing expenses increased $2.9 million in 2001, reflecting increased advertising costs of $42.5 million, partially offset by lower commission costs. Selling and marketing expenses increased $64.1 million in 2000, consistent with the overall growth in revenues and sales and the roll-out of new rate plans. Operations expense for 2001 also reflected increased bad debt expense of $34.6 million, primarily due to the overall decline in economic conditions and weakening consumer credit. The increase in operations expense in 2001 attributable to increased network-related costs, advertising and bad debt expense was partially offset by decreased commission costs of $34.1 million, primarily reflecting a shift in the Company's distribution mix, as further discussed below. Cost of products sold increased $144.2 million in 2001 and $114.6 million in 2000 consistent with the growth in gross customer activations, the selling of higher-priced digital phones and the Company's continuing efforts to migrate customers from analog to digital equipment. Depreciation and amortization expense reflected additional amortization of goodwill and other intangible assets of $43.9 million in 2001 and $34.6 million in 2000, associated with the acquisitions of wireless assets previously discussed. Depreciation expense also increased $85.0 million in 2001 and $49.5 million in 2000, primarily due to growth in wireless plant in service.

     The cost to acquire a new wireless customer represents sales, marketing and advertising costs and the net equipment cost, if any, for each new customer added. The decrease in customer acquisition costs in 2001 primarily resulted from lower commissions expense due to a shift in the Company's distribution mix, as noted above, as proportionately higher sales volumes were generated from ALLTEL's internal sales distribution channels. The Company has expanded its internal sales distribution channels through Company retail stores and kiosks located in shopping malls and other retail outlets. Incremental sales costs at a Company retail store or kiosk are significantly lower than commissions paid to dealers. During 2001, approximately 80 percent of the gross customer additions came through ALLTEL's internal distribution channels. In addition, commissions paid to outside agents also decreased in 2001, reflecting a shift in the mix of the Company's external distribution channels from national to local dealers. While ALLTEL intends to manage the costs of acquiring new customers during 2002 by continuing to expand and enhance its internal distribution channels, the Company will also continue to utilize its large dealer network. The decreases in cost to acquire a new customer in 2001 attributable to lower commission costs were partially offset by increased advertising costs attributable to a nationwide branding campaign and other promotional activities. In addition, margins earned from the sale of digital handsets and other accessories declined driven by lower retail prices, reflecting very competitive market conditions. The decrease in cost to acquire a new wireless customer in 2000 primarily reflected a reduction in sales commissions paid to national dealers due to proportionately lower sales generated from these external distribution channels.

Regulatory Matters-Wireless Operations

     The Company is subject to regulation by the Federal Communications Commission ("FCC") as a provider of wireless communications services. The Telecommunications Act of 1996 (the "96 Act") provides wireless carriers numerous opportunities to provide an alternative to the long distance and local exchange services provided by local exchange telephone companies and interexchange carriers. Wireless carriers are also entitled to compensation from other telecommunications carriers for calls transmitted from the other carriers' networks and terminated on the wireless carriers' networks.

     In accordance with FCC guidance, all Commercial Mobile Radio Services ("CMRS") providers must provide number portability in the nations largest Metropolitan Statistical Area markets and comply with certain FCC performance criteria, including support for roaming customers, by November 24, 2002. In addition, wireless service carriers must also provide 911 emergency service in a two-phased approach. In phase one, the carriers must provide service capabilities to determine station locations for originated calls. In phase two, wireless carriers must determine the location of a caller within fifty meters of an originated call. The second phase requirements were set to begin by October 1, 2001, but, due to technology unavailability, the Company requested a limited waiver of these requirements. The FCC has stated that no enforcement or other action will be taken against the Company or other carriers pending FCC action on the waiver requests.

Communications-Wireline Operations

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                              (MILLIONS, EXCEPT ACCESS LINES
                                                                      IN THOUSANDS)
Revenues and sales:
  Local service.............................................  $  862.3   $  809.7   $  770.2
  Network access and long-distance..........................     824.1      818.5      779.0
  Miscellaneous.............................................     126.9      117.8      128.3
                                                              --------   --------   --------
     Total revenues and sales...............................   1,813.3    1,746.0    1,677.5
                                                              --------   --------   --------
Costs and expenses:
  Operations................................................     705.1      719.3      720.8
  Cost of products sold.....................................      16.6       13.6       13.9
  Depreciation and amortization.............................     368.3      345.2      323.7
                                                              --------   --------   --------
     Total costs and expenses...............................   1,090.0    1,078.1    1,058.4
                                                              --------   --------   --------
Operating income............................................  $  723.3   $  667.9   $  619.1
                                                              ========   ========   ========
Access lines in service.....................................   2,612.3    2,572.3    2,433.1

     Wireline revenues and sales increased $67.3 million or 4 percent in 2001 and $68.5 million or 4 percent in 2000. Operating income increased $55.4 million or 8 percent in 2001 and $48.8 million or 8 percent in 2000. Wireline operating results for 2000 included the effect of the $11.5 million Georgia PSC litigation settlement previously discussed. Excluding the effect of this settlement, revenues and sales would have increased $55.8 million or 3 percent in 2001 and $80.0 million or 5 percent in 2000 and operating income would have increased $43.9 million or 6 percent in 2001 and $60.3 million or 10 percent in 2000. Customer access lines increased 2 percent in 2001 and 6 percent in 2000, reflecting increased sales of residential and second access lines. Internal access line growth during 2002 is expected to result primarily from population growth in the Company's service areas. As with its wireless business, ALLTEL expects that the continuation of slower economic growth will lower internal access line growth rates during 2002. To drive revenue growth in 2002, the Company will continue to emphasize customer service and sales of enhanced services.

     Local service revenues increased $52.6 million or 6 percent in 2001 and $39.5 million or 5 percent in 2000. Local service revenues for 2000 included the effect of the Georgia PSC litigation settlement previously discussed. Excluding the effect of the settlement, local service revenues would have increased $41.1 million or 5 percent in 2001 and $51.0 million or 7 percent in 2000. Growth in customer access lines accounted for $9.8 million and

$22.6 million of the overall growth in local service revenues in 2001 and 2000, respectively. Growth in custom calling and other enhanced services, reflecting increased demand for these services, also contributed to the overall increases in local service revenues in 2001 and 2000, as revenues from these enhanced services increased $18.4 million in 2001 and $15.4 million in 2000. Revenues derived from integrated service digital network ("ISDN"), which increased $7.0 million and $6.4 million in 2001 and 2000, and from the sale of equipment protection plans, which increased $6.7 million in 2001 and $4.1 million in 2000, also contributed to the growth in local service revenues in each year.

     Network access and long-distance revenues increased $5.6 million or 1 percent in 2001 and $39.5 million or 5 percent in 2000. Network access and long-distance revenues increased in both years primarily as a result of higher volumes of network usage and growth in customer access lines, partially offset by a reduction in intrastate toll revenues. Network access and long-distance revenues also reflected reductions of $14.6 million in 2001 and $11.7 million in 2000 in revenues received from the Georgia Universal Service Fund, in connection with the litigation settlement previously discussed.

     Miscellaneous revenues primarily consist of charges for billing and collections services provided to long-distance companies, customer premise equipment sales and directory advertising services. Miscellaneous revenues increased $9.1 million or 8 percent in 2001 and decreased $10.5 million or 8 percent in 2000. The increase in 2001 primarily resulted from increased directory advertising revenues of $4.1 million and from additional sales of customer premise equipment of $3.4 million. The decrease in miscellaneous revenues in 2000 primarily resulted from a reduction in revenues earned from other carriers for billing and collection services.

     Growth in operating income for 2001 and 2000 reflected the increases in wireline operating revenues and reductions in customer service and general and administrative expenses, primarily resulting from the Company's restructuring efforts, as previously discussed. The increase in operating income in 2001 attributable to revenue growth and cost savings was partially offset by increases in network-related expenses and depreciation and amortization. Network-related expenses increased in 2001 reflecting higher network usage due to customer access line growth and increased maintenance costs. The increase in operating income in 2000 attributable to revenue growth and cost savings was partially offset by increases in depreciation and amortization, and selling and marketing expenses. Selling and marketing expenses increased in 2000 primarily due to additional advertising as a result of a nationwide branding campaign. Depreciation and amortization expense increased in both years primarily due to growth in wireline plant in service.

Regulatory Matters-Wireline Operations

     ALLTEL's wireline operations, except for the Nebraska operations, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation". Criteria that would give rise to the discontinuance of SFAS No. 71 include (1) increasing competition that restricts the wireline subsidiaries' ability to establish prices to recover specific costs and (2) significant changes in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company periodically reviews these criteria to determine whether the continuing application of SFAS No. 71 is appropriate. As a result of the passage of the 96 Act and state telecommunications reform legislation or regulations, ALLTEL's wireline subsidiaries have begun to experience some competition in their local service areas, but through year-end 2001 this competition had not had a material adverse effect on the results of operations of ALLTEL's wireline subsidiaries.

     While the Company believes that the application of SFAS No. 71 continues to be appropriate, it is possible that changes in regulation, legislation or competition could result in the Company's wireline operations no longer qualifying for the application of SFAS No. 71 in the near future. If ALLTEL's wireline subsidiaries no longer qualified for the application of SFAS No. 71, the accounting impact to the Company would be an extraordinary non-cash charge to operations ranging in an amount of approximately $15.0 to $25.0 million. The non-cash charge would consist primarily of the write-off of previously established regulatory assets and liabilities, as the Company would not expect to record any impairment charge related to the carrying value of its wireline plant. Under SFAS No. 71, the Company currently depreciates its wireline plant based upon asset lives approved by regulatory agencies. Upon discontinuance of SFAS No. 71, the Company will be required to revise the lives of its property, plant and equipment to reflect the estimated economic useful lives of the assets. The Company does not expect that the revisions in asset lives would be significant.

     Certain states in which the Company's wireline subsidiaries operate have adopted alternatives to rate-of-return regulation, either through legislative or regulatory commission actions. The Company has elected alternative regulation for certain of its wireline subsidiaries in Alabama, Arkansas, Florida, Georgia, Kentucky, North Carolina, Pennsylvania and Texas.

     The Company continues to evaluate alternative regulation options in other states where its wireline subsidiaries operate. The Nebraska wireline properties, which were acquired in 1999, operate under price cap regulation pursuant to waivers granted by the FCC. On June 12, 2001, the FCC granted ALLTEL's request to extend the waiver to July 1, 2002.

     In April 2001, the FCC released a notice of proposed rulemaking addressing inter-carrier compensation issues. Under this rulemaking, the FCC has proposed a "bill and keep" compensation method that would overhaul the existing rules governing reciprocal compensation and access charge regulation. The outcome of this proceeding could change the way ALLTEL receives compensation from other carriers and its end users. At this time, ALLTEL cannot estimate whether any such changes will occur or, if they do, what the effect of the changes on its wireline revenues and expenses would be.

     In May 2001, the FCC adopted an interim universal service mechanism that will govern compensation for rural telephone companies for the ensuing five years. Among other provisions, the FCC's interim plan adopted a modified embedded cost mechanism while retaining an indexed cap on the fund. At this time, ALLTEL cannot estimate the effect of the changes to its universal service support, if any, that may occur once the FCC adopts a permanent plan for rural carriers.

     Also in May 2001, the FCC released an order adopting the recommendation of the Federal-State Joint Board to impose an interim freeze of the Part 36 category relationships and jurisdictional cost allocation factors for price cap Incumbent Local Exchange Carriers ("ILECs") and a freeze of all allocation factors for rate-of-return ILECs. This order also gave rate-of-return ILECs a one-time option to freeze their Part 36 category relationships in addition to their jurisdictional allocation factors. ALLTEL opted not to freeze its allocation factors. In June 2001, the FCC waived certain elements of its Part 69 access charge rules to allow non-price cap ILECs to include in their tariff filings an end-user charge to recover their universal service contributions. ALLTEL ILECs tariffed the surcharge in their annual interstate access tariff filing and began assessing the surcharge effective August 1, 2001.

     In October 2001, the FCC adopted rate-of-return access charge reform and initiated a further round of rulemaking to consider other rate-of-return carrier issues. The order lowered access charges per minute, increased the subscriber line charge ("SLC") over time to bring it in line with SLCs adopted for price cap carriers and phased out carrier common line charges in favor of a new portable "Interstate Common Line Support" universal service mechanism, and retained the authorized 11.25 percent rate of return. The residential and single-line business SLC cap phase-in began on January 1, 2002, and may increase again on July 1, 2002 and on July 1, 2003, subject to a FCC review of SLC caps for price cap carriers. The Company does not expect that the order will have a material adverse effect on its consolidated financial results during 2002 and 2003.

     Because certain of the regulatory matters discussed above are under FCC or judicial review, resolution of these matters continues to be uncertain, and ALLTEL cannot predict at this time the specific effects, if any, that the 96 Act, regulatory decisions and rulemakings, and future competition will ultimately have on its wireline operations.

Communications-Emerging Businesses

                                                               2001     2000     1999
                                                              ------   ------   ------
                                                                     (MILLIONS)
Revenues and sales..........................................  $461.5   $382.6   $270.2
                                                              ------   ------   ------
Costs and expenses:
  Operations................................................   369.8    345.6    244.7
  Cost of products sold.....................................    11.9     13.8     15.6
  Depreciation and amortization.............................    41.5     28.1     18.9
                                                              ------   ------   ------
       Total costs and expenses.............................   423.2    387.5    279.2
                                                              ------   ------   ------
Operating income (loss).....................................  $ 38.3   $ (4.9)  $ (9.0)
                                                              ======   ======   ======

     The Company's long-distance and network management services and Internet access services are currently marketed to residential and business customers in the majority of states in which ALLTEL provides communications services, and CLEC services are provided in 10 states. During January 2002, in evaluating its existing CLEC operations, the Company determined that a business model that relies on interconnection with other carriers has limited potential for profitably acquiring market share. Accordingly, on January 24, 2002, the Company announced its plans to exit its CLEC operations in seven states representing less than 20 percent of ALLTEL's CLEC access lines. In the course of exiting these markets, ALLTEL will honor all existing customer contracts, licenses and other obligations and work to minimize the inconvenience to affected customers. This change should allow the remaining CLEC operations to generate positive cash flows in 2002.

     The increases in revenues and sales in 2001 and 2000 primarily reflected growth in each of the emerging businesses' product groups, primarily driven by growth in ALLTEL's customer base for these services. Revenues from long-distance and network management services, CLEC and Internet access increased in 2001 by $37.5 million, $30.5 million and $10.9 million, respectively, compared to increases in 2000 of $75.4 million, $25.6 million and $11.4 million, respectively.

     The increase in operating income in 2001 reflected strong growth in long-distance and network management services, which accounted for $25.7 million of the overall increase in emerging businesses operating income in 2001. Operating income for 2001 also reflected improved profitability of both the Internet access and CLEC operations. Internet access operations became marginally profitable during the second half of 2001, while operating losses sustained by the CLEC operations decreased $7.7 million during 2001. Operating losses sustained by emerging businesses decreased $43.2 million or 882 percent in 2001 and $4.1 million or 46 percent in 2000, primarily due to strong revenue growth and improved profit margins in the Company's long-distance operations. The improved profit margins reflect reduced network costs as a result of transporting more traffic on ALLTEL's own fiber network.

Information Services Operations

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                        (MILLIONS)
Revenues and sales..........................................  $1,322.9   $1,279.9   $1,245.5
                                                              --------   --------   --------
Costs and expenses:
  Operations................................................     967.1      938.5      923.3
  Cost of products sold.....................................       0.7        2.3        2.8
  Depreciation and amortization.............................     164.5      154.1      144.1
                                                              --------   --------   --------
     Total costs and expenses...............................   1,132.3    1,094.9    1,070.2
                                                              --------   --------   --------
Operating income............................................  $  190.6   $  185.0   $  175.3
                                                              ========   ========   ========

     Information services revenues and sales increased 3 percent in 2001 and 2000, or $43.0 million and $34.4 million, respectively. Revenues and sales increased in 2001 primarily due to growth in the financial services operations. Financial services revenues, which include the residential lending and international operations, increased $33.6 million in 2001, primarily due to growth in mortgage processing revenues, reflecting increased mortgage refinancing activity due to declines in consumer borrowing rates and additional revenues earned from new businesses. Software licensing revenues increased $9.5 million also contributing to the growth in financial services revenues in 2001. During the second half of 2000, ALLTEL acquired Benchmark Consulting International and Datamatic Services, Inc., two privately held companies serving the financial services industry and formed ALLTEL Mortgage Solutions, a joint venture with Bradford & Bingley Group, a large United Kingdom mortgage lender. In March 2001, the Company also announced the formation of a joint venture with IBM, which operates as ALLTEL Corebanking Solutions, and will provide corebanking software to financial service organizations in Europe. These new businesses accounted for $30.2 million of the overall increase in financial services revenues in 2001. Growth in financial services revenues in 2001 attributable to new business and additional license fee revenues was partially offset by reduced revenues from several large customers and lost operations due to contract terminations. Telecommunications revenues increased $10.8 million in 2001, primarily due to growth in existing contracts and the effect of two new outsourcing agreements, partially offset by lost operations due to contract terminations. Revenues and sales increased in 2000 primarily due to growth in the telecommunications outsourcing operations, which increased $53.8 million, primarily due to growth in existing data processing contracts including additional billings to affiliates, reflecting the Company's recent acquisitions. Financial services revenues declined $11.5 million in 2000 primarily due to reduced revenues from several large customers and lost operations due to contract terminations.

     The changes in operations expense for 2001 and 2000 were consistent with the changes in revenues and sales noted above. In addition, operations expenses for 2001 and 2000 reflect reduced overhead and other general and administrative expenses, reflecting the Company's 2001 and 2000 restructuring activities, as previously discussed. Depreciation and amortization expense increased in both years primarily due to the acquisition of additional data processing equipment and an increase in amortization of internally developed software.

     Primarily as a result of the changes in revenues and sales, operating income increased $5.6 million or 3 percent in 2001 and $9.7 million or 6 percent in 2000. Growth in operating income for 2001 attributable to revenue growth and reduced administrative costs was partially offset by losses sustained by the recently acquired operations and new joint ventures previously discussed. Financial services operating income increased slightly in 2000, as new business growth was partially offset by the loss of higher margin operations from contract terminations. Telecommunications operating income increased $7.9 million in 2000 primarily due to the growth in its operating revenues.

     In connection with the Company's joint ventures with IBM and with Bradford & Bingley Group, ALLTEL capitalized $35.8 million in software development costs during 2001. The Company expects to capitalize in 2002 approximately $20.0 to $25.0 million of additional software development costs related to these joint ventures. The process of developing new software products is complex and requires the Company to make long-term investments and commit significant resources before realizing revenue streams from these joint ventures. Accordingly, the future profitability of these joint ventures and the Company's ability to recover its investment will be dependent upon ALLTEL's success in marketing the software and related services to customers.

Other Operations

                                                               2001     2000     1999
                                                              ------   ------   ------
                                                                     (MILLIONS)
Revenues and sales..........................................  $513.9   $634.2   $579.8
                                                              ------   ------   ------
Costs and expenses:
  Operations................................................    42.2     54.2     50.0
  Cost of products sold.....................................   444.6    556.2    507.0
  Depreciation and amortization.............................     3.1      1.7      1.2
                                                              ------   ------   ------
     Total costs and expenses...............................   489.9    612.1    558.2
                                                              ------   ------   ------
Operating income............................................  $ 24.0   $ 22.1   $ 21.6
                                                              ======   ======   ======

     Other operations consist of the Company's product distribution and directory publishing operations. Revenues and sales decreased $120.3 million or 19 percent in 2001 and increased $54.4 million or 9 percent in 2000. The decrease in revenues and sales in 2001 resulted from a reduction in sales of telecommunications and data products, which decreased $133.7 million. Sales to affiliates accounted for $94.3 million of the overall decrease in sales of telecommunications and data products in 2001, primarily due to a reduction in purchases made by the Company's wireline subsidiaries, reflecting timing differences in the purchases of materials and equipment related to long-term construction projects. Sales to non-affiliates also declined $39.4 million in 2001, primarily reflecting a general reduction in capital spending by telecommunications companies due to economic conditions and the industry's emphasis on controlling costs. Directory publishing revenues increased $15.9 million in 2001, primarily reflecting an increase in the number of directory contracts published. Revenues and sales increased in 2000 primarily due to additional sales of telecommunications and data products, including sales to affiliates. Sales of telecommunications and data products increased $49.0 million in 2000, with affiliate sales accounting for $26.8 million of the overall increase. Sales to affiliates increased primarily due to additional purchases made by the Company's wireline subsidiaries attributable to the Aliant acquisition completed in 1999.

     The changes in cost of products sold for 2001 and 2000 were consistent with the changes in revenues and sales noted above. Operations expense decreased in 2001 primarily due to the Company's 2001 restructuring efforts, as previously discussed, which primarily accounted for the modest growth in operating income in 2001 of $1.9 million or 9 percent from 2000. Other operations operating income increased $0.5 million or 2 percent in 2000 primarily due to the growth in revenues and sales noted above, partially offset by lower gross profit margins realized by the product distribution operations. The lower gross profit margins resulted from lower margins earned on affiliated sales and increased competition from other distributors and from direct sales by manufacturers.

Non-Operating Income, Net

                                                              2001     2000     1999
                                                              -----   ------   ------
                                                                    (MILLIONS)
Equity earnings in unconsolidated partnerships..............  $57.0   $120.5   $105.0
Minority interest in consolidated partnerships..............  (71.8)   (97.2)  (116.6)
Other income, net...........................................   33.2     42.2     54.4
                                                              -----   ------   ------
  Non-operating income, net.................................  $18.4   $ 65.5   $ 42.8
                                                              =====   ======   ======

     Non-operating income, net decreased $47.1 million or 72 percent in 2001 and increased $22.7 million or 53 percent in 2000. The decrease in equity earnings in unconsolidated partnerships in 2001 primarily reflected the sale of certain minority investments to Bell Atlantic and GTE completed during 2000 and the transfer to BellSouth of certain minority investments in unconsolidated wireless properties resulting from the dissolution of a partnership completed in 2001, as previously discussed. The decreases in minority interest in 2001 and 2000 primarily reflected ALLTEL's acquisition of the remaining ownership interest in a Georgia Rural Service Area ("RSA") completed in January 2000 and in a Florida RSA completed in August 2000. Other income, net for 2000 included a pretax gain of $4.7 million from the sale of a minority interest in a wireless property and pretax gains of $6.6 million realized from the sale of miscellaneous stock investments. The decrease in other income, net in 2000 primarily reflected a reduction in capitalized interest costs attributable to ALLTEL's deployment plans for PCS service.

Interest Expense

     Interest expense decreased $21.9 million or 7 percent in 2001 and increased $30.6 million or 11 percent in 2000. The decrease in interest expense in 2001 primarily reflected reductions in both the weighted average borrowing amount and interest rates applicable to ALLTEL's commercial paper program. The decrease in interest expense attributable to reduced borrowings outstanding under the commercial paper program was partially offset by additional interest costs related to the $425.0 million of long-term debt assumed by ALLTEL in completing the wireless property exchange with GTE. The increase in interest expense in 2000 reflected increases in both the weighted average borrowing amounts and rates applicable to ALLTEL's commercial paper program. Additional borrowings under this program in 2000 were incurred to finance the Company's wireless property acquisitions and to fund the stock repurchase plan. Interest expense for 2000 also included additional interest costs related to the $425.0 million of long-term debt assumed by ALLTEL in completing the wireless property exchange with GTE previously discussed.

Income Taxes

     Income tax expense decreased $681.0 million or 49 percent in 2001 and increased $838.1 million or 153 percent in 2000. The changes in income tax expense for both periods primarily reflected the tax-related effects of the gain on disposal of assets, merger and integration expenses and the other special charges and unusual items previously discussed. Excluding the effects on tax expense of these items in each year, income tax expense would have increased $0.7 million or less than 1 percent in 2001 and $40.3 million or 7 percent in 2000. Income tax expense for 2001 also reflected a one percent reduction in the Company's effective state income tax rate from 2000. State income tax expense for 2000 included the effects of certain gain transactions taxed in states with statutory rates that exceeded ALLTEL's overall state tax rates for its communications operations. Net of the related federal and state tax effects, the increase in income tax expense in 2000 was consistent with the overall growth in ALLTEL's earnings from continuing operations excluding special charges and unusual items.

Average Common Shares Outstanding

     The average number of common shares outstanding decreased one percent in 2001, primarily due to the Company's repurchase of 3.3 million of its common shares. The effect on the average number of common shares outstanding resulting from the repurchase of stock was partially offset by 0.7 million shares issued upon the exercise of options granted under employee stock option plans. The average number of common shares outstanding increased 1 percent in 2000. Shares issued in connection with acquisitions completed in 2000 totaled 0.7 million shares, and common shares issued through stock option plans totaled 0.9 million shares. These increases were offset by the Company's repurchase on the open market of nearly 3.0 million of its common shares.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

                                                                 2001          2000          1999
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Cash flows from (used in):
  Operating activities......................................   $2,070.5      $1,496.3      $1,499.9
  Investing activities......................................     (570.3)     (1,264.3)     (1,061.4)
  Financing activities......................................   (1,476.7)       (183.4)       (510.1)
  Effect of exchange rate changes...........................       (5.4)          1.0           0.1
                                                               --------      --------      --------
  Change in cash and short-term investments.................   $   18.1      $   49.6      $  (71.5)
                                                               ========      ========      ========
Total capital structure.....................................   $9,480.2      $9,776.8      $8,028.9
Percent equity to total capital.............................       58.7%         52.1%         52.4%
Interest coverage ratio.....................................       6.14x         5.66x         5.92x
Book value per share........................................   $  17.92      $  16.28      $  13.38

Cash Flows from Operations

     Cash provided from operations continued to be ALLTEL's primary source of funds. Cash provided from operations in all three years reflected growth in earnings of the Company before depreciation and amortization, interest expense, income taxes and special charges and unusual charges. The increase in 2001 resulting from earnings growth was partially offset by changes in working capital requirements, including timing differences in the receipt and payment of trade receivables and payables. Cash provided from operations in 2000 was adversely affected by working capital changes, including timing differences in the billing and collection of accounts receivable and additional income tax payments primarily associated with gains realized from the exchange of wireless assets and the sale of WorldCom stock.

Cash Flows Used in Investing Activities

     Capital expenditures continued to be ALLTEL's primary use of capital resources. Capital expenditures were $1,231.9 million in 2001, $1,164.7 million in 2000 and $1,006.5 million in 1999. During each of the past three years, the Company funded most of its capital expenditures through internally generated funds. Capital expenditures were incurred primarily to construct additional network facilities and to deploy digital wireless technology in select markets. Capital expenditures were also incurred to upgrade ALLTEL's telecommunications network in order to offer other communications services including long-distance, Internet and local competitive access services. The Company expects capital expenditures to be approximately $1.2 billion for 2002, which will be funded primarily from internally generated funds.

     Cash flows from investing activities for 2001 included $524.4 million of advance lease payments received from American Tower Corporation for the leasing of cell site towers. As further discussed in Note 14 to the consolidated financial statements, in December 2000, ALLTEL signed an agreement to lease American Tower Corporation certain of the Company's cell site towers in exchange for cash. In turn, ALLTEL will pay American Tower a monthly fee per tower for management and maintenance services for the duration of the agreement. As of December 31, 2001, the Company had closed on 1,748 towers.

     Cash flows used in investing activities for 2001 included cash outlays of $217.5 million for the purchase of property, principally consisting of a $190.7 million deposit paid by ALLTEL in connection with the Company's pending purchase of wireline properties in Kentucky, as previously discussed. This deposit is forfeitable if the Company fails to meet certain financing or other commitments. Cash flows used in investing activities for 2000 included $1,040.0 million of cash outlays for the acquisition of property. This amount principally consisted of $624.3 million paid by ALLTEL in connection with the wireless transaction with Bell Atlantic completed in April 2000 and $387.6 million paid by ALLTEL in October 2000 to acquire wireless properties in Louisiana, as previously discussed. Also during 2000, the Company acquired additional ownership interests in wireless properties in Florida and Georgia and purchased two privately held companies serving the financial services industry. In connection with these acquisitions, the Company paid $28.1 million in cash and issued approximately 730,000 shares of ALLTEL common stock. Cash outlays for the acquisition of property in 1999 were $99.9 million. This amount was net of cash acquired of approximately $24.1 million received in the Standard acquisition, and principally consisted of cash outlays of $46.5 million for a wireless property in Colorado, $30.6 million for a wireless property in Illinois and $20.0 million for a wireless property in Alabama. In addition to these acquisitions, the Company paid $12.1 million for the remaining ownership interest in a wireless property in Nebraska in which the Company already owned a controlling interest.

     Cash flows from investing activities for 2001 included $411.4 million of proceeds from the sale of assets, principally consisting of $410.1 million received by ALLTEL from the sale of 20 PCS licenses, as previously discussed. Cash flows from investing activities for 2000 included $328.9 million of proceeds from the sale of assets. These amounts consisted of $216.9 million received by ALLTEL to complete the exchange of wireless assets with GTE in June 2000 and $112.0 million received from the sale of PCS assets in Birmingham and Mobile, Ala. and PCS licenses in nine other markets including Pensacola, Fla., as previously discussed. Cash flows from investing activities for 2000 and 1999 included proceeds from the sale of investments of $630.3 million and $45.0 million. These amounts included proceeds of $595.8 million and $45.0 million, respectively, received from the sale of ALLTEL's investment in WorldCom common stock. Cash flows from investing activities also included proceeds from the return on investments of $54.8 million in 2001, $94.2 million in 2000 and $87.8 million in 1999. These amounts primarily consisted of cash distributions received from ALLTEL's wireless minority investments. The significant decrease in distributions received in 2001 primarily reflected the sale of certain minority investments to Bell Atlantic and GTE, as previously discussed.

     The proceeds received in 2001 from the asset sales and the leasing of cell site towers were used primarily to reduce borrowings under the Company's commercial paper program. The proceeds received in 2000 and 1999 from the sales of investments and other assets were used primarily to reduce borrowings under the Company's commercial paper program in 2000 and the revolving credit agreement in 1999.

Cash Flows Used in Financing Activities

     Dividend payments remained a significant use of the Company's capital resources. Common and preferred dividend payments amounted to $411.8 million in 2001, $403.0 million in 2000 and $378.2 million in 1999. The increases in each year primarily reflected growth in the annual dividend rates on ALLTEL's common stock. In October 2001, ALLTEL's Board of Directors approved an increase in the quarterly common stock dividend rate from $.33 to $.34 per share. This action raised the annual dividend rate to $1.36 per share and marked the 41st consecutive year in which ALLTEL has increased its common stock dividend.

     The Company has a $1.0 billion unsecured line of credit under a revolving credit agreement of which $50.0 million will expire in October 2003 and $950.0 million will expire in October 2005. During 2000, the Company established a commercial paper program with a maximum borrowing capacity of $1.25 billion. Under this program, commercial paper borrowings are supported by the Company's revolving credit agreement and are deducted from the amount available for borrowing under that agreement. Accordingly, the total amount outstanding under the commercial paper program and the indebtedness incurred under the revolving credit agreement may not exceed $1.25 billion. ALLTEL classifies commercial paper borrowings up to $1.0 billion as long-term debt because the revolving credit agreement supports these borrowings. Commercial paper borrowings outstanding as of December 31, 2001 were $230.1 million, compared to $835.5 million outstanding as of December 31, 2000. Commercial paper borrowings outstanding as of December 31, 2001 had a weighted average interest rate of 2.2 percent. Borrowings in 2001 under the commercial paper program were incurred primarily to finance the deposit delivered in connection with the pending wireline property acquisition and to fund stock repurchases. Additional borrowings under the commercial paper program in 2000 were incurred to finance the wireless property acquisitions, to fund the stock repurchase plan and to retire amounts outstanding under the revolving credit agreement. No borrowings were outstanding under the revolving credit agreement as of December 31, 2001 and 2000, compared to $341.0 million outstanding as of December 31, 1999.

     Long-term debt issued was $835.5 million in 2000 and $298.2 million in 1999. The commercial paper borrowings represented all of the long-term debt issued in 2000. In April 1999, ALLTEL issued $300.0 million of 6.8 percent debentures, under a $500.0 million shelf registration statement. The net proceeds of $298.2 million were used to reduce borrowings outstanding under the revolving credit agreement. On May 11, 2001, the Company deregistered the remaining unsold securities under its April 1999 shelf registration statement and filed a new shelf registration statement providing for the issuance of up to $1.0 billion in the aggregate initial offering price of unsecured debt securities. Currently, no debt securities have been issued under the May 2001 shelf registration statement.

     Retirements of long-term debt totaled $782.5 million in 2001, $405.9 million in 2000 and $344.5 million in 1999. The net reduction from December 31, 2000 in commercial paper borrowings of $605.4 million represented the majority of the long-term debt retired in 2001. Retirements of long-term debt for 2001 also included the early retirement of $73.5 million of high-cost debt completed in the second quarter of 2001, as previously discussed. The net reductions from December 31, 1999 and 1998 in revolving credit borrowings of $341.0 million and $237.5 million, respectively, represented the majority of the long-term debt retired in 2000 and 1999, respectively. Scheduled long-term debt retirements, net of commercial paper and revolving credit agreement activity and the prepayment of long-term debt, amounted to $103.6 million in 2001, $64.9 million in 2000 and $107.0 million in 1999. (See Note 5 to the consolidated financial statements for additional information regarding the Company's long-term debt.)

     Distributions to minority investors were $117.8 million in 2001, compared to $76.8 million in 2000 and $113.3 million in 1999. The increase in 2001 reflected additional payments of $48.4 million, representing the minority investors' share of the proceeds received from the leasing of cell site towers discussed above.

Distributions in 2001 and 2000 included the effects of the acquisition of the remaining minority interests in wireless properties in Florida and Georgia and the disposition of certain majority-owned partnerships in connection with the property exchanges with Bell Atlantic and GTE, as previously discussed.

     On July 20, 2000, ALLTEL's Board of Directors adopted a stock repurchase plan that allowed the Company to repurchase up to 7.5 million shares of its outstanding common stock. During 2001, ALLTEL repurchased 1.4 million of its common shares at a total cost of $78.1 million, compared to 3.0 million common shares repurchased at a total cost of $164.3 million in 2000. In November 2000, the Company entered into three forward purchase contracts with a financial institution in conjunction with the stock repurchase program. Under terms of the contracts, the Company agreed to purchase ALLTEL common shares from the financial institution at a specified price (the "forward price"). The forward price was equal to the financial institution's cost to acquire the shares plus a premium based on the net carrying cost of the shares to the financial institution and accrued over the period that the contract was outstanding. During the second quarter of 2001, the Company settled these contracts by acquiring 1.9 million of its common shares at a cost of $114.2 million. Through December 31, 2001, ALLTEL had repurchased 6.3 million of the 7.5 million shares the Company was authorized to repurchase under the stock repurchase plan.

     The Company believes it has adequate operating cash flows to finance its ongoing operating requirements including capital expenditures and the payment of dividends. The Company's primary source for funding its pending wireline acquisition or any future acquisitions will be its access to external capital markets. ALLTEL's access to the capital markets include additional borrowings available to the Company under both its $1.0 billion shelf registration statement and $1.25 billion commercial paper program, as well as the possible additional issuances of long-term debt and equity or equity-related securities issued through the private placement and public debt and equity markets. The Company and its subsidiaries expect these sources of capital to continue to be available during 2002.

     ALLTEL's commercial paper and long-term credit ratings with Moody's Investors Service ("Moody's"), Standard & Poor's Corporation ("Standard & Poor") and Fitch Ratings during 2001 remained unchanged from 2000 and were Prime-1, A-1 and F1 for commercial paper, respectively and A2, A and A for long-term credit, respectively. Factors that could affect ALLTEL's short and long-term credit ratings would include, but not be limited to, a substantial decline in the Company's operating results and increased debt levels relative to operating cash flows resulting from future acquisitions or increased capital expenditure requirements. The Company believes that using debt to finance its purchase of the wireline properties from Verizon will not result in a significant change to its debt to equity and interest coverage ratios and should not adversely affect the Company's current short and long-term credit ratings. If ALLTEL's credit ratings were to be downgraded from current levels, the Company would incur higher interest costs on new borrowings and the Company's access to the public capital markets could be adversely affected. A downgrade in ALLTEL's current short or long-term credit ratings would not accelerate scheduled principal payments of ALLTEL's existing long-term debt.

     The revolving credit agreement contains various covenants and restrictions including a requirement that, at the end of each calendar quarter, ALLTEL maintain a long-term debt-to-capitalization ratio of less than 65 percent. For purposes of calculating this ratio under the agreement, long-term debt would include current maturities related to long-term debt outstanding and any borrowings under the revolving credit agreement. As of December 31, 2001, the Company's long-term debt to capitalization ratio was 41.3 percent. Under terms of the revolving credit agreement, if the Company were to lose its investment grade rating (defined as Baa3 or higher by Moody's and BBB- by Standard & Poor's), the Company would be restricted from incurring new short-term debt.

Contractual Obligations and Commitments

     Set forth below is a summary of Company's material contractual obligations and commitments as of December 31, 2001:

                                           DUE IN     DUE IN     DUE IN       DUE
                                          ONE YEAR     2-3        4-5       AFTER 5
                                          OR LESS     YEARS      YEARS       YEARS       TOTAL
                                          --------    ------    --------    --------    --------
                                                                (MILLIONS)
Long-term debt, excluding commercial
  paper.................................  $   51.6    $789.4    $  883.6    $1,958.4    $3,683.0
Commercial paper........................     230.1        --          --          --       230.1
Operating leases........................      90.1     122.1        64.0        93.2       369.4
Site maintenance fees -- cell sites.....      26.0      56.1        61.8       396.5       540.4
Agreement to purchase wireline
  properties............................   1,716.3        --          --          --     1,716.3
                                          --------    ------    --------    --------    --------
  Total contractual obligations and
     commitments........................  $2,114.1    $967.6    $1,009.4    $2,448.1    $6,539.2
                                          ========    ======    ========    ========    ========

     Under the Company's long-term debt borrowing agreements, acceleration of principal payments would occur upon payment default, violation of debt covenants not cured within 30 days or breach of certain other conditions set forth in the borrowing agreements. At December 31, 2001, the Company was in compliance with all of its debt covenants. There are no provisions within the Company's leasing agreements that would trigger acceleration of future lease payments. (See Notes 5, 8, 14 and 17 to the consolidated financial statements for additional information regarding the obligations and commitments listed above.)

     The Company does not use securitization of trade receivables, affiliation with special purpose entities or synthetic leases to finance its operations. Additionally, the Company has not entered into any arrangement requiring the Company to guarantee payment of third party debt or to fund losses of an unconsolidated special purpose entity.

Legal Proceedings

     ALLTEL is party to various legal proceedings arising in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future results of operations or financial condition of ALLTEL. In addition, management of the Company is currently not aware of any environmental matters that, individually or in the aggregate, would have a material adverse effect on the consolidated financial condition or results of operations of the Company.

Recently Issued Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. Accordingly, the use of the pooling-of-interests method of accounting for business combinations has been eliminated. In addition, SFAS No. 141 requires that, on the date of acquisition, identifiable intangible assets should be recognized separate and apart from goodwill if the intangible assets meet certain criteria. SFAS No. 142 will change the accounting for goodwill and other indefinite lived intangible assets from an amortization method to an impairment-only approach. Accordingly, amortization of goodwill, including goodwill recorded in past business combinations, ceased as of January 1, 2002 for calendar year companies such as ALLTEL. Under SFAS No. 142, goodwill will be assigned to a company's reporting units and an initial impairment test by reporting unit must be completed by June 30, 2002.

     Goodwill will be tested for impairment annually using a consistent measurement date. Amortization of intangible assets with indefinite lives other than goodwill also ceased as of January 1, 2002, although such intangible assets will be required to be tested for impairment at least annually, in a manner similar to goodwill. Intangible assets with finite lives are required to be amortized over their estimated useful lives. Accordingly, the current 40-year maximum estimated life specified in Accounting Principles Board ("APB") Opinion No. 17 "Intangible Assets" will no longer apply.

     The Company has determined its applicable reporting units and assigned goodwill to them. In addition, the Company is conducting a review of its other identifiable intangible assets to determine whether any of those assets would meet the indefinite life criteria outlined in SFAS No. 142. By the end of the first quarter of 2002, ALLTEL expects to complete the initial impairment review of its indefinite-lived intangible assets, including goodwill. At this time, the Company has not determined whether an impairment charge will be recognized upon adoption of these standards. Accordingly, ALLTEL cannot determine the full impact that adopting these standards will have on the Company's consolidated financial statements other than the effects of no longer amortizing goodwill, which will result in pretax annual expense savings of approximately $85.0 million.

     In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 will apply to fiscal years beginning after June 15, 2002, and will address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the assets and requires that a liability for an asset retirement obligation be recognized when incurred, recorded at fair value and classified as a liability in the balance sheet. The Company does not expect that this standard will have a material effect on its consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 applies to fiscal years beginning after December 15, 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This standard retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of an impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business, but retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting obligation to a component of an entity that either has been disposed of or is classified as held for sale. The Company does not expect that this standard will have a material effect on its consolidated financial statements.

Market Risk

     The Company is exposed to market risk from changes in marketable equity security prices and from changes in interest rates on its long-term debt obligations that affect the fair value of these obligations. The Company's financial instruments are described further in Notes 4 and 5 to the consolidated financial statements. The Company has estimated its market risk using sensitivity analysis. Market risk is defined as the potential change in fair value of a financial instrument due to a hypothetical adverse change in market prices or interest rates. Fair value for investments is determined using quoted market prices, if available, or the carrying amount of the investment if no quoted market price is available. Fair value of long-term debt obligations is determined based on a discounted cash flow analysis, using the rates and maturities of these obligations compared to terms and rates currently available in the long-term markets. The results of the sensitivity analysis used to estimate market risk are presented below, although the actual results may differ from these estimates.

     As of December 31, 2001 and 2000, investments of the Company were recorded at fair value and totaled $251.6 million and $322.4 million, respectively. The decrease in fair value primarily reflected the transfer to BellSouth of certain minority investments in unconsolidated wireless properties resulting from the dissolution of a partnership completed in the first quarter of 2001, as previously discussed. Marketable equity securities totaled

$19.1 million and $13.7 million and included a net unrealized holding loss of $4.5 million and a net unrealized holding gain of $9.7 million as of December 31, 2001 and 2000, respectively. A hypothetical ten percent decrease in quoted market prices would result in a $1.9 million and $1.4 million decrease in the fair value of these securities as of December 31, 2001 and 2000, respectively.

     Substantially all of the Company's long-term debt obligations are fixed rate obligations. Changes in interest rates can result in fluctuations in the fair value of the Company's long-term debt obligations. As of December 31, 2001 and 2000, the fair value of the Company's long-term debt was estimated to be $3,955.7 million and $4,653.4 million, respectively. A hypothetical increase of 70 basis points (ten percent of the Company's overall weighted average borrowing rate) would result in an approximate $140.1 million and $157.5 million decrease in the fair value of the Company's long-term debt as of December 31, 2001 and 2000, respectively. Conversely, a hypothetical decrease of 70 basis points would result in an approximate $150.6 million and $171.9 million increase in the fair value of the Company's long-term debt as of December 31, 2001 and 2000, respectively.

     The Company uses derivative instruments to reduce its exposure to adverse fluctuations in interest rates and to obtain a targeted mixture of variable and fixed-interest-rate long-term debt, such that the portion of debt subject to variable rates does not exceed 30 percent of the Company's total long-term debt outstanding. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes or enter into interest rate transactions for speculative purposes. Management continually reviews the Company's exposure to interest rate fluctuations and implements strategies to mitigate the exposure. During the third quarter of 2001, the Company entered into four, pay variable receive fixed, interest rate swap agreements on notional amounts totaling $500.0 million to convert fixed interest rate payments to variable. As of December 31, 2001, the fair market value of the interest rate swaps was $8.6 million. A hypothetical increase of 70 basis points (ten percent of the Company's overall weighted average borrowing rate) would result in an approximate $21.9 million decrease in the fair value of the Company's interest rate swaps as of December 31, 2001. Conversely, a hypothetical decrease of 70 basis points would result in an approximate $23.3 million increase in the fair value of the Company's interest rate swaps as of December 31, 2001.

     The Company's business operations in foreign countries are not material to the Company's consolidated operations, financial condition and liquidity. Foreign currency translation gains and losses were not material to the Company's consolidated results of operations for the years ended December 31, 2001 and 2000. Additionally, the Company is not currently subject to material foreign currency exchange rate risk from the effects that exchange rate movements of foreign currency would have on the Company's future costs or on future cash flows it would receive from its foreign subsidiaries. The Company has not entered into any significant foreign currency forward exchange contracts or other derivative financial instruments to hedge the effects of adverse fluctuations in foreign currency exchange rates.

Critical Accounting Policies

     ALLTEL prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States. ALLTEL's significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements. Certain of these accounting policies as discussed below require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Certain fees assessed to communications customers to activate service are deferred and recognized over the expected life of the customer relationship which is based on historical weighted average service lives of customers. ALLTEL does not anticipate any significant changes to the expected life of its communications customer base, but a material increase in the churn rates associated with the customer base could materially affect the Company's future consolidated operating results. The percentage-of-completion method of accounting is utilized for long-term information services contracts that include a software license element. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable, and such changes have occurred in the past and have been material. Accordingly, changes in revenue, cost and profit estimates related to the Company's long-term contracts could occur and have a material effect on the Company's consolidated operating results in the period of change.

     In evaluating the collectibility of its trade receivables, ALLTEL assesses a number of factors including a specific customer's ability to meet its financial obligations to the Company, as well as general factors, such as the length of time the receivables are past due and historical collection experience. Based on these assessments, the Company records both specific and general reserves for bad debt to reduce the related receivables to the amount the Company ultimately expects to collect from customers. If circumstances related to specific customers change or economic conditions worsen such that the Company's past collection experience is no longer relevant, ALLTEL's estimate of the recoverability of its trade receivables could be further reduced from the levels provided for in the consolidated financial statements.

     At each balance sheet date, ALLTEL performs a detailed assessment of its capitalized software development costs to be marketed which includes a review of, among other factors, projected revenues, customer demand requirements, product lifecycle, changes in software and hardware technologies, and product development plans. Based on this analysis, ALLTEL records adjustments, when appropriate, to reflect the net realizable value of its capitalized software development costs. The estimates of expected future revenues generated by the software, the remaining economic life of the software, or both, could be reduced in the near term, materially affecting the carrying value of capitalized software development costs and the Company's consolidated operating results in the period of change.

     The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and intangible assets. Although ALLTEL believes it is unlikely that any significant changes to the useful lives of its tangible or intangible assets will occur in the near term, rapid changes in technology, the discontinuance of accounting under SFAS No. 71 by the Company's wireline subsidiaries, or changes in market conditions could result in revisions to such estimates that could materially affect the carrying value of these assets and the Company's future consolidated operating results.

Forward-Looking Statements

     This Management's Discussion and Analysis of Financial Condition and Results of Operations includes, and future filings by the Company on Form 10-K, Form 10-Q and Form 8-K and future oral and written statements by ALLTEL and its management may include, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause ALLTEL's actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of ALLTEL or a combined ALLTEL and CenturyTel, Inc. ("CenturyTel") to differ materially, many of which are beyond the control of ALLTEL include, but are not limited to, the following:
(1) the businesses of ALLTEL and CenturyTel may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all; (3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the customer base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) the introduction of new technologies and competitors; (9) changes in labor, equipment and capital costs; (10) future acquisitions, strategic partnerships and divestitures; (11) general business and economic conditions; and (12) other risks described from time to time in ALLTEL's and CenturyTel's periodic reports filed with the Securities and Exchange Commission.

     You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues" or the negative or other forms of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

                              REPORT OF MANAGEMENT

     ALLTEL Corporation's management is responsible for the integrity and objectivity of all financial data included in this Annual Report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The financial data includes amounts that are based on the best estimates and judgments of management. All financial information in this Annual Report is consistent with that in the consolidated financial statements.

     The Company maintains an accounting system and related internal accounting controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that the financial records are adequate and can be relied upon to produce financial statements in accordance with accounting principles generally accepted in the United States. Arthur Andersen LLP, Independent Public Accountants, have audited these consolidated financial statements and have expressed herein their unqualified opinion.

     The Company diligently attempts to select qualified managers, to provide appropriate division of responsibility and to assure that its policies and standards are understood throughout the organization. The Company's Ethics in the Workplace Program serves as a guide for all employees with respect to business conduct and conflicts of interest.

     The Audit Committee of the Board of Directors, composed of independent directors (as defined by the New York Stock Exchange), meets periodically with management, the independent accountants and the internal auditors to review matters relating to the Company's annual financial statements, internal audit program, internal accounting controls and non-audit services provided by the independent accountants. As a matter of policy, the internal auditors and the independent accountants periodically meet alone with the Audit Committee and have access to the Audit Committee at any time.

                Scott T. Ford                                Jeffery R. Gardner
                President and                             Senior Vice President --
           Chief Operating Officer                         Chief Financial Officer

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of ALLTEL Corporation:

     We have audited the accompanying consolidated balance sheets of ALLTEL Corporation (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ALLTEL Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2 to the financial statements, effective January 1, 2001, the Company changed its method of accounting for computing and amortizing unrecognized actuarial gains and losses related to a subsidiary's defined benefit pension plan, and effective January 1, 2000, the Company changed its method of accounting for certain communications revenues.

                                        ARTHUR ANDERSEN LLP
Little Rock, Arkansas,
January 21, 2002

                            SELECTED FINANCIAL DATA

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                    -------------------------------------------------------------------
                                      2001        2000        1999        1998        1997       1996
                                    ---------   ---------   ---------   ---------   --------   --------
                                                   (MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES AND SALES................  $ 7,598.9   $ 7,253.9   $ 6,582.6   $ 5,874.8   $5,160.4   $4,815.1
                                    ---------   ---------   ---------   ---------   --------   --------
Operating expenses................    5,842.0     5,561.0     4,967.0     4,541.9    4,014.3    3,785.8
Merger and integration expenses
  and other charges...............       92.2        25.4        90.5       252.0         --         --
Provision to reduce carrying value
  of certain assets...............         --          --          --        55.0       16.9      120.3
                                    ---------   ---------   ---------   ---------   --------   --------
  Total costs and expenses........    5,934.2     5,586.4     5,057.5     4,848.9    4,031.2    3,906.1
                                    ---------   ---------   ---------   ---------   --------   --------
OPERATING INCOME..................    1,664.7     1,667.5     1,525.1     1,025.9    1,129.2      909.0
Non-operating income, net.........       18.4        65.5        42.8        64.7       22.5       13.1
Interest expense..................     (288.9)     (310.8)     (280.2)     (278.4)    (274.9)    (250.8)
Gain (loss) on disposal of assets
  and other.......................      357.6     1,928.5        43.1       292.7      209.6       (2.3)
                                    ---------   ---------   ---------   ---------   --------   --------
Income before income taxes........    1,751.8     3,350.7     1,330.8     1,104.9    1,086.4      669.0
Income taxes......................      704.3     1,385.3       547.2       501.8      433.9      262.3
                                    ---------   ---------   ---------   ---------   --------   --------
Income before cumulative effect of
  accounting change...............    1,047.5     1,965.4       783.6       603.1      652.5      406.7
Cumulative effect of accounting
  change..........................       19.5       (36.6)         --          --         --         --
                                    ---------   ---------   ---------   ---------   --------   --------
Net income........................    1,067.0     1,928.8       783.6       603.1      652.5      406.7
Preferred dividends...............        0.1         0.1         0.9         1.2        1.3        1.3
                                    ---------   ---------   ---------   ---------   --------   --------
Net income applicable to common
  shares..........................  $ 1,066.9   $ 1,928.7   $   782.7   $   601.9   $  651.2   $  405.4
                                    =========   =========   =========   =========   ========   ========
EARNINGS PER SHARE:
Income before cumulative effect of
  accounting change:
       Basic......................  $    3.36   $    6.25   $    2.50   $    1.97   $   2.12   $   1.32
       Diluted....................  $    3.34   $    6.20   $    2.47   $    1.95   $   2.10   $   1.31
Net income:
       Basic......................  $    3.42   $    6.13   $    2.50   $    1.97   $   2.12   $   1.32
       Diluted....................  $    3.40   $    6.08   $    2.47   $    1.95   $   2.10   $   1.31
Dividends per common share........  $    1.33   $    1.29   $   1.235   $   1.175   $  1.115   $  1.055
Weighted average common shares:
       Basic......................      311.4       314.4       312.8       305.3      307.9      308.2
       Diluted....................      313.5       317.2       316.8       308.4      309.9      310.0

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                    -------------------------------------------------------------------
                                      2001        2000        1999        1998        1997       1996
                                    ---------   ---------   ---------   ---------   --------   --------
                                                   (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Pro forma amounts assuming
  accounting changes applied
  retroactively:
       Net income.................  $ 1,047.5   $ 1,969.5   $   766.9   $   595.9   $  652.1   $  404.6
       Basic earnings per share...  $    3.36   $    6.26   $    2.45   $    1.95   $   2.11   $   1.31
       Diluted earnings per
          share...................  $    3.34   $    6.21   $    2.42   $    1.93   $   2.10   $   1.30
Total assets......................  $12,609.0   $12,182.0   $10,774.2   $10,155.5   $9,232.0   $8,799.6
Total shareholders' equity........  $ 5,565.8   $ 5,095.4   $ 4,205.7   $ 3,632.0   $3,052.0   $2,865.2
Total redeemable preferred stock
  and long-term debt..............  $ 3,862.8   $ 4,613.1   $ 3,751.9   $ 3,683.6   $3,859.8   $3,639.3

Notes:

A. Net income for 2001 included pretax gains of $347.8 million from the sale of PCS licenses, a pretax gain of $9.5 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of certain investments. Net income also included pretax termination fees of $2.9 million incurred due to the early retirement of debt. These transactions increased net income $212.7 million or $.68 per share. (See Note 10.) Net income also included pretax charges of $77.1 million incurred in connection with the restructuring of the Company's regional communications, information services, product distribution and corporate operations. The Company also recorded write-downs in the carrying value of certain cell site equipment totaling $15.1 million. These charges decreased net income $54.8 million or $.18 per share. (See Note 9.) Effective January 1, 2001, the Company changed its method of accounting for a subsidiary's pension plan to conform to the Company's primary pension plan. The cumulative effect of this accounting change resulted in a non-cash credit of $19.5 million, net of income tax expense of $13.0 million or $.06 per share. (See Note 2.)

B. Net income for 2000 included pretax gains of $1,345.5 million from the exchange of wireless properties with Bell Atlantic and GTE, pretax gains of $36.0 million from the sale of certain PCS assets and pretax gains of $562.0 million from the sale of investments, principally consisting of WorldCom common stock. Net income also included a pretax write-down of $15.0 million in the Company's investment in an Internet access service provider. These transactions increased net income $1,124.3 million or $3.58 per share. (See
   Note 10.) Net income also included integration costs and other charges of $25.4 million primarily incurred in connection with the acquisition of wireless assets and with certain restructuring activities of the Company's information services business. These charges decreased net income $15.0 million or $.05 per share. (See Note 9.) The Company also incurred a pretax charge of $11.5 million in connection with a litigation settlement. This charge decreased net income $7.0 million or $.02 per share. (See Note 13.) Effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees. The cumulative effect of this accounting change resulted in a non-cash charge of $36.6 million, net of income tax benefit of $23.3 million or $.12 per share. (See
   Note 2.)

C. Net income for 1999 included a pretax gain of $43.1 million from the sale of WorldCom common stock. The gain increased net income by $27.2 million or $.08 per share. (See Note 10). Net income also included a pretax charge of $90.5 million in connection with the closing of the Company's mergers with Aliant Communications Inc., Liberty Cellular, Inc. and its affiliate KINI L.C., Advanced Information Resources, Limited and Southern Data Systems and with certain loss contingencies and other restructuring activities. These charges decreased net income $66.1 million or $.21 per share. (See Note 9.)

D. Net income for 1998 included pretax gains of $296.2 million from the sale of certain investments, principally consisting of WorldCom common stock. These gains increased net income by $179.7 million or $.59 per share. Net income also included merger and integration expenses of $252.0 million related to the closing of the merger with 360(LOGO) Communications Company. These merger and integration expenses decreased net income $201.0 million or $.66 per share. Net income also included a pretax charge of $55.0 million resulting from changes in a customer care and billing contract with a major customer and termination fees of $3.5 million incurred due to the early retirement of long-term debt. These charges decreased net income $35.7 million or $.12 per share.

E. Net income for 1997 included pretax gains of $209.6 million from the sale of certain investments, principally consisting of WorldCom common stock and from the sale of the Company's healthcare operations. These gains increased net income by $121.5 million or $.40 per share. Net income also included a pretax write-down of $16.9 million to reflect the fair value less cost to sell the Company's wire and cable operations. This write-down decreased net income $11.7 million or $.04 per share.

F. Net income for 1996 included pretax write-downs of $120.3 million to adjust the carrying value of certain software and other assets. The write-downs decreased net income $72.7 million or $.23 per share.

CONSOLIDATED STATEMENTS OF INCOME

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2001          2000          1999
                                                              ----------    ----------    ----------
                                                               (MILLIONS, EXCEPT PER SHARE AMOUNTS)
REVENUES AND SALES:
  Service revenues..........................................   $6,830.1      $6,419.6      $5,839.3
  Product sales.............................................      768.8         834.3         743.3
                                                               --------      --------      --------
  Total revenues and sales..................................    7,598.9       7,253.9       6,582.6
                                                               --------      --------      --------
COSTS AND EXPENSES:
  Operations................................................    3,766.4       3,732.5       3,384.8
  Cost of products sold.....................................      907.9         840.1         720.0
  Depreciation and amortization.............................    1,167.7         988.4         862.2
  Merger and integration expenses and other charges.........       92.2          25.4          90.5
                                                               --------      --------      --------
  Total costs and expenses..................................    5,934.2       5,586.4       5,057.5
                                                               --------      --------      --------
OPERATING INCOME............................................    1,664.7       1,667.5       1,525.1
Equity earnings in unconsolidated partnerships..............       57.0         120.5         105.0
Minority interest in consolidated partnerships..............      (71.8)        (97.2)       (116.6)
Other income, net...........................................       33.2          42.2          54.4
Interest expense............................................     (288.9)       (310.8)       (280.2)
Gain on disposal of assets and other........................      357.6       1,928.5          43.1
                                                               --------      --------      --------
Income before income taxes..................................    1,751.8       3,350.7       1,330.8
Income taxes................................................      704.3       1,385.3         547.2
                                                               --------      --------      --------
Income before cumulative effect of accounting change........    1,047.5       1,965.4         783.6
Cumulative effect of accounting change (net of income taxes
  of $13.0 in 2001 and tax benefit of $23.3 in 2000)........       19.5         (36.6)           --
                                                               --------      --------      --------
Net income..................................................    1,067.0       1,928.8         783.6
Preferred dividends.........................................        0.1           0.1           0.9
                                                               --------      --------      --------
Net income applicable to common shares......................   $1,066.9      $1,928.7      $  782.7
                                                               ========      ========      ========
EARNINGS PER SHARE:
  Basic:
     Income before cumulative effect of accounting change...   $   3.36      $   6.25      $   2.50
     Cumulative effect of accounting change.................        .06          (.12)           --
                                                               --------      --------      --------
     Net income.............................................   $   3.42      $   6.13      $   2.50
                                                               ========      ========      ========
  Diluted:
     Income before cumulative effect of accounting change...   $   3.34      $   6.20      $   2.47
     Cumulative effect of accounting change.................        .06          (.12)           --
                                                               --------      --------      --------
     Net income.............................................   $   3.40      $   6.08      $   2.47
                                                               ========      ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2001             2000
                                                              ------------     ------------
                                                              (DOLLARS IN MILLIONS, EXCEPT
                                                                   PER SHARE AMOUNTS)
ASSETS
CURRENT ASSETS:
  Cash and short-term investments...........................   $    85.3        $    67.2
  Accounts receivable (less allowance for doubtful accounts
     of $52.2
     and $52.7, respectively)...............................     1,241.2          1,273.6
  Inventories...............................................       163.8            239.9
  Prepaid expenses and other................................       277.5            200.0
                                                               ---------        ---------
  Total current assets......................................     1,767.8          1,780.7
                                                               ---------        ---------
Investments.................................................       251.6            322.4
Goodwill and other intangibles, net.........................     3,432.1          3,242.1
PROPERTY, PLANT AND EQUIPMENT:
  Land......................................................       239.8            231.7
  Buildings and improvements................................     1,051.4          1,003.9
  Wireline..................................................     5,501.3          5,169.1
  Wireless..................................................     4,160.6          3,791.5
  Information services......................................     1,166.8            997.1
  Other.....................................................       578.0            469.5
  Under construction........................................       384.1            450.6
                                                               ---------        ---------
  Total property, plant and equipment.......................    13,082.0         12,113.4
  Less accumulated depreciation.............................     6,300.7          5,564.4
                                                               ---------        ---------
  Net property, plant and equipment.........................     6,781.3          6,549.0
                                                               ---------        ---------
Other assets................................................       376.2            287.8
                                                               ---------        ---------
TOTAL ASSETS................................................   $12,609.0        $12,182.0
                                                               =========        =========

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2001             2000
                                                              ------------     ------------
                                                              (DOLLARS IN MILLIONS, EXCEPT
                                                                   PER SHARE AMOUNTS)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $    51.6        $    68.3
  Accounts payable..........................................       522.1            688.4
  Advance payments and customer deposits....................       218.0            220.4
  Accrued taxes.............................................       141.0            166.0
  Accrued dividends.........................................       105.9            103.1
  Other current liabilities.................................       246.5            269.7
                                                               ---------        ---------
  Total current liabilities.................................     1,285.1          1,515.9
                                                               ---------        ---------
Long-term debt..............................................     3,861.5          4,611.7
Deferred income taxes.......................................       738.0            217.0
Other liabilities...........................................     1,158.6            742.0
SHAREHOLDERS' EQUITY:
  Preferred stock, Series C, $2.06, no par value, issued and outstanding:
     16,880 shares in 2001 and 19,471 shares in 2000........         0.4              0.5
  Common stock, par value $1 per share, 1.0 billion shares
     authorized, issued and outstanding: 310,529,902 shares
     in 2001 and 312,983,882 shares in 2000.................       310.5            313.0
  Additional paid-in capital................................       769.2            929.0
  Unrealized holding gain (loss) on investments.............        (4.5)             9.7
  Foreign currency translation adjustment...................        (9.9)            (4.5)
  Retained earnings.........................................     4,500.1          3,847.7
                                                               ---------        ---------
  Total shareholders' equity................................     5,565.8          5,095.4
                                                               ---------        ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $12,609.0        $12,182.0
                                                               =========        =========

   The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                2001        2000         1999
                                                              ---------   ---------   ----------
                                                                          (MILLIONS)
CASH PROVIDED FROM OPERATIONS:
  Net income................................................  $1,067.0    $1,928.8    $   783.6
  Adjustments to reconcile net income to net cash provided
     from operations:
       Depreciation and amortization........................   1,167.7       988.4        862.2
       Provision for doubtful accounts......................     144.0       113.1         97.6
       Cumulative effect of accounting change...............     (19.5)       36.6           --
       Merger and integration expenses and other charges....      92.2        25.4         90.5
       Gain on disposal of assets and other.................    (357.6)   (1,928.5)       (43.1)
       Increase in deferred income taxes....................     216.2        77.9         78.4
       Other, net...........................................      24.9       (56.0)       (37.2)
  Changes in operating assets and liabilities, net of
     effects of acquisitions:
       Accounts receivable..................................    (151.8)     (380.5)      (112.0)
       Inventories..........................................      71.4       (71.2)       (41.5)
       Accounts payable.....................................    (166.2)      170.1       (113.5)
       Other current liabilities............................    (110.0)      474.7       (139.3)
       Other, net...........................................      92.2       117.5         74.2
                                                              --------    --------    ---------
          Net cash provided from operations.................   2,070.5     1,496.3      1,499.9
                                                              --------    --------    ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property, plant and equipment................  (1,231.9)   (1,164.7)    (1,006.5)
  Additions to capitalized software development costs.......    (171.4)     (117.3)       (73.6)
  Additions to investments..................................      (5.3)      (16.2)       (26.1)
  Purchases of property, net of cash acquired...............    (217.5)   (1,040.0)       (99.9)
  Proceeds from the lease of cell site towers...............     524.4          --           --
  Proceeds from the sale of assets..........................     411.4       328.9           --
  Proceeds from the sale of investments.....................       2.6       630.3         45.0
  Proceeds from the return on investments...................      54.8        94.2         87.8
  Other, net................................................      62.6        20.5         11.9
                                                              --------    --------    ---------
          Net cash used in investing activities.............    (570.3)   (1,264.3)    (1,061.4)
                                                              --------    --------    ---------
CASH FLOWS USED IN FINANCING ACTIVITIES:
  Dividends on preferred and common stock...................    (411.8)     (403.0)      (378.2)
  Reductions in long-term debt..............................    (782.5)     (405.9)      (344.5)
  Purchases of common stock.................................    (192.3)     (164.3)          --
  Preferred stock redemptions and purchases.................      (0.1)       (0.1)       (11.9)
  Distributions to minority investors.......................    (117.8)      (76.8)      (113.3)
  Long-term debt issued.....................................        --       835.5        298.2
  Common stock issued.......................................      27.8        31.2         39.6
                                                              --------    --------    ---------
          Net cash used in financing activities.............  (1,476.7)     (183.4)      (510.1)
                                                              --------    --------    ---------
Effect of exchange rate changes on cash and short-term
  investments...............................................      (5.4)        1.0          0.1
                                                              --------    --------    ---------
Increase (decrease) in cash and short-term investments......      18.1        49.6        (71.5)
CASH AND SHORT-TERM INVESTMENTS:
  Beginning of the year.....................................      67.2        17.6         89.1
                                                              --------    --------    ---------
  End of the year...........................................  $   85.3    $   67.2    $    17.6
                                                              ========    ========    =========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Interest paid, net of amounts capitalized.................  $  289.0    $  302.1    $   243.4
  Income taxes paid.........................................  $  515.7    $  704.7    $   454.5

  The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                  UNREALIZED
                                                                                    HOLDING       FOREIGN
                                                                     ADDITIONAL      GAIN        CURRENCY
                                                PREFERRED   COMMON    PAID-IN      (LOSS) ON    TRANSLATION   RETAINED
                                                  STOCK     STOCK     CAPITAL     INVESTMENTS   ADJUSTMENT    EARNINGS    TOTAL
                                                ---------   ------   ----------   -----------   -----------   --------   --------
                                                                                   (MILLIONS)
Balance at December 31, 1998...................   $9.1      $306.0     $919.0       $554.3         $(5.6)     $1,849.2   $3,632.0
                                                  ----      ------     ------       ------         -----      --------   --------
  Net income...................................     --         --          --           --            --        783.6       783.6
  Other comprehensive income, net of tax: (See
    Note 12)
      Unrealized holding gains on investments,
        net of reclassification adjustments....     --         --          --         45.3            --           --        45.3
      Foreign currency translation
        adjustment.............................     --         --          --           --           0.1           --         0.1
                                                  ----      ------     ------       ------         -----      --------   --------
  Comprehensive income.........................     --         --          --         45.3           0.1        783.6       829.0
                                                  ----      ------     ------       ------         -----      --------   --------
  Acquisition of subsidiaries..................     --        6.5        16.3           --            --         80.5       103.3
  Employee plans, net..........................     --        1.7        37.9           --            --           --        39.6
  Conversion of preferred stock................     --        0.1         0.1           --            --           --         0.2
  Redemption of preferred stock................   (8.5)        --          --           --            --           --        (8.5)
  Dividends:
      Common...................................     --         --          --           --            --       (389.0)     (389.0)
      Preferred................................     --         --          --           --            --         (0.9)       (0.9)
                                                  ----      ------     ------       ------         -----      --------   --------
Balance at December 31, 1999...................   $0.6      $314.3     $973.3       $599.6         $(5.5)     $2,323.4   $4,205.7
                                                  ----      ------     ------       ------         -----      --------   --------
  Net income...................................     --         --          --           --            --      1,928.8     1,928.8
  Other comprehensive loss, net of tax: (See
    Note 12)
      Unrealized holding losses on investments,
        net of reclassification adjustments....     --         --          --       (589.9)           --           --      (589.9)
      Foreign currency translation
        adjustment.............................     --         --          --           --           1.0           --         1.0
                                                  ----      ------     ------       ------         -----      --------   --------
  Comprehensive income.........................     --         --          --       (589.9)          1.0      1,928.8     1,339.9
                                                  ----      ------     ------       ------         -----      --------   --------
  Acquisition of subsidiaries..................     --        0.7        57.3           --            --           --        58.0
  Employee plans, net..........................     --        0.9        30.2           --            --           --        31.1
  Tax benefit for non-qualified stock
    options....................................     --         --        29.4           --            --           --        29.4
  Conversion of preferred stock................   (0.1)       0.1         0.1           --            --           --         0.1
  Repurchase of stock..........................     --       (3.0)     (161.3)          --            --           --      (164.3)
  Dividends:
      Common...................................     --         --          --           --            --       (404.4)     (404.4)
      Preferred................................     --         --          --           --            --         (0.1)       (0.1)
                                                  ----      ------     ------       ------         -----      --------   --------
Balance at December 31, 2000...................   $0.5      $313.0     $929.0       $  9.7         $(4.5)     $3,847.7   $5,095.4
                                                  ----      ------     ------       ------         -----      --------   --------
  Net income...................................     --         --          --           --            --      1,067.0     1,067.0
  Other comprehensive loss, net of tax: (See
    Note 12)
      Unrealized holding losses on investments,
        net of reclassification adjustments....     --         --          --        (14.2)           --           --       (14.2)
      Foreign currency translation
        adjustment.............................     --         --          --           --          (5.4)          --        (5.4)
                                                  ----      ------     ------       ------         -----      --------   --------
  Comprehensive income.........................     --         --          --        (14.2)         (5.4)     1,067.0     1,047.4
                                                  ----      ------     ------       ------         -----      --------   --------
  Employee plans, net..........................     --        0.7        24.5           --            --           --        25.2
  Tax benefit for non-qualified stock
    options....................................     --         --         4.5           --            --           --         4.5
  Conversion of preferred stock................   (0.1)       0.1         0.2           --            --           --         0.2
  Repurchase of stock..........................     --       (3.3)     (189.0)          --            --           --      (192.3)
  Dividends:
      Common...................................     --         --          --           --            --       (414.5)     (414.5)
      Preferred................................     --         --          --           --            --         (0.1)       (0.1)
                                                  ----      ------     ------       ------         -----      --------   --------
Balance at December 31, 2001...................   $0.4      $310.5     $769.2       $ (4.5)        $(9.9)     $4,500.1   $5,565.8
                                                  ====      ======     ======       ======         =====      ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Description of Business -- ALLTEL Corporation ("ALLTEL" or the "Company"), a Delaware corporation, is a customer-focused information technology company that provides wireless and wireline communications and information services. The Company owns subsidiaries that provide wireless and wireline local, long-distance, network access and Internet services, and information processing management services and advanced application software. (See Note 15 for information regarding ALLTEL's business segments.)

     Basis of Presentation -- ALLTEL prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements and such differences could be material. The consolidated financial statements include the accounts of ALLTEL, its subsidiary companies, majority-owned partnerships and controlled joint ventures. Investments in 20% to 50% owned entities and all unconsolidated partnerships are accounted for using the equity method. Investments in less than 20% owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All intercompany transactions, except those with certain affiliates described below, have been eliminated in the consolidated financial statements.

     Service revenues consist of wireless access and network usage revenues, local service, network access, Internet access, long-distance and miscellaneous wireline operating revenues, information services' data processing and software maintenance revenues. Product sales primarily consist of the product distribution and directory publishing operations, information services' software licensing revenues and sales of communications and data processing equipment.

     Reclassifications -- Certain prior-year amounts have been reclassified to conform with the 2001 financial statement presentation, including the reclassification of the Personal Communications Services ("PCS") operations from the emerging businesses segment to the wireless segment. The Company also changed the reporting presentation for wireless equipment sales to a gross basis. Previously, the Company netted equipment sales against charges incurred to acquire new or retain existing customers and included the net amount in cost of products sold or operations expense. These reclassifications did not affect previously reported operating income or net income of the Company.

     Transactions with Certain Affiliates -- ALLTEL Communications Products, Inc. sells equipment to wireline subsidiaries of the Company ($108.3 million in 2001, $165.2 million in 2000 and $180.3 million in 1999) as well as to other affiliated and non-affiliated communications companies and other companies in related industries. The cost of equipment sold to the wireline subsidiaries is included, principally, in wireline plant in the consolidated financial statements. ALLTEL Information Services, Inc. provides data processing services to the Company's wireline operations ($123.8 million in 2001, $120.6 million in 2000 and $105.9 million in 1999) in addition to other affiliated and non-affiliated companies. ALLTEL Publishing Corporation ("Publishing") provides directory publishing services to the wireline subsidiaries. Wireline revenues and sales include directory royalties received from Publishing ($50.0 million in 2001, $49.8 million in 2000 and $35.4 million in 1999) and amounts billed to other affiliates ($74.5 million in 2001 and $45.3 million in 2000) for interconnection and toll services. These intercompany transactions have not been eliminated because the revenues received from the affiliates and the prices charged by the communications products and information services subsidiaries are included in the wireline subsidiaries' (excluding the Nebraska operations) rate base and/or are recovered through the regulatory process.

     Regulatory Accounting -- The Company's wireline subsidiaries, except for the Nebraska operations, follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation". This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's wireline subsidiaries to depreciate wireline plant over the useful lives approved by regulators, which could be different than the useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's wireline subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

     Cash and Short-term Investments -- Cash and short-term investments consist of highly liquid investments with original maturities of three months or less.

     Inventories -- Inventories are stated at the lower of cost or market value. Cost is determined primarily using either an average original cost or first-in, first-out method of valuation.

     Investments -- Investments in equity securities are recorded at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Investments in unconsolidated partnerships are accounted for using the equity method. All other investments are accounted for using the cost method. Investments are periodically reviewed for impairment. If the carrying value of the investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference. Investments were as follows at December 31:

                                                               2001      2000
                                                              ------    ------
                                                                 (MILLIONS)
Equity securities...........................................  $ 19.1    $ 13.7
Investments in unconsolidated partnerships..................   173.3     231.8
Other cost investments......................................    59.2      76.9
                                                              ------    ------
  Investments...............................................  $251.6    $322.4
                                                              ======    ======

     Investments in unconsolidated partnerships include the related excess of the purchase price paid over the underlying net book value of the wireless partnerships. The excess cost is being amortized on a straight-line basis over periods up to 40 years. As of December 31, 2001 and 2000, excess cost included in investments was $19.4 million and $25.4 million and was net of accumulated amortization of $9.1 million and $9.3 million, respectively. Amortization expense was $0.5 million in 2001, $2.9 million in 2000 and $7.0 million in 1999 and is included in equity earnings in unconsolidated partnerships in the accompanying consolidated statements of income.

     Goodwill and Other Intangibles -- Goodwill represents the excess of cost over the fair value of net identifiable tangible and intangible assets acquired through various business combinations and is amortized on a straight-line basis over its estimated useful life. The Company has acquired identifiable intangible assets through its acquisitions of interests in various wireless systems and acquisitions of wireline properties and information services companies. The cost of acquired entities at the date of the acquisition is allocated to identifiable assets and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. (See Note 3 for a discussion of significant acquisitions and purchase price allocations completed in the last three years.) Goodwill was as follows at December 31:

                                               AMORTIZATION PERIOD      2001        2000
                                               -------------------    --------    --------
                                                                           (MILLIONS)
Goodwill.....................................      7-40 years         $3,110.4    $3,421.5
Accumulated amortization.....................                           (476.8)     (397.6)
                                                                      --------    --------
  Goodwill, net..............................                         $2,633.6    $3,023.9
                                                                      ========    ========

     Other intangible assets primarily consist of the cost of PCS licenses, cellular licenses, franchise rights and customer lists. Amortization of the PCS licenses begins upon commencement of operations. Of the total costs capitalized related to PCS licenses, $13.9 million were subject to amortization at December 31, 2001 and 2000, respectively. During 2001, the Company sold 20 PCS licenses. (See Note 10.) Other intangible assets were as follows at December 31:

                                                  AMORTIZATION PERIOD     2001       2000
                                                  -------------------    -------    ------
                                                                            (MILLIONS)
PCS licenses....................................        40 years         $  78.0    $137.7
Cellular licenses...............................        40 years           531.2      22.2
Franchise rights................................        25 years            79.5      79.5
Customer lists..................................       5-6 years           219.1       7.0
Other...........................................       5-6 years             4.8       5.8
                                                                         -------    ------
                                                                           912.6     252.2
Accumulated amortization........................                          (114.1)    (34.0)
                                                                         -------    ------
  Other intangibles, net........................                         $ 798.5    $218.2
                                                                         =======    ======

     Amortization of goodwill and other intangible assets is computed on a straight-line basis over the periods specified above. Goodwill amortization amounted to $84.3 million in 2001, $88.6 million in 2000 and $57.1 million in 1999. Amortization expense for other intangible assets was $54.7 million in 2001, $6.4 million in 2000 and $4.2 million in 1999.

     Property, Plant and Equipment -- Property, plant and equipment are stated at original cost. Wireless plant consists of cell site towers, switching, controllers and other radio frequency equipment. Wireline plant consists of aerial and underground cable, conduit, poles, switches and other central office and transmission-related equipment. Information services plant consists of data processing equipment, purchased software and capitalized internal use software costs. Other plant consists of furniture, fixtures, vehicles, machinery and equipment. The costs of additions, replacements and substantial improvements are capitalized, while the costs of maintenance and repairs are expensed as incurred. For the Company's non-regulated operations, plant retirements are recorded at net book value plus salvage value, if any, with the corresponding gain or loss reflected in operating results. The Company's wireline subsidiaries utilize group composite depreciation. Under this method, when plant is retired, the original cost, net of salvage value, is charged against accumulated depreciation, and no gain or loss is recognized on the disposition of the plant. Depreciation expense amounted to $943.2 million in 2001, $824.8 million in 2000 and $754.5 million in 1999. Depreciation for financial reporting purposes is computed using the straight-line method over the following estimated useful lives:

                                                              DEPRECIABLE LIVES
                                                              -----------------
Buildings and improvements..................................      5-46 years
Wireline....................................................     16-58 years
Wireless....................................................      4-20 years
Information services........................................      3-10 years
Other.......................................................      3-20 years

     The Company capitalizes interest during the construction period. Capitalized interest during construction amounted to $20.4 million in 2001, $18.2 million in 2000 and $29.8 million in 1999 and is included in other income, net in the accompanying consolidated statements of income.

     Impairment of Long-Lived Assets -- Long-lived assets and intangibles including goodwill are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset. If the asset is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset and its estimated fair value based on discounted net future cash flows or quoted market prices. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

     Capitalized Software Development Costs -- For the Company's information services operations, research and development expenditures related to internally developed computer software are charged to expense as incurred. Software development costs incurred in the application development stage of internal use software are capitalized and recorded in plant in the accompanying consolidated balance sheets. The development costs of software to be marketed are charged to expense until technological feasibility is established. After that time, the remaining software development costs are capitalized and recorded in other assets in the accompanying consolidated balance sheets. Total capitalized software development costs were as follows at December 31:

                                                               2001       2000
                                                              -------    -------
                                                                  (MILLIONS)
Capitalized software development costs......................  $ 902.4    $ 734.4
Accumulated amortization....................................   (437.7)    (352.2)
                                                              -------    -------
  Capitalized software development costs, net...............  $ 464.7    $ 382.2
                                                              =======    =======

     Amortization of the capitalized amounts is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, generally three to six years for software to be marketed. Internal use software is amortized over ten years. Amortization expense amounted to $85.5 million in 2001, $68.6 million in 2000 and $46.4 million in 1999. The Company periodically evaluates the carrying value of capitalized software development costs to be marketed. If the net realizable value of the capitalized software development costs is less than its carrying value, an impairment loss is recognized for the difference. The determination of net realizable value requires considerable judgment by management with respect to certain external factors, including, but not limited to, expected future revenues generated by the software, the estimated economic life of the software and changes in software and hardware technologies. Accordingly, it is reasonably possible that estimates of expected future revenues generated by the software, the remaining economic life of the software, or both, could be reduced in the near term, materially affecting the carrying value of capitalized software development costs.

     Derivative Instruments -- The Company uses derivative instruments to reduce its exposure to adverse fluctuations in interest rates and to obtain a targeted mixture of variable and fixed-interest-rate long-term debt. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative instrument activities. Derivative instruments are entered into for periods consistent with the related underlying exposure and are not entered into for trading or speculative purposes. The Company has entered into interest rate swap agreements and designated these derivatives as fair value hedges. In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", the interest rate swaps are recorded as assets or liabilities in the consolidated balance sheets at fair value, with changes in the fair value of the derivative and of the underlying hedged item attributable to the hedged risk recognized in earnings. Settlements of the interest rate swap agreements are recorded as adjustments to interest expense in the consolidated statements of income when paid or received.

     Preferred Stock -- Cumulative preferred stock is issuable in series. The Board of Directors is authorized to designate the number of shares and fix the terms. There are 50.0 million no par value and 50.0 million $25 par value, non-voting shares authorized. Two series of no par value preferred stock were outstanding at December 31, 2001 and 2000. There were no shares of $25 par value preferred stock outstanding at December 31, 2001 and 2000. The Series C non-redeemable preferred shares are convertible at any time prior to redemption into 5.963 shares of ALLTEL common stock. The Series D redeemable preferred shares are convertible at any time prior to redemption into 5.486 shares of ALLTEL common stock. The Series D shares may be redeemed at the option of the Company or the holder at the $28 per share stated value. There were 44,881 shares and 50,233 shares of Series D stock outstanding at December 31, 2001 and 2000, respectively. The outstanding Series D stock of

$1.3 million and $1.4 million at December 31, 2001 and 2000, respectively, is included in other liabilities in the accompanying consolidated balance sheets. During 2001, $150,000 of Series D stock was converted into ALLTEL common stock compared to $84,000 in 2000 and $119,000 in 1999.

     Unrealized Holding Gain (Loss) on Investments -- Equity securities of certain publicly traded companies owned by the Company have been classified as available-for-sale and are reported at fair value, with cumulative unrealized gains and losses reported, net of tax, as a separate component of shareholders' equity. The Company had unrealized gains (losses), net of tax, on investments in equity securities of $(4.5) million, $9.7 million and $599.6 million at December 31, 2001, 2000 and 1999, respectively. The unrealized gains (losses), including the related tax impact, are non-cash items, and accordingly, have been excluded from the accompanying consolidated statements of cash flows.

     Foreign Currency Translation Adjustment -- For the Company's foreign subsidiaries, assets and liabilities are translated from the applicable local currency to U.S. dollars using the current exchange rate as of the balance sheet date. Revenue and expense accounts are translated using the weighted average exchange rate in effect during the period. The resulting translation gains or losses are recorded as a separate component of shareholders' equity.

     Revenue Recognition -- Communications revenues are recognized when services are rendered to customers and are primarily derived from usage of the Company's networks and facilities. Sales of communications products including wireless handsets and accessories represent a separate earnings process and are recognized when products are delivered and accepted by customers. For transactions involving both the activation of service and the sale of equipment, the Company has allocated revenues based on fair value for the service element and the residual method for all other elements of the transaction. The Company has determined that the fair value of the service is reliable, verifiable and objective, since the pricing of the service element would not vary based on the pricing of equipment or the waiver of an activation fee. Certain fees assessed to communications customers to activate service are deferred and recognized over the expected life of the customer relationship. Direct incremental customer acquisition costs incurred in the activation of service not involving the sale of equipment are deferred up to the amount of the related revenues.

     Information services revenues consist of data processing revenue recognized as services are performed, software licensing revenue recognized when delivery of the software occurs, and software maintenance revenue recognized ratably over the maintenance period. Certain long-term information services contracts that include a software license element are accounted for using the percentage-of-completion method. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. Due to the uncertainty of these estimates, it is reasonably possible that these estimates could change in the near term and the change could be material to the accompanying consolidated financial statements. For all other operations, revenue is recognized when products are delivered and accepted by customers or when services are rendered to customers in accordance with contract terms.

     Included in accounts receivable are unbilled receivables of $217.1 million and $250.9 million at December 31, 2001 and 2000, respectively. Included in these unbilled receivables are amounts totaling $36.3 million and $55.4 million at December 31, 2001 and 2000, respectively, which represent costs and estimated earnings in excess of billings related to long-term information services contracts accounted for under the percentage-of-completion method.

     Advertising -- Advertising costs are expensed as incurred. Advertising expense totaled $260.8 million in 2001, $265.9 million in 2000 and $237.2 million in 1999.

     Income Taxes -- Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. For the Company's regulated operations, the adjustment in deferred tax balances for the change in tax rates is reflected as regulatory assets or liabilities. These regulatory assets and liabilities are amortized over the lives of the related depreciable asset or liability concurrent with recovery in rates. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

     Earnings Per Share -- Basic earnings per share of common stock was computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur assuming conversion or exercise of all unexercised stock options and outstanding preferred stock. Options to purchase approximately 9.6 million, 8.3 million and 0.2 million shares of common stock at December 31, 2001, 2000 and 1999, respectively, were excluded from the computation of diluted earnings per share because the effect of including them was anti-dilutive.

     A reconciliation of the net income and numbers of shares used in computing basic and diluted earnings per share was as follows for the years ended December 31:

                                                           2001          2000         1999
                                                        ----------    ----------    --------
                                                        (MILLIONS, EXCEPT PER SHARE AMOUNTS)
BASIC EARNINGS PER SHARE:
Income before cumulative effect of accounting
  change..............................................   $1,047.5      $1,965.4      $783.6
Preferred dividends...................................        0.1           0.1         0.9
                                                         --------      --------      ------
Net income applicable to common shares before
  cumulative effect of accounting change..............   $1,047.4      $1,965.3      $782.7
                                                         --------      --------      ------
Weighted average common shares outstanding for the
  year................................................      311.4         314.4       312.8
                                                         --------      --------      ------
Basic earnings per share before cumulative effect of
  accounting change...................................   $   3.36      $   6.25      $ 2.50
                                                         ========      ========      ======
DILUTED EARNINGS PER SHARE:
Net income applicable to common shares before
  cumulative effect of accounting change..............   $1,047.4      $1,965.3      $782.7
Adjustment for convertible preferred stock
  dividends...........................................        0.1           0.1         0.2
                                                         --------      --------      ------
Net income applicable to common shares before
  cumulative effect of accounting change and assuming
  conversion of preferred stock.......................   $1,047.5      $1,965.4      $782.9
                                                         --------      --------      ------
Weighted average common shares outstanding for the
  year................................................      311.4         314.4       312.8
Increase in shares, which would result from:
  Exercise of stock options...........................        1.8           2.4         3.6
  Conversion of convertible preferred stock...........        0.3           0.4         0.4
                                                         --------      --------      ------
Weighted average common shares, assuming conversion of
  the above securities................................      313.5         317.2       316.8
                                                         --------      --------      ------
Diluted earnings per share before cumulative effect of
  accounting change...................................   $   3.34      $   6.20      $ 2.47
                                                         ========      ========      ======

     Recent Accounting Pronouncements -- In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. Accordingly, the use of the pooling-of-interests method of accounting for business combinations has been eliminated. In addition, SFAS No. 141 requires that, on the date of acquisition, identifiable intangible assets should be recognized separate and apart from goodwill if the intangible assets meet certain criteria. SFAS No. 142 will change the accounting for goodwill and other indefinite lived intangible assets from an amortization method to an impairment-only approach. Accordingly, amortization of goodwill, including goodwill recorded in past business combinations, ceased as of January 1, 2002 for calendar year companies such as ALLTEL. Under SFAS No. 142, goodwill will be assigned to a company's reporting units and an initial impairment test by reporting unit must be completed by June 30, 2002.

     Goodwill will be tested for impairment annually using a consistent measurement date. Amortization of intangible assets with indefinite lives other than goodwill also ceased as of January 1, 2002, although such intangible assets will be required to be tested for impairment at least annually, in a manner similar to goodwill. Intangible assets with finite lives are required to be amortized over their estimated useful lives. Accordingly, the current 40-year maximum estimated life specified in Accounting Principles Board ("APB") Opinion No. 17 "Intangible Assets" will no longer apply.

     The Company has determined its applicable reporting units and assigned goodwill to them. In addition, the Company is conducting a review of its other identifiable intangible assets to determine whether any of those assets would meet the indefinite life criteria outlined in SFAS No. 142. By the end of the first quarter of 2002, ALLTEL expects to complete the initial impairment review of its indefinite-lived intangible assets, including goodwill. At this time, the Company has not determined whether an impairment charge will be recognized upon adoption of these standards. Accordingly, ALLTEL cannot determine the full impact that adopting these standards will have on the Company's consolidated financial statements other than the effects of no longer amortizing goodwill, which will result in pretax annual expense savings of approximately $85.0 million.

     In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 143 will apply to fiscal years beginning after June 15, 2002, and will address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of the assets and requires that a liability for an asset retirement obligation be recognized when incurred, recorded at fair value and classified as a liability in the balance sheet. The Company does not expect that this standard will have a material effect on its consolidated financial statements.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 applies to fiscal years beginning after December 15, 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This standard retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of an impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of a segment of a business, but retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting obligation to a component of an entity that either has been disposed of or is classified as held for sale. The Company does not expect that this standard will have a material effect on its consolidated financial statements.

2. CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

     In the second quarter of 2001, the Company changed its method of accounting for the defined benefit pension plan of a subsidiary acquired in 1999 to conform with the accounting principles followed by the ALLTEL Pension Plan (the "ALLTEL Plan"), a defined benefit pension plan covering substantially all employees working in the Company's communications and corporate operations. The change in accounting was completed in conjunction with the Company's decision to conform future benefits earned under the subsidiary's plan with the ALLTEL Plan, effective June 1, 2001. The change in accounting, retroactive to January 1, 2001, affected both the computation and amortization of unrecognized actuarial gains and losses for purposes of calculating annual pension cost related to the subsidiary's pension plan. The change included modifying the method by which the market-related value of plan assets was determined from a calculated five-year average to actual fair value. In addition, unrecognized actuarial gains or losses that exceed 17.5% of the greater of the projected benefit obligation or market-related value of plan assets are amortized on a straight-line basis over five years. Unrecognized actuarial gains and losses below the 17.5% corridor are amortized over the average remaining service life of active plan participants (approximately 13 years).

     Under the method previously followed by the subsidiary's plan, only unrecognized actuarial gains and losses in excess of 10% of the greater of the projected benefit obligation or market-related value of plan assets were amortized over the average remaining service life of active plan participants. The Company believes the changes in computing the market-related value of plan assets and accelerating the amortization periods are preferable because these changes result in more timely recognition of actuarial gains and losses in computing annual pension cost related to the subsidiary's pension plan, and achieve consistency with the ALLTEL Plan. Effective January 1, 2002, the subsidiary's plan was merged into the ALLTEL Plan. The effect of these changes in 2001 was to increase pension income by $1.7 million and income before cumulative effect of accounting change by $1.0 million. The cumulative effect of retroactively applying these changes to periods prior to 2001 resulted in a one-time non-cash credit of $19.5 million, net of income tax expense of $13.0 million, and is included in net income for the year ended December 31, 2001.

     Effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees to conform its revenue recognition policies to the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". In prior years, the Company recognized monthly non-refundable wireless access revenues when billed in accordance with contractual arrangements with customers. With the change, the Company now recognizes wireless access revenues over the period in which the corresponding services are provided. Because the Company bills its customers on a cycle basis throughout the month, this change in accounting resulted in the continuous deferral of approximately 15 days of wireless access revenue. In addition, certain fees assessed to communications customers to activate service were previously recognized when billed. With the change in accounting, the Company now recognizes these fees over the expected life of the customer. The effect of these changes in revenue recognition for 2000 was to decrease income before cumulative effect of accounting change by $4.6 million or $.01 per share. The cumulative effect of retroactively applying this change in accounting principle to periods prior to 2000 resulted in a one-time non-cash charge of $36.6 million, net of income tax benefit of $23.3 million, and is included in net income for the year ended December 31, 2000.

     The following unaudited pro forma results of operations of the Company for the years ended December 31, 2001, 2000 and 1999 assume that the changes in accounting principle were applied retroactively:

                                                                2001          2000         1999
                                                             ----------    ----------    --------
                                                             (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net income:
  As reported..............................................   $1,067.0      $1,928.8      $783.6
     Effect of change in revenue recognition...............         --          36.6       (18.7)
     Effect of change in pension accounting................      (19.5)          4.1         2.0
                                                              --------      --------      ------
  Pro forma................................................   $1,047.5      $1,969.5      $766.9
                                                              --------      --------      ------
Basic earnings per share:    As reported...................   $   3.42      $   6.13      $ 2.50
                             Pro forma.....................   $   3.36      $   6.26      $ 2.45
Diluted earnings per share:  As reported...................   $   3.40      $   6.08      $ 2.47
                             Pro forma.....................   $   3.34      $   6.21      $ 2.42

3. MERGERS AND ACQUISITIONS:

     On October 3, 2000, ALLTEL purchased wireless properties in Louisiana from SBC Communications, Inc. ("SBC"). In connection with this transaction, ALLTEL paid SBC $387.6 million in cash and acquired approximately 150,000 wireless customers and 300,000 paging customers. The accompanying consolidated financial statements include the accounts and results of operations of the acquired wireless properties from the date of acquisition.

     In 2000, ALLTEL, Bell Atlantic Corporation ("Bell Atlantic") and GTE Corporation ("GTE") exchanged wireless properties in 13 states. On April 3, 2000, ALLTEL completed the exchange of wireless properties with Bell Atlantic in five states, acquiring operations in Arizona, New Mexico and Texas and divesting operations in Nevada and Iowa. In addition to the exchange of wireless assets, ALLTEL also paid Bell Atlantic $624.3 million in cash to complete this transaction. On June 30, 2000, ALLTEL completed the remaining wireless property exchanges with Bell Atlantic and GTE, acquiring operations in Florida, Ohio, South Carolina and Alabama, while divesting operations in Illinois, Indiana, New York and Pennsylvania. ALLTEL also transferred to Bell Atlantic or GTE certain of its minority investments in unconsolidated wireless properties. In connection with the transfer of the remaining wireless assets, ALLTEL received $216.9 million in cash and prepaid vendor credits of $199.6 million and assumed long-term debt of $425.0 million. ALLTEL accounted for these exchange transactions as purchase business combinations, and accordingly, the accompanying consolidated financial statements include the accounts and results of operations of the acquired properties from the applicable dates of acquisition.

     The following unaudited pro forma consolidated results of operations of the Company for the years ended December 31, 2000 and 1999 assume that the wireless property exchanges with Bell Atlantic and GTE were completed as of January 1, 1999:

                                                                2000        1999
                                                              ---------   ---------
                                                              (MILLIONS, EXCEPT PER
                                                                 SHARE AMOUNTS)
Revenues and sales..........................................  $7,359.3    $6,822.3
Income before cumulative effect of accounting change........  $1,090.0    $  656.9
Combined earnings per share before cumulative effect of
  accounting change:
     Basic..................................................  $   3.47    $   2.10
     Diluted................................................  $   3.44    $   2.07

     The pro forma amounts represent the historical operating results of the properties acquired from Bell Atlantic and GTE with appropriate preliminary adjustments that give effect to depreciation and amortization and interest expense. The pretax gain of $1,345.5 million (net of related tax expense of $565.9 million) recognized by ALLTEL related to the wireless property exchanges (see Note 10) has been excluded from the pro forma net income and earnings per share amounts presented. The pro forma amounts are not necessarily indicative of the operating results that would have occurred if the Bell Atlantic and GTE properties had been operated by ALLTEL during the periods presented. In addition, the pro forma amounts do not reflect potential cost savings related to full network optimization and the redundant effect of selling and general and administrative expenses.

     Operating results of the wireless properties divested in the transactions with Bell Atlantic and GTE included in the Company's consolidated results of operations for the year ended December 31, 2000 were as follows:

                                                               (MILLIONS)
                                                               ----------
Revenues and sales..........................................     $216.5
Operating income............................................     $ 73.1

     During 2000, the Company also acquired the remaining ownership interests in wireless properties in Florida and Georgia in which ALLTEL already owned a controlling interest. Additionally, the Company purchased two privately held companies serving the financial services industry. In connection with these acquisitions, the Company paid $28.1 million in cash and issued approximately 730,000 shares of ALLTEL common stock.

     In 2001, the Company recorded the final purchase price allocation related to wireless property acquisitions with Bell Atlantic, GTE and SBC. Amortization of the customer lists, cellular licenses and goodwill is being recorded on a straight-line basis over 6, 40 and 25 years, respectively.

     The following table summarizes the assets acquired, liabilities assumed, common stock issued and assets exchanged, reflecting the final purchase price adjustments, for the various business combinations completed during 2000:

                                                    ACQUIRED FROM
                                      ------------------------------------------   COMBINED
                                      BELL ATLANTIC      GTE       SBC     OTHER    TOTALS
                                      -------------   ---------   ------   -----   --------
                                                           (MILLIONS)
Fair value of assets acquired.......     $332.3       $   596.8   $ 70.2   $18.7   $1,018.0
Goodwill............................      487.3           629.4    162.3    70.0    1,349.0
Cellular licenses...................      175.0           273.0     61.0      --      509.0
Customer lists......................       51.0           134.0     27.0      --      212.0
Net deferred tax assets
  (liabilities) established on
  acquired assets...................       38.5           (25.9)    98.1      --      110.7
Liabilities assumed.................         --          (425.0)   (31.0)   (2.6)    (458.6)
Common stock issued.................         --              --       --   (58.0)     (58.0)
Fair value of assets exchanged......     (459.8)       (1,399.2)      --      --   (1,859.0)
                                         ------       ---------   ------   -----   --------
Net cash paid (received)............     $624.3       $  (216.9)  $387.6   $28.1   $  823.1
                                         ======       =========   ======   =====   ========

     In September 1999, the Company completed mergers with Liberty Cellular, Inc. ("Liberty") and its affiliate KINI L.C. Under terms of the merger agreements, the outstanding stock of Liberty and the outstanding ownership units of KINI L.C. were exchanged for approximately 7.0 million shares of ALLTEL's common stock. In July 1999, the Company completed its merger with Aliant Communications Inc. ("Aliant"). Under terms of the merger agreement, each outstanding share of Aliant common stock was converted into the right to receive ..67 shares of ALLTEL common stock, 23.9 million common shares in the aggregate. These mergers qualified as tax-free reorganizations and were accounted for as poolings-of-interests. In January 1999, the Company completed a merger with Standard Group, Inc. In September 1999, the Company also completed mergers with Advanced

Information Resources, Limited ("AIR") and Southern Data Systems ("Southern Data"). In connection with the mergers, approximately 6.5 million shares of ALLTEL common stock were issued. All three mergers qualified as tax-free reorganizations and were accounted for as poolings-of-interests. Prior period financial information was not restated, because the operations of the three acquired companies were not significant to ALLTEL's consolidated financial statements on either a separate or aggregate basis. The accompanying consolidated financial statements include the accounts and results of the acquired operations from the dates of acquisition.

     In connection with the mergers and acquisitions discussed above, the Company recorded merger and integration expenses and other charges in 2000 and 1999. (See Note 9.)

4. FINANCIAL INSTRUMENTS AND INVESTMENTS:

     The carrying amount of cash and short-term investments approximates fair value due to the short maturities of the instruments. The fair values of the Company's investments, long-term debt, redeemable preferred stock and interest rate swaps were as follows at December 31:

                                                   2001                     2000
                                            -------------------      -------------------
                                              FAIR     CARRYING        FAIR     CARRYING
                                             VALUE      AMOUNT        VALUE      AMOUNT
                                            --------   --------      --------   --------
                                                             (MILLIONS)
Investments...............................  $  251.6   $  251.6      $  322.4   $  322.4
Long-term debt............................  $3,955.7   $3,861.5      $4,653.4   $4,611.7
Redeemable preferred stock................  $   15.2   $    1.3      $   17.2   $    1.4
Interest rate swaps.......................  $    8.6   $    8.6      $     --   $     --

     The fair value of investments was based on quoted market prices and the carrying value of investments for which there were no quoted market prices. The fair value of long-term debt, after deducting current maturities, was estimated based on the overall weighted rates and maturities of the Company's long-term debt compared to rates and terms currently available in the long-term financing markets. The fair value of the redeemable preferred stock was estimated based on the conversion of the Series D convertible redeemable preferred stock to common stock of the Company. Fair values of the interest rate swaps were based on quoted market prices. There was no material impact to earnings due to hedge ineffectiveness for the interest rate swaps designated as fair value hedges. The fair value of all other financial instruments was estimated by management to approximate carrying value.

5. DEBT:

     Long-term debt was as follows at December 31:

                                                                2001       2000
                                                              --------   --------
                                                                  (MILLIONS)
Debentures and notes, without collateral,
  Weighted rate 7.3% in 2001 and 2000
  Weighted maturity 9 years in 2001 and 10 years in 2000....  $3,389.4   $3,412.8
Commercial paper borrowings,
  Weighted rate 2.2% in 2001 and 6.5% in 2000
  Weighted maturity 4 years in 2001 and 5 years in 2000.....     230.1      835.5
Rural Telephone Bank and Federal Financing Bank notes,
  Weighted rate 6.7% in 2001 and 7.4% in 2000
  Weighted maturity 14 years in 2001 and 2000...............     210.6      297.4
First mortgage bonds and collateralized notes,
  Weighted rate 6.7% in 2001 and 7.4% in 2000
  Weighted maturity 3 years in 2001 and 6 years in 2000.....      19.1       65.0
Rural Utilities Service notes,
  Weighted rate 4.9% in 2001 and 4.8% in 2000
  Weighted maturity 14 years in 2001 and 2000...............      59.3       64.1
Industrial revenue bonds,
  Weighted rate 6.1% in 2001 and 2000
  Weighted maturity 6 years in 2001 and 7 years in 2000.....       4.6        5.2
                                                              --------   --------
                                                               3,913.1    4,680.0
  Less current maturities...................................     (51.6)     (68.3)
                                                              --------   --------
     Total long-term debt...................................  $3,861.5   $4,611.7
                                                              ========   ========
  Weighted rate.............................................       6.9%       7.2%
  Weighted maturity.........................................   9 years    9 years

     Commercial Paper -- Commercial paper borrowings consist of discounted notes that are exempt from registration under the Securities Act of 1933. Under terms of the program, the total amount outstanding, including any indebtedness incurred under the revolving credit agreement, may not exceed $1.25 billion. Commercial paper borrowings up to $1.0 billion are classified as long-term debt because these borrowings are a component of the revolving credit agreement. Commercial paper borrowings in excess of $1.0 billion are classified as short-term debt.

     Revolving Credit Agreement -- The Company has a $1.0 billion unsecured line of credit under a revolving credit agreement. This agreement was amended in 2001 to provide that $50.0 million will expire in October 2003 and $950.0 million will expire in October 2005. It is the Company's intention to continue to renew this agreement. The revolving credit agreement provides for a variety of pricing options. Commercial paper borrowings are deducted in determining the total amount available for borrowing under the revolving credit agreement. At December 31, 2001, the amount available for borrowing under the revolving credit agreement was $769.9 million.

     The revolving credit agreement contains various covenants and restrictions including a requirement that, at the end of each calendar quarter, ALLTEL maintain a long-term debt to capitalization ratio of less than 65 percent. As of December 31, 2001, the Company's long-term debt to capitalization ratio was 41.3 percent. Another covenant of the revolving credit agreement would restrict the Company from incurring additional short-term debt, if the Company's credit rating were to fall below investment grade. In addition, the indentures and borrowing agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to the payment of dividends by the Company amounted to $4,167.6 million at December 31, 2001. Certain assets of the wireline subsidiaries have been pledged as collateral on $293.6 million of obligations.

     Interest expense on long-term debt amounted to $285.5 million in 2001, $302.8 million in 2000 and $278.9 million in 1999. At December 31, 2001 and 2000, accrued interest on long-term debt was $66.4 million and $72.7 million, respectively, and is included in other current liabilities in the accompanying consolidated balance sheets. Maturities and sinking fund requirements for the four years after 2001 for long-term debt outstanding, excluding commercial paper borrowings, as of December 31, 2001, were $490.7 million, $298.7 million, $240.6 million and $643.0 million for the years 2003 through 2006, respectively.

6. STOCK-BASED COMPENSATION PLANS:

     Under the Company's stock-based compensation plans, the Company may grant fixed and performance-based incentive and non-qualified stock options to officers and other key employees. The maximum number of shares of the Company's common stock that may be issued to officers and other key employees under all stock option plans in effect at December 31, 2001 is 35.3 million shares. Fixed options granted under the stock option plans generally become exercisable over a period of one to five years after the date of grant. Certain fixed options granted in 2000 become exercisable in increments of 50%, 25% and 25% over a five-year period beginning three years after the date of grant. Certain fixed options granted in 1997 become exercisable in equal increments over a six-year period beginning three years after the date of grant. In 1997, performance-based options were granted that become exercisable one year after the date in which certain performance goals related to operating income growth and return on invested capital are achieved for the four most recent consecutive calendar quarters. Four separate levels of performance goal targets were established, each specifying different minimum growth and rates of return. Depending upon which of the four performance goal target levels is attained, 25%, 50%, 75% or 100% of the option award will vest and become exercisable. Options related to the 25% performance goal target have vested. In 2001, all remaining unvested performance options were cancelled as the remaining performance targets were not achieved.

     Under the Company's stock option plan for non-employee directors (the "Directors' Plan"), the Company grants fixed, non-qualified stock options to directors for up to 1.0 million shares of common stock. Under the Directors' Plan, directors receive a one-time option grant to purchase 10,000 shares of common stock when they join the Board. Directors are also granted each year, on the date of the annual meeting of stockholders, an option to purchase a specified number of shares of common stock (currently 6,500 shares). Options granted under the Directors' Plan become exercisable the day immediately preceding the date of the first annual meeting of stockholders following the date of grant.

     For all plans, the exercise price of the option equals the market value of the Company's common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years.

     The fair value of each stock option granted as identified below was calculated using the Black-Scholes option-pricing model and the following weighted average assumptions:

                                                         2001        2000        1999
                                                       ---------   ---------   ---------
Expected life........................................  5.0 years   5.0 years   5.1 years
Expected volatility..................................      29.4%       26.0%       22.0%
Dividend yield.......................................       2.2%        2.0%        1.9%
Risk-free interest rate..............................       5.0%        6.3%        4.8%

     Set forth below is certain information related to stock options outstanding under the Company's stock-based compensation plans:

                                                                 WEIGHTED AVERAGE PRICE
                                         SHARES                        PER SHARE
                            ---------------------------------   ------------------------
                              2001        2000        1999       2001     2000     1999
                            ---------   ---------   ---------   ------   ------   ------
                                       (THOUSANDS)
Outstanding at beginning
  of period...............   14,859.7    10,814.2    10,227.0   $51.81   $42.71   $32.53
Granted...................    3,283.0     5,710.2     3,429.0    61.27    65.49    65.16
Exercised.................     (946.9)     (971.2)   (1,827.5)   32.91    30.34    27.35
Forfeited.................     (814.0)     (693.5)   (1,014.3)   62.57    52.58    43.62
Expired...................     (127.3)         --          --    31.30       --       --
                            ---------   ---------   ---------   ------   ------   ------
Outstanding at end of
  period..................   16,254.5    14,859.7    10,814.2   $54.45   $51.81   $42.71
                            =========   =========   =========   ======   ======   ======
Exercisable at end of
  period..................    5,409.0     4,067.3     3,186.7   $43.08   $36.72   $29.47
Non-vested at end of
  period:
  Fixed...................   10,845.5    10,667.5     7,465.1
  Performance-based.......         --       124.9       162.4
  Weighted average fair
     value of stock
     options granted
     during the year......  $   16.98   $   18.59   $   15.25

     The following is a summary of stock options outstanding as of December 31, 2001:

                               OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                  ---------------------------------------------   --------------------------
                                  WEIGHTED          WEIGHTED                     WEIGHTED
                                  AVERAGE           AVERAGE                      AVERAGE
   RANGE OF       NUMBER OF      REMAINING       EXERCISE PRICE   NUMBER OF   EXERCISE PRICE
EXERCISE PRICE     SHARES     CONTRACTUAL LIFE     PER SHARE       SHARES       PER SHARE
--------------    ---------   ----------------   --------------   ---------   --------------
$15.75 - $21.76      262.8       0.3 years           $20.02          262.8        $20.02
$24.62 - $36.44    3,958.9       4.9 years            32.34        2,858.5         31.66
$39.19 - $47.30      983.3       6.1 years            43.19          606.5         43.20
$52.75 - $63.75    4,571.8       8.8 years            60.19          118.7         60.88
$64.56 - $68.25    6,284.2       8.0 years            66.85        1,452.1         66.05
$70.75 - $73.25      193.5       7.6 years            72.20          110.4         71.77
                  --------       ---------           ------        -------        ------
                  16,254.5       7.2 years           $54.45        5,409.0        $43.08
                  ========       =========           ======        =======        ======

     The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock-based compensation plans. Accordingly, the Company does not record compensation expense for any of the fixed stock options granted. For performance-based options, compensation expense is recognized over the expected vesting period of the options and is adjusted for changes in the number of options expected to vest and the market value of the Company's common stock. Compensation expense (credit) for the performance-based options amounted to $(2.3) million in 2001, $0.2 million in 2000 and $(0.5) million in 1999. Had compensation expense for options granted been determined on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the years ended December 31:

                                                             2001          2000         1999
                                                          ----------    ----------    --------
                                                          (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income before cumulative effect of
  accounting change:                  As reported.......   $1,047.5      $1,965.4      $783.6
                                      Pro forma.........   $1,020.7      $1,946.5      $770.5
Basic earnings per share before
  cumulative effect of accounting
  change:                             As reported.......   $   3.36      $   6.25      $ 2.50
                                      Pro forma.........   $   3.28      $   6.19      $ 2.46
Diluted earnings per share before
  cumulative effect of accounting
  change:                             As reported.......   $   3.34      $   6.20      $ 2.47
                                      Pro forma.........   $   3.26      $   6.14      $ 2.43

     The pro forma amounts presented above may not be representative of the future effects on reported net income and earnings per share, since the pro forma compensation expense is allocated over the periods in which options become exercisable, and new option awards may be granted each year.

7. EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     The Company has trusteed, non-contributory defined benefit pension plans which provide retirement benefits for eligible employees of the Company. Assets of these plans include ALLTEL common stock. At December 31, 2001 and 2000, the plans' investment in ALLTEL common stock was $41.4 million and $40.9 million, respectively.

     During the fourth quarter of 2000, the Company changed its method of amortizing unrecognized actuarial gains and losses as a component of determining its annual pension cost. In prior years, the Company amortized unrecognized actuarial gains and losses over the average remaining service life of active employees (approximately 13 years). With this change, the Company now amortizes unrecognized gains or losses that exceed 17.5% of the greater of the projected benefit obligation or market-related value of plan assets on a straight-line basis over 5 years. Unrecognized actuarial gains and losses below the 17.5% corridor will continue to be amortized over the average remaining service life of active employees. The Company believes the accelerated amortization method is preferable as it will result in more timely recognition of significant actuarial gains and losses in computing the Company's annual pension cost. The effect of this change in 2000 was to increase pension income by $4.1 million and income before cumulative effect of accounting change by $2.4 million. This change in accounting principle was not material to previously reported 2000 quarterly results of operations, and accordingly, those quarterly results were not restated. There was no cumulative effect of retroactively applying this change in accounting principle to periods prior to 2000. (See Note 2 for a discussion of a similar change in accounting for a subsidiary's pension plan completed in 2001.)

     The Company provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid. During 2001, the Company incurred special termination benefits related to an early retirement program offered to employees meeting certain age and service requirements. (See Note 9 for a further discussion of these special termination benefits incurred by the Company in 2001.)

     The components of pension income, including provision for executive compensation agreements, and postretirement expense were as follows for the years ended December 31:

                                        PENSION BENEFITS        POSTRETIREMENT BENEFITS
                                    ------------------------    -----------------------
                                    2001      2000     1999     2001     2000     1999
                                    -----    ------    -----    -----    -----    -----
                                                        (MILLIONS)
Benefits earned during the year...  $24.5    $ 23.9    $21.3    $ 0.7    $ 0.6    $ 1.0
Interest cost on benefit
  obligation......................   45.4      42.9     40.8      9.1      8.9      8.4
Amortization of transition (asset)
  obligation......................   (2.6)     (2.6)    (2.6)     1.0      1.0      1.0
Amortization of prior service
  (credit) cost...................   (8.6)     (0.7)    (0.3)     0.2      0.2      0.2
Recognized net actuarial (gain)
  loss............................   (4.1)    (16.1)    (3.7)     1.3      1.0      0.8
Expected return on plan assets....  (63.7)    (65.3)   (58.3)      --       --       --
                                    -----    ------    -----    -----    -----    -----
Net periodic benefit (income)
  expense.........................   (9.1)    (17.9)    (2.8)    12.3     11.7     11.4
Special termination benefits and
  curtailment.....................   16.9        --       --      4.6       --       --
                                    -----    ------    -----    -----    -----    -----
Total net periodic benefit
  (income) expense................  $ 7.8    $(17.9)   $(2.8)   $16.9    $11.7    $11.4
                                    =====    ======    =====    =====    =====    =====

     The following table presents a summary of plan assets, projected benefit obligation and funded status of the plans at December 31:

                                                PENSION BENEFITS    POSTRETIREMENT BENEFITS
                                                ----------------    ------------------------
                                                 2001      2000        2001          2000
                                                ------    ------    ----------    ----------
                                                                 (MILLIONS)
Fair value of plan assets at beginning of
  year........................................  $783.1    $831.9     $    --       $    --
Employer contributions........................     6.2       4.1         8.1           8.4
Participant contributions.....................      --        --         4.2           2.3
Actual return on plan assets..................   (31.3)    (12.6)         --            --
Benefits paid.................................   (46.6)    (40.3)      (12.3)        (10.7)
                                                ------    ------     -------       -------
Fair value of plan assets at end of year......   711.4     783.1          --            --
                                                ------    ------     -------       -------
Projected benefit obligation at beginning of
  year........................................   614.2     587.1       121.1         116.8
Benefits earned...............................    24.5      23.9         0.7           0.6
Interest cost on projected benefit
  obligation..................................    45.4      42.9         9.1           8.9
Participant contributions.....................      --        --         4.2           2.3
Special termination benefits and
  curtailment.................................    16.9        --         4.6            --
Plan amendments...............................    (7.5)       --        14.4            --
Actuarial loss................................    24.6       0.6        44.1           3.2
Benefits paid.................................   (46.6)    (40.3)      (12.3)        (10.7)
                                                ------    ------     -------       -------
Projected benefit obligation at end of year...   671.5     614.2       185.9         121.1
                                                ------    ------     -------       -------
Plan assets in excess of (less than) projected
  benefit obligation..........................    39.9     168.9      (185.9)       (121.1)
Unrecognized actuarial (gain) loss............    22.1    (142.7)       71.0          29.0
Unrecognized prior service cost (credit)......    (1.1)      5.3        17.8           2.0
Unrecognized net transition (asset)
  obligation..................................    (3.4)     (6.0)        9.1          11.7
                                                ------    ------     -------       -------
Net amount recognized.........................  $ 57.5    $ 25.5     $ (88.0)      $ (78.4)
                                                ======    ======     =======       =======
Amounts recognized in the consolidated balance
  sheet:
Prepaid benefit cost..........................  $ 95.4    $ 60.9     $    --       $    --
Accrued benefit cost liability................   (37.9)    (35.4)      (88.0)        (78.4)
                                                ------    ------     -------       -------
Net amount recognized.........................  $ 57.5    $ 25.5     $ (88.0)      $ (78.4)
                                                ======    ======     =======       =======

     Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:

                                                           PENSION       POSTRETIREMENT
                                                           BENEFITS         BENEFITS
                                                         ------------    ---------------
                                                         2001    2000     2001     2000
                                                         ----    ----    ------    -----
Discount rate..........................................  7.25%   7.75%    7.25%    7.75%
Expected return on plan assets.........................  8.50%   8.50%      --       --
Rate of compensation increase..........................  4.50%   5.00%      --       --
Healthcare cost trend rate.............................    --      --    10.00%    6.00%

     For the pension plan with accumulated benefit obligations in excess of plan assets, both the projected benefit obligation and accumulated benefit obligation were $37.9 million and $35.4 million at December 31, 2001 and

2000, respectively. There are no assets held in this plan, as the Company funds the accrued costs of this plan as benefits are paid.

     The healthcare cost trend rate will decrease on a graduated basis to an ultimate rate of five percent in 2006. A one percent change in the assumed healthcare cost trend rate would affect the postretirement benefit cost by approximately $0.6 million for the year ended December 31, 2001. A one percent increase in the assumed healthcare cost trend rate would increase the postretirement benefit obligation as of December 31, 2001, by approximately $17.2 million, while a one percent decrease in the rate would reduce the postretirement benefit obligation as of December 31, 2001, by approximately $14.5 million.

     The Company has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees, except bargaining unit employees. The amount of profit-sharing contributions to the plan is determined annually by the Company's Board of Directors. Profit-sharing expense amounted to $26.1 million in 2001, $26.4 million in 2000 and $34.1 million in 1999.

     The Company also sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the plans. The Company also makes annual contributions to the plans. Expense recorded by the Company related to these plans amounted to $16.9 million in 2001, $16.2 million in 2000 and $15.9 million in 1999.

8. LEASE COMMITMENTS:

     Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for office space, office equipment, real estate and tower space were as follows as of December 31, 2001:

YEAR                                                           (MILLIONS)
----                                                           ----------
2002........................................................     $ 90.1
2003........................................................       72.4
2004........................................................       49.7
2005........................................................       37.7
2006........................................................       26.3
Thereafter..................................................       93.2
                                                                 ------
  Total.....................................................     $369.4
                                                                 ======

     Rental expense totaled $114.2 million in 2001, $104.3 million in 2000 and $71.4 million in 1999.

9. MERGER AND INTEGRATION EXPENSES AND OTHER CHARGES:

     During 2001, the Company restructured its regional communications, information services, product distribution and corporate operations. In connection with these restructuring efforts, the Company recorded restructuring charges during each of the four quarters of 2001. During the third and fourth quarters of 2001, the Company also recorded write-downs in the carrying value of certain cell site equipment to fair value. The write-downs in cell site equipment resulted from the Company's exchange of its existing equipment for new equipment under terms of a product replacement program initiated by a vendor in 2001. A summary of the restructuring and other charges recorded in 2001 by quarter was as follows:

                                               1ST       2ND       3RD       4TH
                                             QUARTER   QUARTER   QUARTER   QUARTER   TOTAL
                                             -------   -------   -------   -------   -----
                                                              (MILLIONS)
Severance and employee benefit costs.......   $54.9     $1.6      $ 5.5     $0.1     $62.1
Lease termination costs....................     5.2      0.5        0.4       --       6.1
Write-down of software development costs...     8.9       --         --       --       8.9
Write-down of cell site equipment..........      --       --        9.5      5.6      15.1
                                              -----     ----      -----     ----     -----
  Total restructuring charge...............   $69.0     $2.1      $15.4     $5.7     $92.2
                                              =====     ====      =====     ====     =====
Number of employees terminated.............   1,247      170        216       11     1,644
Number of lease sites terminated...........      48       10          2        3        63

     As indicated in the table above, the restructuring charges consisted of $62.1 million in severance and employee benefit costs related to planned workforce reductions, $6.1 million in lease termination costs associated with the closing of certain retail and other operating locations and a $8.9 million write-down in the carrying value of certain software development costs. Included in the severance and employee benefit component of the restructuring charges were non-cash charges of $22.6 million. These non-cash charges consisted of $21.5 million in additional pension and postretirement benefit costs related to a special early retirement program offered by the Company to employees meeting certain age and service requirements and $1.1 million in compensation expense related to the accelerated vesting of certain stock options. Eligible employees who elected the early retirement incentive received five years of additional vested service for purposes of calculating their retirement benefits available under the Company's pension and postretirement benefit plans. During the first quarter of 2001, 230 employees accepted the retirement incentive offer. The restructuring plans were completed in December 2001 and resulted in the elimination of 1,644 employees, including the employees who accepted the early retirement incentive. The work force reductions occurred primarily in operations management, engineering, sales and the corporate support functions. As of December 31, 2001, the Company had paid $37.9 million in severance and employee-related expenses and all of the employee reductions had been completed.

     The lease termination costs consisted of $5.0 million representing the estimated minimum contractual commitments over the next one to five years for 63 operating locations that the Company abandoned, net of anticipated sublease income. The lease termination costs also included $1.1 million of unamortized leasehold improvement costs related to the abandoned locations. The write-down in the carrying value of certain software development costs resulted from the Company's formation of a joint venture with IBM announced in March 2001. The joint venture, which operates as ALLTEL Corebanking Solutions, a consolidated subsidiary of ALLTEL, markets IBM's Corebank software, a real time banking system, to financial service organizations in Europe. Prior to forming the joint venture, ALLTEL had been developing its own real-time processing software. Following the signing of the joint venture agreement, the Company ceased further development of its software product and wrote off the portion of the capitalized software development costs that had no alternative future use or functionality.

     During the fourth quarter of 2000, in connection with the purchase of wireless assets from SBC, the Company recorded integration expenses and other charges of $1.9 million, consisting of branding and signage costs. The Company also recorded a $1.1 million reduction in the liabilities associated with its September 1999 restructuring of the wireline operations. This adjustment primarily reflected differences between estimated and actual severance costs paid and a slight reduction in the number of employees to be terminated under the plan from 248 to 242.

     In connection with the exchange of wireless assets with Bell Atlantic and GTE, the Company recorded integration expenses and other charges during the second and third quarters of 2000, consisting of severance and employee benefit costs related to a planned workforce reduction and branding and signage costs. The integration plan, completed in September 2000, provided for the elimination of 22 employees in the Company's wireless operations management, engineering and sales support functions. In connection with this integration plan, the Company recorded a charge of $9.2 million in the third quarter of 2000, consisting of $8.9 million in branding and signage costs and $0.3 million in severance and employee-related expenses. In the second quarter of 2000, the Company recorded a charge of $8.8 million, which consisted of $5.0 million in severance and employee benefit costs and $3.8 million in branding and signage costs. During 2000, the Company paid $5.3 million in severance and employee-related expenses and completed all of the employee reductions associated with these integration activities.

     During the third quarter of 2000, the Company also recorded a $1.5 million reduction in the liabilities associated with its merger and integration activities initiated during 1999. The reduction consisted of a $1.0 million decrease in estimated severance costs to complete the September 1999 restructuring of the Company's wireline operations and decreases in estimated severance costs of $0.3 million and $0.2 million, respectively, related to the acquisitions of Aliant and Liberty. The adjustment to the wireline restructuring plan reflects a reduction in the expected number of employees to be terminated from 308 to 248, while the adjustments to the Aliant and Liberty merger and integration plans reflect differences between estimated and actual severance costs paid. During the second quarter of 2000, the Company also recorded a $2.0 million reduction in the merger and integration liability related to its acquisition of Aliant. This adjustment primarily reflects a decrease in severance and employee benefit costs to be paid as a result of reducing the expected number of Aliant employees to be terminated from 160 to 132.

     In an effort to realign the cost structure in its information services business, the Company recorded a restructuring charge of $10.1 million during the first quarter of 2000. This charge consisted of $5.9 million in severance and employee benefit costs related to a planned workforce reduction and $4.2 million in lease termination costs related to the consolidation of certain operating locations. The restructuring plan, which resulted in the elimination of 199 employees, was completed in July 2000. As of December 31, 2001, the Company had paid $5.9 million in severance and employee-related expenses and all of the employee reductions had been completed. The lease termination costs represent the estimated minimum contractual commitments over the next one to four years for facilities that the Company abandoned, net of anticipated sublease income.

     In 1999, the Company recorded a pretax charge of $90.5 million in connection with its mergers with Aliant, Liberty, AIR and Southern Data and with certain loss contingencies and other restructuring activities. The merger and integration expenses, which totaled $73.4 million, included professional and financial advisors' fees of $24.4 million, severance and employee-related expenses of $15.4 million and other integration costs of $33.6 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provided for a reduction of 160 employees of Aliant and 40 employees of Liberty, primarily in the corporate support functions, to be substantially completed by the third quarter of 2000. As previously discussed, in the second quarter of 2000, the Company reduced the expected number of Aliant employees to be terminated to 132 and decreased the related accrued liability by $2.0 million. In the third quarter of 2000, the Company further reduced the accrued liabilities related to the Aliant and Liberty mergers by $0.5 million. As of December 31, 2001, the Company had paid $11.8 million in severance and employee-related expenses and all of the 172 employee reductions had been completed. The other integration costs included $12.5 million of lease termination costs, $10.2 million of costs associated with the early termination of certain service obligations and a $4.6 million write-down in the carrying value of certain in-process and other software development assets that have no future alternative use or functionality. Also included are other integration costs incurred in the third quarter consisting of branding and signage costs of $4.1 million and other expenses of $2.2 million.

     The lease termination costs included a cancellation fee of $7.3 million representing the negotiated settlement to terminate the Company's contractual commitment to lease building space previously occupied by the former 360(LOGO) Communications Company ("360(LOGO)") operations acquired in 1998. The lease termination costs also included a $4.1 million write-off of capitalized leasehold improvements and $1.1 million in other disposal costs. The contract termination fees included $5.2 million related to long-term contracts with an outside vendor for customer billing services to be provided to the Aliant and Liberty operations until conversion of these operations to the Company's own internal billing system occurred. Conversion of the Liberty operations was completed in November 1999, and conversion of the Aliant operations began in 2001. The $5.2 million amount represented the termination fee specified in the contracts. Of the total termination fee, $2.4 million has been paid with the remainder due in installments upon completion of the conversion of the Aliant operations to ALLTEL's billing system. The Company also recorded an additional $5.0 million charge to reflect the actual cost of terminating its contract with Convergys Corporation ("Convergys") for customer billing services to be provided to the former 360(LOGO)operations. In September 1999, the Company and Convergys agreed to a final contract termination fee of $55.0 million, of which $50.0 million of termination costs were recorded in 1998. Through December 31, 2001, the Company had paid $50.0 million of the termination fee.

     In connection with management's plan to reduce costs and improve operating efficiencies, the Company recorded a restructuring charge of $17.1 million in 1999. This charge consisted of $10.8 million in severance and employee benefit costs related to a planned workforce reduction and $6.3 million in lease termination costs related to the consolidation of certain operating locations. The restructuring plan provided for the termination of approximately 308 employees in the Company's wireline operations support functions to be completed in 2000. As previously discussed, during 2000, the Company reduced the expected number of employees to be terminated to 242 and decreased the related liability by $2.1 million. During 2000, the Company completed all of the employee reductions and paid $8.7 million in severance-related expenses.

     The following is a summary of activity related to the liabilities associated with the Company's merger and integration expenses and other charges at December 31:

                                                              2001    2000
                                                              -----   -----
                                                               (MILLIONS)
Balance, beginning of year..................................  $16.5   $66.5
Merger and integration expenses and other charges...........   92.2    30.0
Reversal of accrued liabilities.............................     --    (4.6)
Non-cash charges for employee benefits......................  (22.6)     --
Non-cash write-down of assets...............................  (24.0)   (1.6)
Cash outlays................................................  (45.0)  (73.8)
                                                              -----   -----
Balance, end of year........................................  $17.1   $16.5
                                                              =====   =====

     As of December 31, 2001, the remaining unpaid liability related to the Company's merger and integration and restructuring activities consists of contract termination fees of $7.8 million, severance and employee-related expenses of $4.5 million and lease cancellation and termination costs of $4.8 million and is included in other current liabilities in the accompanying consolidated balance sheets. The merger and integration expenses and other charges decreased net income $54.8 million, $15.0 million and $66.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

10. GAIN ON DISPOSAL OF ASSETS AND OTHER:

     In the second quarter of 2001, the Company recorded a pretax adjustment of $4.4 million to reduce the gain recognized from the dissolution of a wireless partnership with Bell South Mobility, Inc. ("BellSouth") initially recorded in the first quarter of 2001, as discussed below. The Company also recorded a pretax adjustment of $2.4 million to increase the gain recognized from the sale of PCS licenses to Verizon Wireless also completed during the first quarter of 2001. These adjustments primarily reflected differences between the actual and estimated book values of the properties transferred. In addition, during the second quarter of 2001, the Company prepaid $73.5 million of long-term debt prior to its stated maturity date and incurred pretax termination fees of $2.9 million in connection with the early retirement of that debt. In the first quarter of 2001, the Company recorded a pretax gain of $345.4 million from the sale of 20 PCS licenses to Verizon Wireless completed in February 2001. In addition, the Company recorded a pretax gain of $13.9 million upon the dissolution of a wireless partnership with BellSouth involving properties in four states. Upon dissolution, the partnership assets were distributed to the partners at fair value resulting in a gain for financial reporting purposes. Also in the first quarter of 2001, the Company recorded pretax gains of $3.2 million from the sale of certain investments.

     During the fourth quarter of 2000, the Company recorded pretax gains totaling $85.7 million from the sale of investments, including ALLTEL's remaining investment in WorldCom common stock. Proceeds from the investment sales amounted to $102.2 million. The Company also recorded a pretax gain of $35.5 million from the sale of its PCS operations in Birmingham, Ala. In addition, the Company recorded a pretax adjustment of $5.7 million to decrease the gain recognized from the exchange of wireless properties with Bell Atlantic and GTE initially recorded in the second quarter of 2000. These transactions increased net income in the fourth quarter by $67.0 million. In the third quarter of 2000, the Company recorded pretax gains totaling $476.3 million from the sale of a portion of its investment in WorldCom common stock. Proceeds from the investment sales amounted to $516.0 million. The Company also recorded a pretax adjustment of $1.4 million to reduce the gain recognized from the property exchanges with Bell Atlantic and GTE. This adjustment, along with the $5.7 million fourth quarter adjustment previously discussed, primarily reflected differences between the actual and estimated book values of the properties transferred. The third quarter transactions increased net income $282.3 million. During the second quarter of 2000, the Company recorded pretax gains totaling $1,353.1 million from the exchange of wireless properties with Bell Atlantic and GTE and from the sale of certain PCS assets. In addition, the Company recorded a pretax write-down of $15.0 million on its investment in APEX Global Information Services, Inc. ("APEX"), a provider of Internet access services. The write-off was recorded due to adverse market conditions and APEX's bankruptcy filing. These transactions increased net income in the second quarter by $775.1 million.

     During 1999, the Company recorded a pretax gain of $43.1 million from the sale of a portion of its investment in WorldCom common stock. Proceeds from this sale amounted to $45.0 million. This transaction increased net income by $27.2 million.

11. INCOME TAXES:

     Income tax expense was as follows for the years ended December 31:

                                                           2001       2000       1999
                                                          ------    --------    ------
                                                                   (MILLIONS)
Current:
  Federal...............................................  $506.5    $  703.7    $428.8
  State and other.......................................    74.7       186.1      65.2
                                                          ------    --------    ------
                                                           581.2       889.8     494.0
                                                          ------    --------    ------
Deferred:
  Federal...............................................   102.5       417.4      48.9
  State and other.......................................    21.0        79.8       7.4
                                                          ------    --------    ------
                                                           123.5       497.2      56.3
                                                          ------    --------    ------
Investment tax credit amortized.........................    (0.4)       (1.7)     (3.1)
                                                          ------    --------    ------
                                                          $704.3    $1,385.3    $547.2
                                                          ======    ========    ======

     Deferred income tax expense for 2001 primarily results from temporary differences between depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred income tax expense for 2000 primarily reflects the difference in the gain amount recognized for income tax purposes and the gain amount recorded in the financial statements related to the wireless property exchanges with Bell Atlantic and GTE.

     Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows for the years ended December 31:

                                                              2001    2000    1999
                                                              ----    ----    ----
Statutory federal income tax rates..........................  35.0%   35.0%   35.0%
Increase (decrease):
  Investment tax credit.....................................    --    (0.1)   (0.2)
  State income taxes, net of federal benefit................   3.5     5.1     3.6
  Amortization of intangibles...............................   1.6     1.0     1.2
  Merger and integration expenses...........................    --      --     0.7
  Other items...............................................   0.1     0.3     0.8
                                                              ----    ----    ----
Effective income tax rates..................................  40.2%   41.3%   41.1%
                                                              ====    ====    ====

     The significant components of the net deferred income tax liability were as follows at December 31:

                                                               2001      2000
                                                              ------    ------
                                                                 (MILLIONS)
Property, plant and equipment...............................  $698.5    $612.4
Goodwill and other intangibles..............................   (86.9)   (143.0)
Partnership investments.....................................    68.4    (299.8)
Capitalized computer software...............................    68.4      77.6
Unrealized holding gain (loss) on investments...............    (3.0)      0.9
Operating loss carryforwards................................    (5.4)     (7.3)
Other, net..................................................    (5.9)    (27.2)
                                                              ------    ------
                                                               734.1     213.6
Valuation allowance.........................................     3.9       3.4
                                                              ------    ------
  Deferred income taxes.....................................  $738.0    $217.0
                                                              ======    ======

     At December 31, 2001 and 2000, total deferred tax assets were $229.6 million and $678.7 million, respectively, and total deferred tax liabilities were $967.6 million and $895.7 million, respectively. As of December 31, 2001 and 2000, the Company had available tax benefits associated with federal and state operating loss carryforwards of $5.4 million and $7.3 million, respectively, which expire annually in varying amounts to 2012. The valuation allowance primarily represents tax benefits of certain state operating loss carryforwards and other deferred tax assets, which may expire and not be utilized.

12. OTHER COMPREHENSIVE INCOME (LOSS):

     For the Company, other comprehensive income (loss) consists of unrealized holding gains (losses) on its investments in equity securities and foreign currency translation adjustments. The components of other comprehensive income
(loss) were as follows for the years ended December 31:

                                                             2001      2000      1999
                                                            ------    -------    -----
                                                                    (MILLIONS)
Unrealized holding gains (losses) on investments:
  Unrealized holding gains (losses) arising in the
     period...............................................  $(19.3)   $(375.9)   $83.5
  Income tax expense (benefit)............................    (6.5)    (123.2)    11.0
                                                            ------    -------    -----
                                                             (12.8)    (252.7)    72.5
                                                            ------    -------    -----
  Less: reclassification adjustments for gains included in
     net income for the period............................    (2.4)    (562.0)   (43.1)
  Income tax expense......................................     1.0      224.8     15.9
                                                            ------    -------    -----
                                                              (1.4)    (337.2)   (27.2)
                                                            ------    -------    -----
  Net unrealized gains (losses) in the period.............   (21.7)    (937.9)    40.4
  Income tax benefit......................................    (7.5)    (348.0)    (4.9)
                                                            ------    -------    -----
                                                             (14.2)    (589.9)    45.3
                                                            ------    -------    -----
Foreign currency translation..............................    (5.4)       1.0      0.1
                                                            ------    -------    -----
Other comprehensive income (loss) before tax..............   (27.1)    (936.9)    40.5
Income tax benefit........................................    (7.5)    (348.0)    (4.9)
                                                            ------    -------    -----
Other comprehensive income (loss).........................  $(19.6)   $(588.9)   $45.4
                                                            ======    =======    =====

13. LITIGATION-CLAIMS AND ASSESSMENTS:

     In July 1996, the Georgia Public Service Commission (the "Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24.0 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. The Georgia PSC's authority to conduct the rate proceeding was considered first by the Superior Court of Fulton County, Georgia (the "Superior Court") and then by the Georgia Court of Appeals and finally the Georgia Supreme Court. In October 1998, the Georgia Supreme Court ruled that the Georgia PSC had the authority to conduct the rate proceeding. The case was remanded to the Superior Court for it to rule on certain issues that it had not previously decided. In April 1999, the Superior Court vacated and reversed the July 1996 Georgia PSC order and remanded the case with instructions to dismiss. The Georgia PSC appealed the Superior Court's decision.

     In April 2000, ALLTEL signed a settlement agreement with the Georgia PSC to settle this case. As part of the agreement, ALLTEL agreed to accelerate deployment of digital subscriber lines and Internet service to its customers in Georgia and to reduce certain optional local calling plan rates. In addition, ALLTEL agreed to future reductions in funds received from the Georgia Universal Service Fund. These revenue reductions totaled $11.7 million in 2000 and approximately $26.0 million in 2001. In exchange for the Company's commitments, the Georgia PSC agreed to withdraw its appeal of the Superior Court's April 1999 decision. In June 2000, the Georgia Court of Appeals acknowledged that the case had been settled and thus its ruling was moot, but denied the motion to dismiss and reversed the Superior Court's decision. In September 2000, ALLTEL and the Georgia PSC reached a final settlement agreement to resolve all pending litigation involving the two parties. Under terms of the final agreement, ALLTEL issued a one-time credit of about $25 to approximately 450,000 wireline customers in Georgia. The credits, which totaled $11.5 million, were issued during the fourth quarter of 2000, and were recorded as a reduction in wireline operating revenues. These one-time credits were in addition to the other commitments agreed to by ALLTEL under the settlement agreement signed in April 2000, as discussed above.

     The Company is party to various other legal proceedings arising from the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management of the Company does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the future consolidated results of operations or financial condition of the Company.

14. AGREEMENT TO LEASE CELL SITE TOWERS:

     In December 2000, the Company announced the signing of a definitive agreement with American Tower Corporation ("American Tower") to lease up to approximately 2,200 of ALLTEL's cell site towers. Under terms of the 15-year lease agreement, American Tower agreed to pay ALLTEL up to an aggregate of approximately $660.0 million in cash at the commencement of the lease term. American Tower will have the option to purchase the towers for additional consideration at the end of the lease term. With this transaction, American Tower will manage, maintain and remarket the remaining space on the towers, while ALLTEL will continue to own the cell site facilities. ALLTEL will pay American Tower a monthly fee for management and maintenance services for the duration of the agreement amounting to $1,200 per tower per month, subject to escalation not to exceed five percent annually. The Company expects to close on approximately 1,780 towers at the completion of this transaction with American Tower. As of December 31, 2001, the Company had closed on 1,748 towers and received proceeds of $524.4 million. The remaining towers to be closed under this transaction are subject to necessary consents and approvals and should be completed during the first quarter of 2002. Proceeds from this transaction were recorded by ALLTEL as deferred rental income and are recognized as service revenues on a straight-line basis over the lease term. At December 31, 2001, deferred rental income of $506.6 million is included in other liabilities in the accompanying consolidated balance sheets.

15. BUSINESS SEGMENTS:

     ALLTEL disaggregates its business operations based upon differences in products and services. The Company's communications operations consist of its wireless, wireline and emerging businesses segments. Wireless operations include PCS and paging services and are provided in 21 states. The Company's wireline subsidiaries provide primary local service and network access in 15 states. Emerging businesses include the Company's long-distance, local competitive access, Internet access and network management operations. Long-distance and Internet access services are marketed in 24 states. The Company is currently providing local competitive access and network management services in select areas within its geographically focused communications markets. Information services provide information processing, outsourcing services and application software primarily to financial and telecommunications customers. The principal markets for information services' products and services are commercial banks, financial institutions and telecommunications companies in the United States and major international markets. Other operations consist of the Company's product distribution and directory publishing operations. Corporate items include general corporate expenses, headquarters facilities and equipment, investments, goodwill and other special charges and unusual items not allocated to the segments.

     The accounting policies used in measuring segment assets and operating results are the same as those described in Note 1. The special charges and unusual items discussed in Notes 9 and 10 are not allocated to the segments and are included in corporate operations. The Company evaluates performance of the segments based on segment operating income, excluding special charges and unusual items. The Company accounts for intercompany sales at current market prices or in accordance with regulatory requirements.

     Information about the Company's business segments was as follows for the year ended December 31, 2001:

                                                       COMMUNICATIONS
                                        --------------------------------------------
                                                               EMERGING                INFORMATION     OTHER        TOTAL
                                        WIRELESS   WIRELINE   BUSINESSES     TOTAL      SERVICES     OPERATIONS   SEGMENTS
                                        --------   --------   ----------   ---------   -----------   ----------   ---------
Revenues and sales from unaffiliated
  customers:
    Domestic..........................  $3,832.0   $1,696.7     $ 338.6    $ 5,867.3    $  840.9       $370.3     $ 7,078.5
    International.....................        --         --          --           --       163.8           --         163.8
                                        --------   --------     ------     ---------    --------       ------     ---------
                                         3,832.0    1,696.7       338.6      5,867.3     1,004.7        370.3       7,242.3
Intercompany revenues and sales.......        --      116.6       122.9        239.5       318.2        143.6         701.3
                                        --------   --------     ------     ---------    --------       ------     ---------
  Total revenues and sales............   3,832.0    1,813.3       461.5      6,106.8     1,322.9        513.9       7,943.6
                                        --------   --------     ------     ---------    --------       ------     ---------
Operating expenses....................   2,440.6      721.7       381.7      3,544.0       967.8        486.8       4,998.6
Depreciation and amortization.........     572.8      368.3        41.5        982.6       164.5          3.1       1,150.2
Merger and integration expenses and
  other charges.......................        --         --          --           --          --           --            --
                                        --------   --------     -------    ---------    --------       ------     ---------
  Total costs and expenses............   3,013.4    1,090.0       423.2      4,526.6     1,132.3        489.9       6,148.8
                                        --------   --------     ------     ---------    --------       ------     ---------
Operating income (loss)...............     818.6      723.3        38.3      1,580.2       190.6         24.0       1,794.8
Equity earnings in unconsolidated
  partnerships........................      57.0         --          --         57.0          --           --          57.0
Minority interest in consolidated
  partnerships........................     (75.3)        --          --        (75.3)        3.5           --         (71.8)
Other income, net.....................      14.9        5.7         1.3         21.9         8.6           --          30.5
                                        --------   --------     -------    ---------    --------       ------     ---------
  Total non-operating income, net.....      (3.4)       5.7         1.3          3.6        12.1           --          15.7
                                        --------   --------     -------    ---------    --------       ------     ---------
Interest income (expense).............    (254.2)     (53.3)      (27.8)      (335.3)       (7.4)        (1.9)       (344.6)
Gain on disposal of assets and
  other...............................        --         --          --           --          --           --            --
                                        --------   --------     -------    ---------    --------       ------     ---------
Income before income taxes............     561.0      675.7        11.8      1,248.5       195.3         22.1       1,465.9
Income tax expense....................     254.2      251.7         4.6        510.5        79.6          8.6         598.7
                                        --------   --------     -------    ---------    --------       ------     ---------
Income before cumulative effect of
  accounting change...................     306.8      424.0         7.2        738.0       115.7         13.5         867.2
Cumulative effect of accounting
  change..............................        --       19.5          --         19.5          --           --          19.5
                                        --------   --------     -------    ---------    --------       ------     ---------
Net income............................  $  306.8   $  443.5     $   7.2    $   757.5    $  115.7       $ 13.5     $   886.7
                                        ========   ========     =======    =========    ========       ======     =========
Assets................................  $7,323.1   $3,112.9     $ 455.1    $10,891.1    $  910.8       $248.4     $12,050.3
Investments in unconsolidated
  partnerships........................  $  173.3   $     --     $    --    $   173.3    $     --       $   --     $   173.3
Capital expenditures..................  $  716.9   $  326.5     $  61.7    $ 1,105.1    $   97.4       $  8.1     $ 1,210.6


                                        CORPORATE    INTERCOMPANY   CONSOLIDATED
                                        OPERATIONS   ELIMINATIONS      TOTAL
                                        ----------   ------------   ------------
Revenues and sales from unaffiliated
  customers:
    Domestic..........................   $    --      $      --      $ 7,078.5
    International.....................        --             --          163.8
                                         -------      ---------      ---------
                                              --             --        7,242.3
Intercompany revenues and sales.......        --         (344.7)A        356.6
                                         -------      ---------      ---------
  Total revenues and sales............        --         (344.7)       7,598.9
                                         -------      ---------      ---------
Operating expenses....................      20.4         (344.7)A      4,674.3
Depreciation and amortization.........      17.5             --        1,167.7
Merger and integration expenses and
  other charges.......................      92.2             --           92.2
                                         -------      ---------      ---------
  Total costs and expenses............     130.1         (344.7)       5,934.2
                                         -------      ---------      ---------
Operating income (loss)...............    (130.1)            --        1,664.7
Equity earnings in unconsolidated
  partnerships........................        --             --           57.0
Minority interest in consolidated
  partnerships........................        --             --          (71.8)
Other income, net.....................       2.7             --           33.2
                                         -------      ---------      ---------
  Total non-operating income, net.....       2.7             --           18.4
                                         -------      ---------      ---------
Interest income (expense).............      55.7             --         (288.9)
Gain on disposal of assets and
  other...............................     357.6             --          357.6
                                         -------      ---------      ---------
Income before income taxes............     285.9             --        1,751.8
Income tax expense....................     105.6             --          704.3
                                         -------      ---------      ---------
Income before cumulative effect of
  accounting change...................     180.3             --        1,047.5
Cumulative effect of accounting
  change..............................        --             --           19.5
                                         -------      ---------      ---------
Net income............................   $ 180.3      $      --      $ 1,067.0
                                         =======      =========      =========
Assets................................   $ 628.5B     $   (69.8)C    $12,609.0
Investments in unconsolidated
  partnerships........................   $    --      $      --      $   173.3
Capital expenditures..................   $  21.3      $      --      $ 1,231.9

---------------

Notes:
A See "Transactions with Certain Affiliates" in Note 1 for a discussion of intercompany revenues and sales not eliminated in preparing the consolidated financial statements.

B Corporate assets consist of fixed assets ($221.5 million), investments ($36.7 million), goodwill ($95.9 million) and other assets ($274.4 million) not allocated to the segments.

C Elimination of intercompany receivables.

     Information about the Company's business segments was as follows for the year ended December 31, 2000:

                                                       COMMUNICATIONS
                                        --------------------------------------------
                                                               EMERGING                INFORMATION     OTHER        TOTAL
                                        WIRELESS   WIRELINE   BUSINESSES     TOTAL      SERVICES     OPERATIONS   SEGMENTS
                                        --------   --------   ----------   ---------   -----------   ----------   ---------
Revenues and sales from unaffiliated
  customers:
    Domestic..........................  $3,536.6   $1,636.8     $ 315.3     $ 5,488.7    $  853.7       $396.4     $ 6,738.8
    International.....................        --         --          --            --       134.2           --         134.2
                                        --------   --------     -------     ---------    --------       ------     ---------
                                         3,536.6    1,636.8       315.3       5,488.7       987.9        396.4       6,873.0
Intercompany revenues and sales.......        --      109.2        67.3         176.5       292.0        237.8         706.3
                                        --------   --------     -------     ---------    --------       ------     ---------
  Total revenues and sales............   3,536.6    1,746.0       382.6       5,665.2     1,279.9        634.2       7,579.3
                                        --------   --------     -------     ---------    --------       ------     ---------
Operating expenses....................   2,232.5      732.9       359.4       3,324.8       940.8        610.4       4,876.0
Depreciation and amortization.........     443.9      345.2        28.1         817.2       154.1          1.7         973.0
Merger and integration expenses and
  other charges.......................        --         --          --            --          --           --            --
                                        --------   --------     -------     ---------    --------       ------     ---------
  Total costs and expenses............   2,676.4    1,078.1       387.5       4,142.0     1,094.9        612.1       5,849.0
                                        --------   --------     -------     ---------    --------       ------     ---------
Operating income (loss)...............     860.2      667.9        (4.9)      1,523.2       185.0         22.1       1,730.3
Equity earnings in unconsolidated
  partnerships........................     120.5         --          --         120.5          --           --         120.5
Minority interest in consolidated
  partnerships........................     (98.0)        --          --         (98.0)        0.8           --         (97.2)
Other income, net.....................      13.5        5.5         3.2          22.2        18.2           --          40.4
                                        --------   --------     -------     ---------    --------       ------     ---------
  Total non-operating income, net.....      36.0        5.5         3.2          44.7        19.0           --          63.7
                                        --------   --------     -------     ---------    --------       ------     ---------
Interest expense......................    (214.4)     (57.1)      (22.7)       (294.2)       (8.3)        (2.8)       (305.3)
Gain on disposal of assets and
  other...............................        --         --          --            --          --           --            --
                                        --------   --------     -------     ---------    --------       ------     ---------
Income (loss) before income taxes.....     681.8      616.3       (24.4)      1,273.7       195.7         19.3       1,488.7
Income tax expense (benefit)..........     302.7      231.4        (9.4)        524.7        81.7          7.4         613.8
                                        --------   --------     -------     ---------    --------       ------     ---------
Income (loss) before cumulative effect
  of accounting change................     379.1      384.9       (15.0)        749.0       114.0         11.9         874.9
Cumulative effect of accounting
  change..............................     (34.8)      (1.8)         --         (36.6)         --           --         (36.6)
                                        --------   --------     -------     ---------    --------       ------     ---------
Net income (loss).....................  $  344.3    $ 383.1     $ (15.0)    $   712.4    $  114.0       $ 11.9     $   838.3
                                        ========   ========     =======     =========    ========       ======     =========
Assets................................  $7,036.8   $3,124.1     $ 425.9     $10,586.8    $  948.3       $521.2     $12,056.3
Investments in unconsolidated
  partnerships........................  $  231.8   $     --     $    --     $   231.8    $     --       $   --     $   231.8
Capital expenditures..................  $  547.7   $  330.6     $ 146.5     $ 1,024.8    $  118.5       $  5.9     $ 1,149.2


                                        CORPORATE    INTERCOMPANY   CONSOLIDATED
                                        OPERATIONS   ELIMINATIONS      TOTAL
                                        ----------   ------------   ------------
Revenues and sales from unaffiliated
  customers:
    Domestic..........................   $     --      $    --       $ 6,738.8
    International.....................         --           --           134.2
                                         --------      -------       ---------
                                               --           --         6,873.0
Intercompany revenues and sales.......         --       (325.4)A         380.9
                                         --------      -------       ---------
  Total revenues and sales............         --       (325.4)        7,253.9
                                         --------      -------       ---------
Operating expenses....................       22.0       (325.4)A       4,572.6
Depreciation and amortization.........       15.4           --           988.4
Merger and integration expenses and
  other charges.......................       25.4           --            25.4
                                         --------      -------       ---------
  Total costs and expenses............       62.8       (325.4)        5,586.4
                                         --------      -------       ---------
Operating income (loss)...............      (62.8)          --         1,667.5
Equity earnings in unconsolidated
  partnerships........................         --           --           120.5
Minority interest in consolidated
  partnerships........................         --           --           (97.2)
Other income, net.....................        1.8           --            42.2
                                         --------      -------       ---------
  Total non-operating income, net.....        1.8           --            65.5
                                         --------      -------       ---------
Interest expense......................       (5.5)          --          (310.8)
Gain on disposal of assets and
  other...............................    1,928.5           --         1,928.5
                                         --------      -------       ---------
Income (loss) before income taxes.....    1,862.0           --         3,350.7
Income tax expense (benefit)..........      771.5           --         1,385.3
                                         --------      -------       ---------
Income (loss) before cumulative effect
  of accounting change................    1,090.5           --         1,965.4
Cumulative effect of accounting
  change..............................         --           --           (36.6)
                                         --------      -------       ---------
Net income (loss).....................   $1,090.5      $    --       $ 1,928.8
                                         ========      =======       =========
Assets................................   $  428.6B     $(302.9)C     $12,182.0
Investments in unconsolidated
  partnerships........................   $     --      $    --       $   231.8
Capital expenditures..................   $   15.5      $    --       $ 1,164.7

---------------

Notes:
A See "Transactions with Certain Affiliates" in Note 1 for a discussion of intercompany revenues and sales not eliminated in preparing the consolidated financial statements.

B Corporate assets consist of fixed assets ($225.1 million), investments ($44.6 million), goodwill ($99.1 million) and other assets ($59.8 million) not allocated to the segments.

C Elimination of intercompany receivables.

     Information about the Company's business segments was as follows for the year ended December 31, 1999:

                                                       COMMUNICATIONS
                                         -------------------------------------------
                                                                EMERGING               INFORMATION     OTHER       TOTAL
                                         WIRELESS   WIRELINE   BUSINESSES    TOTAL      SERVICES     OPERATIONS   SEGMENTS
                                         --------   --------   ----------   --------   -----------   ----------   --------
Revenues and sales from unaffiliated
  customers:
    Domestic...........................  $3,033.6   $1,621.4     $ 259.8     $4,914.8    $  822.1       $368.8     $6,105.7
    International......................        --         --          --           --       155.3           --        155.3
                                         --------   --------     -------     --------    --------       ------     --------
                                          3,033.6    1,621.4       259.8      4,914.8       977.4        368.8      6,261.0
Intercompany revenues and sales........        --       56.1        10.4         66.5       268.1        211.0        545.6
                                         --------   --------     -------     --------    --------       ------     --------
  Total revenues and sales.............   3,033.6    1,677.5       270.2      4,981.3     1,245.5        579.8      6,806.6
                                         --------   --------     -------     --------    --------       ------     --------
Operating expenses.....................   1,825.6      734.7       260.3      2,820.6       926.1        557.0      4,303.7
Depreciation and amortization..........     359.8      323.7        18.9        702.4       144.1          1.2        847.7
Merger and integration expenses and
  other charges........................        --         --          --           --          --           --           --
                                         --------   --------     -------     --------    --------       ------     --------
  Total costs and expenses.............   2,185.4    1,058.4       279.2      3,523.0     1,070.2        558.2      5,151.4
                                         --------   --------     -------     --------    --------       ------     --------
Operating income (loss)................     848.2      619.1        (9.0)     1,458.3       175.3         21.6      1,655.2
Equity earnings in unconsolidated
  partnerships.........................     105.0         --          --        105.0          --           --        105.0
Minority interest in consolidated
  partnerships.........................    (116.6)        --          --       (116.6)         --           --       (116.6)
Other income, net......................      18.9        6.2         6.6         31.7        17.2          0.5         49.4
                                         --------   --------     -------     --------    --------       ------     --------
  Total non-operating income, net......       7.3        6.2         6.6         20.1        17.2          0.5         37.8
                                         --------   --------     -------     --------    --------       ------     --------
Interest expense.......................    (185.0)     (67.2)      (14.8)      (267.0)       (9.7)        (1.4)      (278.1)
Gain on disposal of assets and other...        --         --          --           --          --           --           --
                                         --------   --------     -------     --------    --------       ------     --------
Income (loss) before income taxes......     670.5      558.1       (17.2)     1,211.4       182.8         20.7      1,414.9
Income tax expense (benefit)...........     285.6      204.7        (6.6)       483.7        75.2          8.0        566.9
                                         --------   --------     -------     --------    --------       ------     --------
Net income (loss)......................  $  384.9   $  353.4     $ (10.6)    $  727.7    $  107.6       $ 12.7     $  848.0
                                         ========   ========     =======     ========    ========       ======     ========
Assets.................................  $4,900.3   $3,171.5     $ 326.7     $8,398.5    $  883.6       $259.4     $9,541.5
Investments in unconsolidated
  partnerships.........................  $  490.8   $     --     $    --     $  490.8    $     --       $   --     $  490.8
Capital expenditures...................  $  355.8   $  352.9     $ 113.2     $  821.9    $   94.6       $  1.0     $  917.5


                                         CORPORATE    INTERCOMPANY   CONSOLIDATED
                                         OPERATIONS   ELIMINATIONS      TOTAL
                                         ----------   ------------   ------------
Revenues and sales from unaffiliated
  customers:
    Domestic...........................   $     --      $    --       $ 6,105.7
    International......................         --           --           155.3
                                          --------      -------       ---------
                                                --           --         6,261.0
Intercompany revenues and sales........         --       (224.0)A         321.6
                                          --------      -------       ---------
  Total revenues and sales.............         --       (224.0)        6,582.6
                                          --------      -------       ---------
Operating expenses.....................       25.1       (224.0)A       4,104.8
Depreciation and amortization..........       14.5           --           862.2
Merger and integration expenses and
  other charges........................       90.5           --            90.5
                                          --------      -------       ---------
  Total costs and expenses.............      130.1       (224.0)        5,057.5
                                          --------      -------       ---------
Operating income (loss)................     (130.1)          --         1,525.1
Equity earnings in unconsolidated
  partnerships.........................         --           --           105.0
Minority interest in consolidated
  partnerships.........................         --           --          (116.6)
Other income, net......................        5.0           --            54.4
                                          --------      -------       ---------
  Total non-operating income, net......        5.0           --            42.8
                                          --------      -------       ---------
Interest expense.......................       (2.1)          --          (280.2)
Gain on disposal of assets and other...       43.1           --            43.1
                                          --------      -------       ---------
Income (loss) before income taxes......      (84.1)          --         1,330.8
Income tax expense (benefit)...........      (19.7)          --           547.2
                                          --------      -------       ---------
Net income (loss)......................   $  (64.4)     $    --       $   783.6
                                          ========      =======       =========
Assets.................................   $1,351.7B     $(119.0)C     $10,774.2
Investments in unconsolidated
  partnerships.........................   $     --      $    --       $   490.8
Capital expenditures...................   $   89.0      $    --       $ 1,006.5

---------------

Notes:
A See "Transactions with Certain Affiliates" in Note 1 for a discussion of intercompany revenues and sales not eliminated in preparing the consolidated financial statements.

B Corporate assets consist of fixed assets ($216.8 million), investments ($1,019.6 million), goodwill ($102.1 million) and other assets ($13.2 million) not allocated to the segments.

C Elimination of intercompany receivables.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. QUARTERLY FINANCIAL INFORMATION -- (UNAUDITED):

                                                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                             ----------------------------------------------------
                                              TOTAL       4TH        3RD        2ND        1ST
                                             --------   --------   --------   --------   --------
                                                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues and sales.........................  $7,598.9   $1,926.8   $1,899.0   $1,920.4   $1,852.7
Operating income...........................  $1,664.7   $  448.5   $  435.4   $  434.8   $  346.0
Income before cumulative effect of
  accounting change........................  $1,047.5   $  231.4   $  221.4   $  218.5   $  376.2
Cumulative effect of accounting change.....      19.5         --         --         --       19.5
                                             --------   --------   --------   --------   --------
Net income.................................   1,067.0      231.4      221.4      218.5      395.7
Preferred dividends........................       0.1         --         --        0.1         --
                                             --------   --------   --------   --------   --------
Net income applicable to common shares.....  $1,066.9   $  231.4   $  221.4   $  218.4   $  395.7
                                             ========   ========   ========   ========   ========
Basic earnings per share:
  Income before cumulative effect of
     accounting change.....................  $   3.36   $    .75   $    .71   $    .70   $   1.20
  Cumulative effect of accounting change...       .06         --         --         --        .06
                                             --------   --------   --------   --------   --------
  Net income...............................  $   3.42   $    .75   $    .71   $    .70   $   1.26
                                             ========   ========   ========   ========   ========
Diluted earnings per share:
  Income before cumulative effect of
     accounting change.....................  $   3.34   $    .74   $    .71   $    .70   $   1.19
  Cumulative effect of accounting change...       .06         --         --         --        .06
                                             --------   --------   --------   --------   --------
  Net income...............................  $   3.40   $    .74   $    .71   $    .70   $   1.25
                                             ========   ========   ========   ========   ========

                                                     FOR THE YEAR ENDED DECEMBER 31, 2000
                                             ----------------------------------------------------
                                              TOTAL       4TH        3RD        2ND        1ST
                                             --------   --------   --------   --------   --------
                                                     (MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues and sales.........................  $7,253.9   $1,898.4   $1,858.5   $1,816.2   $1,680.8
Operating income...........................  $1,667.5   $  404.5   $  411.9   $  445.7   $  405.4
Income before cumulative effect of
  accounting change........................  $1,965.4   $  261.9   $  484.0   $1,003.5   $  216.0
Cumulative effect of accounting change.....     (36.6)        --         --         --      (36.6)
                                             --------   --------   --------   --------   --------
Net income.................................   1,928.8      261.9      484.0    1,003.5      179.4
Preferred dividends........................       0.1         --         --        0.1         --
                                             --------   --------   --------   --------   --------
Net income applicable to common shares.....  $1,928.7   $  261.9   $  484.0   $1,003.4   $  179.4
                                             ========   ========   ========   ========   ========
Basic earnings per share:
  Income before cumulative effect of
     accounting change.....................  $   6.25   $    .84   $   1.54   $   3.18   $    .69
  Cumulative effect of accounting change...      (.12)        --         --         --       (.12)
                                             --------   --------   --------   --------   --------
  Net income...............................  $   6.13   $    .84   $   1.54   $   3.18   $    .57
                                             ========   ========   ========   ========   ========
Diluted earnings per share:
  Income before cumulative effect of
     accounting change.....................  $   6.20   $    .83   $   1.53   $   3.15   $    .68
  Cumulative effect of accounting change...      (.12)        --         --         --       (.12)
                                             --------   --------   --------   --------   --------
  Net income...............................  $   6.08   $    .83   $   1.53   $   3.15   $    .56
                                             ========   ========   ========   ========   ========

---------------

Notes to Quarterly Financial Information:

A. In the fourth quarter of 2001, the Company recorded additional severance of $0.1 million in connection with the restructuring of its product distribution operations and pretax write-downs of $5.6 million in the carrying value of certain cell site equipment to fair value as part of the equipment exchange program initiated in the third quarter of 2001. These charges decreased net income $3.4 million or $.01 per share. (See Note 9.)

B. In the third quarter of 2001, the Company recorded pretax charges of $5.9 million in connection with the restructuring of its information services operations and additional charges incurred in connection with its first quarter 2001 restructuring of its regional communications and corporate operations. The Company also recorded pretax write-downs of $9.5 million in the carrying value of certain cell site equipment to fair value. The write-downs in cell site equipment resulted from the Company's exchange of its existing equipment for new equipment under terms of a product replacement program initiated by a vendor in 2001. These transactions decreased net income $9.3 million or $.03 per share. (See Note 9.)

C. In the second quarter of 2001, the Company recorded a pretax adjustment of $2.4 million to increase the gain recognized on the sale of PCS licenses and a pretax adjustment of $4.4 million to reduce the gain realized upon the dissolution of a wireless partnership initially recorded in the first quarter of 2001. The Company also incurred pretax termination fees of $2.9 million related to the early retirement of long-term debt and recorded additional pretax charges of $2.1 million in connection with its first quarter 2001 restructuring activities. These transactions decreased net income $4.1 million or $.01 per share. (See Notes 9 and 10.)

D. In the first quarter of 2001, the Company recorded a pretax gain of $345.4 million from the sale of PCS licenses, a pretax gain of $13.9 million from the dissolution of a wireless partnership and a pretax gain of $3.2 million from the sale of investments. These transactions increased net income $215.6 million or $.69 per share. Operating income included a pretax charge of $69.0 million incurred in connection with the restructuring of the Company's regional communications, product distribution and corporate operations. These charges decreased net income $40.9 million or $.13 per share. Effective January 1, 2001, the Company changed the accounting for a subsidiary's pension plan. The cumulative effect of this accounting change resulted in a one-time non-cash credit of $19.5 million, net of income tax expense of $13.0 million or $.06 per share. (See Notes 2, 9 and 10.)

E. During the fourth quarter of 2000, the Company recorded pretax gains totaling $85.7 million from the sale of equity securities. The Company also recorded a pretax gain of $35.5 million from the sale of PCS operations. The Company also recorded a pretax adjustment of $5.7 million to decrease the gain recognized from the exchange of wireless properties with Bell Atlantic and GTE initially recorded in the second quarter of 2000. These transactions increased net income $67.0 million or $.22 per share. Operating income included a pretax charge of $1.9 million for branding and signage costs incurred in connection with the acquisition of wireless assets from SBC, partially offset by a $1.1 million reduction in the merger and integration liability related to the Company's September 1999 restructuring of its wireline operations. These charges decreased net income $0.5 million or less than $.01 per share. (See Notes 9 and 10.)

F. In the third quarter of 2000, the Company recorded pretax gains of $476.3 million from the sale of WorldCom common stock, partially offset by a pretax adjustment of $1.4 million to reduce the gain recognized from the wireless property exchanges with Bell Atlantic and GTE. These transactions increased net income $282.3 million or $.90 per share. Operating income included a pretax charge of $11.5 million related to a litigation settlement. Operating income also included a pretax charge of $9.2 million for branding and severance costs incurred in connection with the property exchanges with Bell Atlantic and GTE, partially offset by a $1.5 million reduction in liabilities associated with certain 1999 merger and integration activities. These charges decreased net income $11.6 million or $.04 per share. (See Notes 9, 10 and 13.)

G. During the second quarter of 2000, the Company recorded pretax gains of $1,353.1 million from the exchange of wireless properties with Bell Atlantic and GTE and from the sale of certain PCS assets. In addition, the Company recorded a pretax write-down of $15.0 million on its investment in an Internet access service provider. These transactions increased net income $775.1 million or $2.46 per share. Operating income for the second quarter of 2000 included a pretax charge of $8.8 million for branding and severance costs incurred in connection with the property exchanges with Bell Atlantic and GTE, partially offset by a $2.0 million reduction in the merger and integration liability related to the Company's July 1999 acquisition of Aliant. These charges decreased net income $4.1 million or $.02 per share. (See Notes 9 and 10.)

H. First quarter 2000 operating income included a pretax charge of $10.1 million incurred in connection with certain restructuring activities in the Company's information services business. This charge decreased net income $5.9 million or $.01 per share. (See Note 9.) Effective January 1, 2000, the Company changed its method of recognizing wireless access revenues and certain customer activation fees. The cumulative effect of this accounting change resulted in a one-time non-cash charge of $36.6 million, net of income tax benefit of $23.3 million or $.12 per share. (See Note 2.)

I. In the opinion of management, all adjustments necessary for a fair presentation of results for each period have been included.

17. AGREEMENT TO PURCHASE WIRELINE PROPERTIES:

     On October 31, 2001, ALLTEL signed an agreement with Verizon Communications Inc. ("Verizon") to purchase local telephone properties located in the state of Kentucky. Under terms of the purchase agreement, ALLTEL will acquire approximately 600,000 access lines for $1.9 billion in cash. The acquired wireline properties will overlap ALLTEL's existing wireless service in northeastern Kentucky and will increase the Company's total access lines by approximately 25 percent to more than 3.0 million wireline customers. The transaction is expected to be completed in the third quarter of 2002. Upon the signing of this purchase agreement, ALLTEL paid Verizon a deposit equal to 10 percent of the total purchase price, or $190.7 million, with the balance of the cash payment (net of interest on the $190.7 million deposit) due at the time the transaction is completed. At December 31, 2001, this prepayment is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

                  DIRECTORS AND OFFICERS OF ALLTEL CORPORATION

DIRECTORS                                               OFFICERS
John R. Belk(3,4)                                       Joe T. Ford
  President of Finance, Systems and Operations,         Chairman and Chief Executive Officer
  Belk, Inc., Charlotte, North Carolina

Joe T. Ford(1)                                          Scott T. Ford
  Chairman and Chief Executive Officer                  President and Chief Operating Officer
  of the Company

Scott T. Ford                                           Kevin L. Beebe
  President and Chief Operating Officer                 Group President -- Communications
  of the Company

Dennis E. Foster(1)                                     Michael T. Flynn
  Former Vice Chairman of the Company,                  Group President -- Communications
  Lexington, Kentucky

Lawrence L. Gellerstedt III(2,4)                        Jeffrey H. Fox
  President and Chief Operating Officer,                Group President -- Information Services
  The Integral Group, Atlanta, Georgia

Charles H. Goodman(1,3,5)                               Francis X. Frantz
  Vice President, Henry Crown and Company,              Executive Vice President  -- External Affairs,
  Chicago, Illinois                                     General Counsel and Secretary

Emon A. Mahony Jr.(1,5)                                 Jeffery R. Gardner
  Chairman of the Board,                                Senior Vice President -- Chief Financial Officer
  Arkansas Oklahoma Gas Corporation,
  Fort Smith, Arkansas

John P. McConnell(2,4)                                  John S. Haley
  Chairman and Chief Executive Officer,                 Senior Vice President -- Chief Technology Officer
  Worthington Industries, Inc., Columbus, Ohio

Josie C. Natori(2)                                      Keith A. Kostuch
  Chief Executive Officer, The Natori Company,          Senior Vice President -- Strategic Planning
  New York, New York

Gregory W. Penske(4)                                    Frank A. O'Mara
  President, Penske Automotive Group, Inc.,             Vice President -- Human Resources
  El Monte, California

Frank E. Reed(3,5)                                      David A. Gatewood
  Former Non-Management Chairman of the Board,          Controller
  360(LOGO) Communications Company,
  Philadelphia, Pennsylvania

Fred W. Smith(3)                                        Scott H. Settelmyer
  Chairman of the Board of Trustees,                    Treasurer
  Donald W. Reynolds Foundation,
  Las Vegas, Nevada

Warren A. Stephens
  President and Chief Executive Officer,
  Stephens, Inc., Little Rock, Arkansas

Ronald Townsend(2,5)
  Communications Consultant,
  Jacksonville, Florida

---------------

(1) Executive Committee

(2) Governance Committee

(3) Audit Committee

(4) Compensation Committee

(5) Pension Trust Investment Committee

                              INVESTOR INFORMATION

CORPORATE HEADQUARTERS

   ALLTEL Corporation
   One Allied Drive
   Little Rock, Arkansas 72202
   www.alltel.com.

INVESTOR RELATIONS

    Information requests from investors, security analysts and other members of the investment community should be addressed to:

   Investor Relations Department
   ALLTEL Corporation
   One Allied Drive
   Little Rock, Arkansas 72202
   toll-free 877.4.INFO.AT (877.446.3627)

COMMON STOCK PRICE AND DIVIDEND INFORMATION

Ticker Symbol        AT
Newspaper Listing    ALLTEL

                                     MARKET PRICE
                               ------------------------   DIVIDEND
YEAR                    QTR.    HIGH     LOW     CLOSE    DECLARED
----                    ----   ------   ------   ------   --------
2001                    4th    $65.15   $56.90   $61.73     $.34
                        3rd    $65.15   $54.57   $57.95     $.33
                        2nd    $61.30   $50.01   $61.26     $.33
                        1st    $68.69   $49.43   $52.46     $.33

2000                    4th    $65.63   $50.50   $62.44     $.33
                        3rd    $64.94   $47.75   $52.19     $.32
                        2nd    $70.44   $59.06   $61.94     $.32
                        1st    $82.38   $55.88   $63.06     $.32

    The common stock is listed and traded on the New York and Pacific stock exchanges. The above table reflects the range of high, low and closing prices as reported by Dow Jones & Company, Inc.

    As of December 31, 2001, the approximate number of stockholders of common stock including an estimate for those holding shares in brokers' accounts was 257,015.

INTERNET/TELEPHONE VOTING

    Stockholders of record may vote their proxies via the internet at HTTP://PROXY.GEORGESON.COM or by phone toll-free at 1-877-816-0833. Instructions are shown on the top of your proxy voting card. Stockholders may also consent to electronic delivery of future annual reports and proxy statements.

    If a brokerage firm holds your shares, you also may be eligible to vote via the Internet or by telephone. Consult your broker for voting instructions and to find out if electronic access to annual reports and proxy statements is available to you.

ANNUAL REPORT ON FORM 10-K REQUESTS

    The 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission is available electronically from the Company's web site at www.alltel.com.

TOLL-FREE INVESTOR INFORMATION LINE

    Call 877.4INFO.AT (877.466.3627) for an automatic connection to ALLTEL's investor relations and shareholder services departments, recent news releases, stock quotes and answers to frequently asked questions.

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

    General questions about accounts, stock certificates or dividends should be directed to:

   First Union National Bank
   Customer Service
   1525 West W.T. Harris Blvd. 3C3
   Charlotte, North Carolina 28288-1153
   toll-free 888.243.5445

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

    ALLTEL offers a Dividend Reinvestment and Stock Purchase Plan for registered common stockholders. In addition to reinvesting dividends, the plan allows participants to invest cash toward the purchase of ALLTEL common stock. Additional information about dividend reinvestment may be obtained from the Agent, First Union National Bank.

ELECTRONIC DIVIDEND DEPOSIT

    ALLTEL offers Electronic Dividend Deposit to registered common stockholders. Electronic deposit allows dividend payments to be automatically deposited into a checking or savings account and eliminates the inconvenience of delayed or lost dividend checks. More information about Electronic Dividend Deposit may be obtained from the Agent, First Union National Bank.

FOR THE LATEST NEWS ABOUT ALLTEL, VISIT OUR WEB SITE AT WWW.ALLTEL.COM

    Investor relations information, including stock quotes, charts graphing ALLTEL's stock trading activity, financial reports and SEC filings, recent news releases and company presentations, is available on our Web site at www.alltel.com.

                                                                      APPENDIX B

                               ALLTEL CORPORATION
                               BOARD OF DIRECTORS

                            AUDIT COMMITTEE CHARTER
                     (AS ADOPTED EFFECTIVE APRIL 20, 2000)

Organization

     The Audit Committee (the "Committee") of the Board of Directors of ALLTEL Corporation ("ALLTEL") shall be appointed by the Board of Directors and shall consist of at least three directors, each of whom must be independent of the ALLTEL management and of ALLTEL. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from the ALLTEL management and from ALLTEL. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

     The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility related to ALLTEL's financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, the annual independent audit of ALLTEL's financial statements, and legal compliance and ethics programs as established by the ALLTEL management and the Board of Directors. In so doing, the Committee shall be responsible for maintaining free and open communication among the Committee, ALLTEL's independent auditors, internal auditors, and the ALLTEL management. In discharging its responsibilities, the Committee is empowered to investigate any matter with full access to all books, records, facilities, and personnel of ALLTEL and the power to retain outside professionals for this purpose.

Responsibilities and Processes

     The primary responsibility of the Committee is to oversee ALLTEL's financial reporting process on behalf of the Board of Directors and report the results of these activities to the Board of Directors. The ALLTEL Management is responsible for preparing ALLTEL's financial statements, and ALLTEL's independent auditors are responsible for auditing those financial statements. The Committee believes its policies and procedures in carrying out its responsibilities should be flexible in order to best respond to changing conditions and circumstances.

     The principal recurring processes of the Committee in carrying out its oversight responsibilities are set forth below (with the understanding that the Committee may supplement these processes as appropriate).

     - The Committee shall maintain a clear understanding with ALLTEL's management and ALLTEL's independent auditors that the independent auditors are ultimately accountable to the Board of Directors and the Committee. The Committee shall have the authority and responsibility to select, evaluate and, when appropriate, replace the independent auditors. The Committee shall annually review and recommend to the Board of Directors the selection of ALLTEL's independent auditors.

     - The Committee shall ensure that ALLTEL's independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and ALLTEL. The Committee also shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors and shall recommend that the Board of Directors take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

     - The Committee shall discuss with ALLTEL's internal auditors and ALLTEL's independent auditors the overall scope and plans for their respective audits, including the adequacy of resources dedicated to those audits. The Committee also shall discuss with ALLTEL's management, internal auditors, and independent auditors the adequacy and effectiveness of ALLTEL's accounting and financial controls, including the system to monitor and manage business risk, and ALLTEL's legal and ethical compliance programs. The Committee shall meet separately with ALLTEL's internal auditors and independent auditors, both with and without ALLTEL management present, to discuss the results of the auditors' examinations.

     - The Committee shall review ALLTEL's interim financial statements with ALLTEL's management and independent auditors prior to the filing of ALLTEL's Quarterly Report on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

     - The Committee shall review with ALLTEL's management and independent auditors the financial statements to be included in ALLTEL's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including the independent auditors' judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by ALLTEL's independent auditors under generally accepted auditing standards. The Committee also shall approve the annual audited financial statements and recommend to the Board of Directors whether those financial statements should be included in ALLTEL's Annual Report on Form 10-K.

     - The Committee shall review and reassess this charter at least annually and obtain the approval of the Board of Directors to any changes determined appropriate by the Committee.

     - The Committee shall undertake all further actions and discharge all further responsibilities imposed upon the Committee from time to time by applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

ALLTEL(R)                                2002 ANNUAL MEETING OF STOCKHOLDERS
                                         THURSDAY,APRIL 25,2002
                                         11:00 a.m.local time
                                         ALLTEL Arena
                                         Meeting Room 1B
                                         One ALLTEL Arena Way
                                         (Washington Street Box Office Entrance)
                                         North Little Rock, Arkansas





                    THERE ARE THREE WAYS TO VOTE YOUR PROXY

     TELEPHONE VOTING                         INTERNET VOTING                             VOTING BY MAIL
This method of voting is                 Visit the Internet voting website at       Simply mark, sign and date
available for residents of the           http://proxy.georgeson.com.                your proxy card and return it in
U.S. and Canada. On a touch              Enter the COMPANY NUMBER                   the postage-paid envelope. If
tone telephone, call TOLL                and CONTROL NUMBER                         you are voting by telephone or
FREE 1-877-816-0833, 24                  shown below and follow the                 the Internet, please do not mail
hours a day, 7 days a week.You           instructions on your screen.You            your proxy card.
will be asked to enter ONLY the          will incur only your usual
CONTROL NUMBER shown                     Internet charges. Available until
below. Have your proxy card              5 pm Eastern Time  April  24,
ready, then follow the                   2002.
prerecorded instructions. Your
vote will be confirmed and cast
as you directed.Available until 5
pm Eastern Time April 24,
2002.

                             -------------------                        --------------------
                                COMPANY NUMBER                             CONTROL NUMBER
                             -------------------                        --------------------

                              TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
-------------------------------------------------------------------------------------------------------------------
      PLEASE MARK
 [X]  VOTES AS IN
      THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "AGAINST"
PROPOSAL 2.

------------------------------------------------------------        -------------------------------------------------------
ALLTEL's Board of Directors recommends a vote "FOR"                 ALLTEL's Board of Directors recommends a vote "AGAINST"
Proposal 1.                                                         Proposal 2.
------------------------------------------------------------        -------------------------------------------------------
  1.Election of Directors (see reverse)                               2.Stockholder Proposal - Employment
    For, except vote withheld from the following                        Opportunity Policy
    nominee(s):
                                          FOR      WITHHOLD                               FOR     AGAINST    ABSTAIN
                                         /   /      /   /                                /  /      /  /        /  /
    ____________________________________
------------------------------------------------------------        -------------------------------------------------------


                                                                               DATE:_________________________ , 2002

                                                                               ______________________________

                                                                               ______________________________
                                                                                    SIGNATURE(S)


                                                                               IMPORTANT: Please sign exactly as your name(s)
                                                                               appear(s). When shares are held by joint tenants,
                                                                               both should sign. When signing as attorney,
                                                                               executor, administrator, trustee or guardian,
                                                                               please give full title as such. If a corporation,
                                                                               please sign in full corporate name by President or
                                                                               other authorized officer. If a partnership, please
                                                                               sign in partnership name by authorized person.

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

                               ALLTEL CORPORATION
P          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25,2002
R
    The undersigned hereby appoints Joe T. Ford and Francis X. Frantz, or either
O of them, with full power of substitution, as proxies to vote all of the undersigned's shares of voting stock at the Annual Meeting of Stockholders
X on April 25, 2002, and at any adjournments thereof, in accordance with and as more fully described in the Notice of Annual Meeting and the Proxy
Y   Statement, receipt of which is acknowledged.

           ELECTION OF DIRECTORS, NOMINEES:
           John R. Belk, Charles H. Goodman, Gregory W. Penske, Frank E. Reed, Warren A. Stephens

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.